                                                                  EXHIBIT 10.40


              ----------------------------------------------------

              ----------------------------------------------------


                           THIRD AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT

                                      AMONG

                        ARDEN REALTY LIMITED PARTNERSHIP,
                         A MARYLAND LIMITED PARTNERSHIP,

                                  AS BORROWER,
                                       AND

                     WELLS FARGO BANK, NATIONAL ASSOCIATION,
                          AMSOUTH BANK, BANK ONE, N.A.,
                      DEUTSCHE BANK TRUST COMPANY AMERICAS,
          LEHMAN COMMERCIAL PAPER INC., PNC BANK, NATIONAL ASSOCIATION,
              U.S. BANK NATIONAL ASSOCIATION, WACHOVIA BANK, N.A.,
                       AND, TOGETHER WITH THOSE ASSIGNEES
                        BECOMING PARTIES HERETO PURSUANT
                          TO SECTION 11.20, AS LENDERS,

                     WELLS FARGO BANK, NATIONAL ASSOCIATION,
                AS ADMINISTRATIVE AGENT AND AS SOLE LEAD ARRANGER

                                       AND

                     BANK ONE, N.A. AND WACHOVIA BANK, N.A.,
                             AS DOCUMENTATION AGENTS

                           DATED AS OF AUGUST 9, 2002


              ----------------------------------------------------

              ----------------------------------------------------

                                TABLE OF CONTENTS


                                                                                                                Page
                                                                                                                ----
ARTICLE 1 DEFINITIONS.............................................................................................1

         1.1.     Certain Defined Terms...........................................................................1
         1.2.     Computation of Time Periods....................................................................30
         1.3.     Terms..........................................................................................30

ARTICLE 2 ADVANCES...............................................................................................30

         2.1.     Loan Advances and Repayment....................................................................30
         2.2.     Authorization to Obtain Advances...............................................................41
         2.3.     Lenders' Accounting............................................................................41
         2.4.     Interest on the Advances.......................................................................41
         2.5.     Fees...........................................................................................46
         2.6.     Payments.......................................................................................47
         2.7.     Notice of Increased Costs......................................................................48
         2.8.     Voluntary Termination or Reduction of Commitment...............................................48
         2.9.     Optional Increase to the Commitment............................................................49

ARTICLE 3 CONDITIONS TO ADVANCES.................................................................................50

         3.1.     Conditions to Effectiveness; Initial Advances..................................................50
         3.2.     Conditions Precedent to All Advances...........................................................52

ARTICLE 4 REPRESENTATIONS AND WARRANTIES.........................................................................53

         4.1.     Representations and Warranties as to Borrower, Etc.............................................53
         4.2.     Representations and Warranties as to the REIT..................................................58

ARTICLE 5 REPORTING COVENANTS....................................................................................61

         5.1.     Financial Statements and Other Financial and Operating Information.............................61
         5.2.     Environmental Notices..........................................................................66
         5.3.     Confidentiality................................................................................67
         5.4.     Annual Evidence of Insurance...................................................................67

ARTICLE 6 AFFIRMATIVE COVENANTS..................................................................................67

         6.1.     With Respect to Borrower:......................................................................67
         6.2.     With Respect to the REIT:......................................................................69

ARTICLE 7 NEGATIVE COVENANTS.....................................................................................71

         7.1.     With Respect to all Parties....................................................................71
         7.2.     Amendment of Constituent Documents.............................................................73
         7.3.     REIT Directors.................................................................................73
         7.4.     Management.....................................................................................73
         7.5.     Margin Regulations.............................................................................73
         7.6.     Organization of Borrower; Etc..................................................................73
         7.7.     With Respect to the REIT:......................................................................73

ARTICLE 8 FINANCIAL COVENANTS....................................................................................74

         8.1.     Tangible Net Worth.............................................................................75

                                TABLE OF CONTENTS



         8.2.     Maximum Total Liabilities to Gross Asset Value.................................................75
         8.3.     Minimum Interest Coverage Ratio................................................................75
         8.4.     Minimum Fixed Charge Coverage Ratio............................................................75
         8.5.     Minimum Unencumbered Pool......................................................................75
         8.6.     Minimum Unsecured Interest Expense Coverage....................................................75
         8.7.     Distributions..................................................................................75
         8.8.     Investments; Asset Mix.........................................................................76
         8.9.     Secured Debt...................................................................................77

ARTICLE 9 EVENTS OF DEFAULT; RIGHTS AND REMEDIES.................................................................77

         9.1.     Events of Default..............................................................................77
         9.2.     Rights and Remedies............................................................................79
         9.3.     Rescission.....................................................................................81

ARTICLE 10 AGENCY PROVISIONS.....................................................................................81

         10.1.    Appointment....................................................................................81
         10.2.    Nature of Duties...............................................................................81
         10.3.    Disbursements of Advances......................................................................82
         10.4.    Distribution and Apportionment of Payments.....................................................84
         10.5.    Rights, Exculpation, Etc.......................................................................87
         10.6.    Reliance.......................................................................................87
         10.7.    Indemnification................................................................................87
         10.8.    Administrative Agent Individually..............................................................87
         10.9.    Successor Administrative Agent; Resignation of Administrative Agent; Removal of Administrative
                  Agent..........................................................................................88
         10.10.   Consent and Approvals..........................................................................88
         10.11.   Certain Agency Provisions Relating to Enforcement..............................................90
         10.12.   Ratable Sharing................................................................................90
         10.13.   Delivery of Documents..........................................................................91
         10.14.   Notice of Events of Default....................................................................91
         10.15.   Documentation Agents...........................................................................91

ARTICLE 11 MISCELLANEOUS.........................................................................................92

         11.1.    Expenses.......................................................................................92
         11.2.    Indemnity......................................................................................93
         11.3.    Change in Accounting Principles and "Funds from Operations" Definition.........................93
         11.4.    Amendments and Waivers.........................................................................94
         11.5.    Independence of Covenants......................................................................95
         11.6.    Notices and Delivery...........................................................................95
         11.7.    Survival of Warranties, Indemnities and Agreements.............................................96
         11.8.    Failure or Indulgence Not Waiver: Remedies Cumulative..........................................96
         11.9.    Payments Set Aside.............................................................................96
         11.10.   Severability...................................................................................96
         11.11.   Headings.......................................................................................96
         11.12.   Governing Law; Waiver..........................................................................97
         11.13.   Limitation of Liability........................................................................97

                                TABLE OF CONTENTS


         11.14.   Successors and Assigns.........................................................................97
         11.15.   Consent to Jurisdiction and Service of Process; Waiver of Jury Trial...........................97
         11.16.   Counterparts; Effectiveness; Inconsistencies...................................................98
         11.17.   Performance of Obligations.....................................................................98
         11.18.   Construction...................................................................................98
         11.19.   Entire Agreement ..............................................................................98
         11.20.   Assignments and Participations.................................................................98


Exhibits:
         A        -        Form of Assignment and Assumption
         B-1      -        Form of Bid Advance  Note
         B-2      -        Form of Competitive Bid Request
         B-3      -        Form of Competitive Bid
         C        -        Form of Compliance Certificate
         D        -        Form of Fixed Rate Notice
         E        -        Form of Guaranty
         F        -        Form of Note
         G        -        Form of Notice of Borrowing
         H-1      -        Form of REIT Solvency Certificate
         H-2      -        Form of Borrower Solvency Certificate

Schedules:
         1.1      -        Pro Rata Shares of Lenders
         2.1(e)   -        Adjusting Purchase Payments
         2.2      -        Employees Authorized to Sign Notices of Borrowing
         4.1(c)   -        Non-REIT Ownership of Borrower
         4.1(j)   -        Litigation Disclosure
         4.1(s)   -        Environmental Disclosure
         4.1(v)   -        Management Agreements
         4.2(l)   -        ERISA Benefit Plans
         8.5      -        Unencumbered Assets

                                                                Loan No. 9188ZL


                           THIRD AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT

        THIS THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of August 9, 2002 (as amended, supplemented or modified from time to time, this "Agreement"), is made and entered into by and among ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Borrower"), each of the Lenders, as hereinafter defined, WELLS FARGO BANK, NATIONAL ASSOCIATION ("Wells Fargo"), as Administrative Agent and Sole Lead Arranger, and Bank One, N.A. and Wachovia Bank, N.A., as Documentation Agents.

                                    RECITALS

           (a) Pursuant to the Prior Credit Agreement, the Prior Lenders made the Prior Loan to Borrower.

           (b) Effective as of the Closing Date, Commerzbank AG, New York Branch and Grand Cayman Branch, Dresdner Bank AG, New York Branch and Grand Cayman Branch, Fleet National Bank and JPMorgan Chase will no longer be Lenders and U.S. Bank and AmSouth Bank will become Lenders.

           (c) Borrower, the Lenders and Administrative Agent desire to amend and restate the Prior Credit Agreement and certain of the Prior Loan Documents, all as more particularly set forth below.

           NOW, THEREFORE, Borrower, the Lenders and Administrative Agent do hereby amend and restate the Prior Credit Agreement as follows:

                                   ARTICLE 1
                                   DEFINITIONS

        1.1. Certain Defined Terms. The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

           "Absolute Rate" means the fixed rate at which a Lender offers to make an Absolute Rate Bid Advance to Borrower in response to a Competitive Bid Request.

           "Absolute Rate Auction" means the submission by one or more of the Lenders of Competitive Bids for Absolute Rate Bid Advances pursuant to Section 2.1(a)(ii)(C)(3).

           "Absolute Rate Bid Advances" means Bid Advances made on the basis of an Absolute Rate.

           "Accountants" means (i) Ernst & Young LLP, or (ii) any other firm of certified public accountants of recognized national standing selected by Borrower and acceptable to Administrative Agent.

           "Acquisition Price" means the aggregate purchase price for an asset, including bona fide purchase money financing provided by the seller and all other Indebtedness encumbering such asset at the time of acquisition.

           "Administrative Agent" means Wells Fargo in its capacity as administrative agent for the Lenders under this Agreement, and any successor administrative agent appointed pursuant hereto.

           "Advance" means any advance made or to be made to Borrower pursuant to Article 2, and includes each Base Rate Advance, each LIBOR Advance, each Swing Line Advance and each Bid Advance.

           "Affiliates" as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise, or (b) the ownership of ten percent (10%) or more of the outstanding general partnership or other ownership interests of such Person.

           "Agreement" shall have the meaning set forth in the first paragraph hereof.

           "Applicable Facility Fee Rate" means, for each Fiscal Quarter in respect of which Borrower is required to pay the Facility Fee pursuant to
Section 2.5(b) the rate set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level as of the last day of such Fiscal Quarter:


             Applicable                              Applicable
            Pricing Level                        Facility Fee Rate
            -------------                        -----------------
                  I                                     15.00
                 II                                     20.00
                 III                                    20.00
                 IV                                     40.00


           "Applicable LIBOR Rate Margin" means, for each Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:


             Applicable
            Pricing Level                             Margin
            -------------                             ------
                   I                                   80.00
                  II                                   90.00
                  III                                 100.00
                  IV                                  125.00

           "Applicable Pricing Level" means (a) for the First Pricing Period, Pricing Level III and (b) for each Pricing Period thereafter, the pricing level set forth below, as applicable, either (i) if Borrower did not deliver a Rating Notice to Administrative Agent as required by Section 6.1(j), below, Level IV, or (ii) if Administrative Agent did receive a Rating Notice, the Pricing Level opposite Borrower's Long-Term Unsecured Senior Debt Rating as of the date of Administrative Agent's receipt of such Rating Notice as determined by Administrative Agent:


                                              Borrower's Long-Term
          Pricing Level                   Unsecured Senior Debt Rating
          -------------                 ---------------------------------
               I                        Equal to or higher than BBB+/Baal
              II                        BBB/Baa2
              III                       BBB-/Baa3
              IV                        Lower than BBB-/Baa3 or No Rating

"Borrower's Long-Term Unsecured Senior Debt Rating" means either: (i) the lower of such rating as set by Standard & Poor's and as set by any one of Moody's Investors Service, Inc., Duff and Phelps, Fitch Investors Service, Inc. or another nationally-recognized rating agency acceptable to Administrative Agent; or (ii) if Borrower receives more than two ratings of its long-term unsecured senior Debt that are not equivalent, the average of the two lowest such ratings (or if such two lowest ratings cannot be averaged, the lower of such two lowest ratings), provided that at least one of such ratings is from either Moody's Investors Service, Inc. or Standard & Poor's.

           "Applicable Swing Line Advance Margin" means, for each Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:


            Applicable                                   Margin
          Pricing Level                  (to be deducted, per Section 2.4(a))
          -------------                  ------------------------------------
                I                                         150.00
               II                                         125.00
               III                                        100.00
               IV                                           0.00

           "Assignment and Assumption" means an Assignment and Assumption Agreement in the form of Exhibit A hereto (with blanks appropriately filled in) delivered to Administrative Agent in connection with each assignment of a Lender's interest under this Agreement pursuant to Section 11.20.

           "Base Rate" means, on any day, the higher of (a) the rate of interest per annum established from time to time by Administrative Agent at its principal office in San Francisco, California, and designated as its prime rate as in effect on such day and (b) the Federal Funds Rate in effect on such day plus one-half of one percent (0.5%) per annum.

           "Base Rate Advance" means an Advance bearing interest at the Base
Rate.

           "Benefit Plan" means any employee pension benefit plan as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan) in respect of which the REIT or an ERISA Affiliate thereof is, or within the immediately preceding five
(5) years was, an "employer" as defined in Section 3(5) of ERISA.

           "Bid Advance" means an Advance by a Lender pursuant to the Bid Facility, which may be either an Absolute Rate Bid Advance or a Fixed Rate Bid Advance.

           "Bid Advance Limit" means the lesser of (i) One Hundred Fifty Five Million Dollars ($155,000,000) or (ii) fifty percent (50%) of the Commitment.

           "Bid Advance Note" means a promissory note made by Borrower payable to the order of any Lender, in the amount of the lesser of (i) the Bid Advance Limit or (ii) the aggregate amount of the Bid Advances from time to time outstanding to such Lender, which note is substantially in the form of Exhibit B-1, as amended from time to time.

           "Bid Facility" means the credit facility for the requesting and making of Bid Advances described in Section 2.1(a)(ii).

           "Borrower" means Arden Realty Limited Partnership, a Maryland limited partnership.

           "Business Day" means (a) with respect to any Advance, payment or rate determination of LIBOR Advances, a day, other than a Saturday or Sunday, on which

Administrative Agent is open for business in San Francisco and on which dealings in Dollars are carried on in the London interbank market, and (b) for all other purposes any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California, or is a day on which banking institutions located in California are required or authorized by law or other governmental action to close.

           "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

           "Capital Lease Obligations" means all monetary obligations of a Person under any Capital Lease.

           "Capitalized Loan Fees" means, with respect to the REIT and any Consolidated Entity, and with respect to any period, (a) any up-front, closing or similar fees paid by such Person in connection with the incurring or refinancing of Indebtedness during such period and (b) all other costs incurred in connection with the incurring or refinancing of Indebtedness during such period, including, without limitation, appraisal fees paid to lenders, costs and expenses incurred in connection with Swap Agreements, phase 1 environmental report review fees paid to lenders and legal fees, in each of the foregoing cases, that are capitalized on the balance sheet of such Person and amortized over the term of such Indebtedness.

           "Capital Stock" means, with respect to any Person, all (i) shares, interests, participations or other equivalents (howsoever designated) of capital stock or partnership or other equity interests of such Person and (ii) rights (other than debt securities convertible into capital stock or other equity interests), warrants or options to acquire any such capital stock or partnership or other equity interests of such Person. The term "Capital Stock" includes the Partnership Units of Borrower.

           "Carryover Principal Balance" means $161,350,000, which is the outstanding principal balance of the Prior Loan as of the date of this Agreement.

           "Cash" means, when used in connection with any Person, all monetary and nonmonetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied. "Cash" shall not include tenant deposits.

           "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof;
(b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of Standard & Poor's, Moody's Investors Service, Inc., Duff and Phelps, or Fitch Investors Service, Inc. (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as may be acceptable to Administrative Agent) and not listed for possible down-grade in Credit Watch published by Standard & Poor's;

(c) commercial paper, other than commercial paper issued by Borrower or any of its Affiliates, maturing no more than ninety (90) days after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either Standard & Poor's, or Moody's Investors Service, Inc. (or, if at any time neither Standard & Poor's, nor Moody's Investors Service, Inc. shall be rating such obligations, then the highest rating from such other nationally recognized rating services as may be acceptable to Administrative Agent); and (d) domestic and Eurodollar certificates of deposit or time deposits or bankers' acceptances maturing within ninety (90) days after the date of acquisition thereof, overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments issued, in each case, by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada which at the time of acquisition (A) has (or, in the case of a bank which is a subsidiary, such bank's parent has) a rating of its senior unsecured debt obligations of not less than Baa-2 by Moody's Investors Service, Inc. or a comparable rating by a rating agency acceptable to Administrative Agent and (B) has total assets in excess of Ten Billion Dollars ($10,000,000,000).

           "City National Bank Loan" means revolving loans made by City National Bank to Borrower pursuant to the terms of that certain Loan Agreement dated March 12, 1997 between Borrower and City National Bank, as amended, supplemented or modified, from time to time, provided that the maximum committed principal amount thereunder shall in no event exceed $20,000,000.

           "Closing Date" means the date on which the applicable conditions contained in Sections 3.1 and 3.2 are satisfied or waived. Within five (5) Business Days of the occurrence thereof Administrative Agent shall deliver written notice to Borrower and the Lenders confirming the date on which the Closing Date occurred.

           "CMBS Entities" means, collectively, Arden Realty Finance, Inc., a California corporation, which is a wholly-owned subsidiary corporation of the REIT, Arden Realty Finance Partnership, L. P., a California limited partnership, with respect to which limited partnership Arden Realty Finance, Inc., is the sole general partner and Borrower is a limited partner, Arden Realty Finance II, Inc., a Maryland corporation, which is a wholly-owned subsidiary corporation of the REIT, Arden Realty Finance III LLC, a Delaware limited liability company, which is wholly owned by Borrower, Arden Realty Finance IV LLC, a Delaware limited liability company, which is wholly owned by Borrower, Activity Business Center Limited Partnership, a Delaware limited partnership, with respect to which limited partnership Arden Realty Finance II, Inc., is the sole general partner and Borrower is the sole limited partner, 145 South Fairfax, LLC, a California limited liability company, which is owned ninety-nine percent (99%) by Borrower and one percent (1%) by the REIT, Arden Realty Finance V LLC, a Delaware limited liability company, which is wholly owned by Borrower, and Arden Realty Finance VI LLC, a Delaware limited liability company, which is wholly owned by Borrower.

           "Code" means the Internal Revenue Code of 1986, as amended from time to time.

           "Commission" means the Securities and Exchange Commission.

           "Commitment" means, subject to Sections 2.7, 2.8 and 2.9, $310,000,000. As of the Closing Date, the respective Pro Rata Shares of the Lenders with respect to the Commitment are set forth in Schedule 1.1.

           "Competitive Bid" means an offer by a Lender to make a Bid Advance in response to a Competitive Bid Request, substantially in the form of Exhibit B-3.

           "Competitive Bid Request" means a notice, in substantially the form of Exhibit B-2, requesting that the Lenders submit Competitive Bids.

           "Compliance Certificate" means a certificate in the form of Exhibit C hereto delivered to Administrative Agent by Borrower pursuant to Section 5.1(d) or other provision of this Agreement and covering compliance with the covenants contained in Section 7.3 and Article 8.

           "Consolidated Entity" means, collectively, (i) Borrower and (ii) any other Person the accounts of which are consolidated with those of the REIT in the consolidated financial statements of the REIT in accordance with GAAP.

           "Construction in Progress" means land on which Borrower has commenced, and is diligently proceeding with, the construction of an Office Property. If, after Borrower has commenced the construction of an Office Property, such construction ceases for forty-five (45) or more consecutive days, such land shall cease to be Construction in Progress and shall become Land until Borrower starts construction of the Office Property again. Additionally, for purposes of testing Gross Asset Value, land shall cease to be considered Construction in Progress on the earlier of the last day of the fiscal quarter in which a certificate of occupancy or other applicable government permit is issued with respect thereto or the last day of the fiscal quarter in which such land produces revenue.

           "Contaminant" means any pollutant (as that term is defined in 42 U.S.C. 9601(33)) or toxic pollutant (as that term is defined in 33 U.S.C. 1362(13)), hazardous substance (as that term is defined in 42 U.S.C. 9601(14)), hazardous chemical (as that term is defined by 29 CFR Section 1910.1200(c)), toxic substance, hazardous waste (as that term is defined in 42 U.S.C. 6903(5)), radioactive material, special waste, petroleum (including crude oil or any petroleum-derived substance, waste, or breakdown or decomposition product thereof), any constituent of any such substance or waste, including, but not limited to, polychlorinated biphenyls and asbestos, or any other substance or waste deleterious to the environment the release, disposal or remediation of which is now or at any time becomes subject to regulation under any Environmental Law.

           "Contractual Obligation" as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, lease, contract, undertaking, document or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting such Person or any of its properties).

           "Contribution Agreement" means (i) that certain Contribution Agreement made as of June 11, 1997, by and among the Borrower, Arden Realty Finance Partnership, L. P., a

California limited partnership and Arden Realty Finance, Inc., a California corporation, and (ii) any other contribution agreement between Borrower and a CMBS Entity on substantially similar terms as the Contribution Agreement described in the foregoing clause (i) and approved by Administrative Agent. Borrower shall deliver to Administrative Agent a copy of each Contribution Agreement entered into after the date of this Agreement.

           "Court Order" means any judgment, writ, injunction, decree, rule or regulation of any court or Governmental Authority binding upon the Person in question.

           "Debt" means, with respect to any Person, without duplication, the principal amount of (a) its liabilities for borrowed money, (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable in the ordinary course of business, but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any property), (c) its Capitalized Lease Obligations, (d) any liabilities for borrowed money secured by a Lien with respect to any property owned by such Person (whether or not it is assumed by such Person or such Person otherwise becomes liable for such liabilities), (e) all liabilities with respect to any unreimbursed draws on letters of credit, (f) any guaranty of such Person with respect to any of the foregoing, and (g) the termination liability under any Swap Agreement.

           "Debt Service" means, for any period, Interest Expense for such period plus scheduled principal amortization (excluding any balloon or bullet payment due at maturity) for such period on all Debt of the REIT and the Consolidated Entities and on the REIT's and each Consolidated Entity's pro rata share of all Debt of each Unconsolidated Joint Venture. For purposes of the foregoing definition, the REIT's and such Consolidated Entity's pro rata share of such Debt shall be deemed to be equal to the product of (i) such Debt, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Unconsolidated Joint Venture held by the REIT or such Consolidated Entity, expressed as a decimal. For purposes of the preceding sentence, the term "Capital Stock" shall not include the interests described in clause (ii) of the definition of "Capital Stock".

           "Defaulting Lender" means any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation or, if no time frame is specified, if such failure or refusal continues for a period of five (5) Business Days after notice from Administrative Agent.

           "Depreciation and Amortization Expense" means (without duplication), for any period, the sum for such period of (i) total depreciation and amortization expense, whether paid or accrued, of the REIT and the Consolidated Entities, plus (ii) the REIT's and each Consolidated Entity's pro rata share of depreciation and amortization expenses of Unconsolidated Joint Ventures. For purposes of this definition, the REIT's and such Consolidated Entity's pro rata share of depreciation and amortization expense of any Unconsolidated Joint Venture shall be deemed equal to the product of (i) the depreciation and amortization expense of such Unconsolidated Joint Venture, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Unconsolidated Joint Venture held by the REIT or such Consolidated Entity, expressed as a decimal. For purposes of the preceding sentence, the term "Capital Stock" shall not include the interests described in clause (ii) of the definition of "Capital Stock".

           "Designated Market" means, with respect to any LIBOR Advance, the London interbank LIBOR market or such other interbank LIBOR market as may be designated in writing from time to time by the Requisite Lenders.

           "Disqualified Stock" means any capital stock, warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible, or exchangeable, for capital stock), which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable prior to the Maturity Date, pursuant to a sinking fund obligation or otherwise, or is or may be redeemable at the option of the holder thereof, in whole or in part, prior to the Maturity Date. Borrower's Partnership Units shall not be considered Disqualified Stock.

           "Documentation Agents" mean Bank One, N.A. and Wachovia Bank, N.A., and/or such other Lender as is hereafter designated in writing by the Administrative Agent to serve as a Documentation Agent hereunder (subject to Section 10.15 hereof).

           "DOL" means the United States Department of Labor and any successor department or agency.

           "Dollars" and "$" means the lawful money of the United States of America.

           "EBITDA" means, for any period, Net Income, plus (without duplication) (a) Interest Expense, (b) Tax Expense, (c) Depreciation and Amortization Expense less (d) that portion of Net Income attributable to any Unconsolidated Joint Venture to the extent not actually received by the REIT or any Consolidated Entity, in each case for such period.

           "Environmental Laws" has the meaning set forth in Section 4.1(s).

           "Environmental Lien" means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

           "ERISA Affiliate" means, with respect to any Person, any (a) corporation which is, becomes, or is deemed to be a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person, (b) partnership, trade or business (whether or not incorporated) which is, becomes or is deemed to be under common control (within the meaning of Section 414(c) of the Code) with such Person, (c) solely for purposes of potential liability under

Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, Person which is, becomes or is deemed to be a member of the same "affiliated service group" (as defined in Section 414(m) of the Code) as such Person, or (d) solely for purposes of potential liability under Section 302(c)(11) of ERISA and
Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, other organization or arrangement described in Section 414(o) of the Code which is, becomes or is deemed to be required to be aggregated pursuant to regulations issued under Section 414(o) of the Code with such Person pursuant to Section 414(o) of the Code.

           "Event of Default" means any of the occurrences so defined in Article 9.

           "Facility Fee" has the meaning set forth in Section 2.5(b).

           "FDIC" means the Federal Deposit Insurance Corporation or any successor thereto.

           "Federal Funds Rate" means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board of New York (including any such successor, "H.15(519)") for such date opposite the caption "Federal Funds (Effective)". If on any relevant date the appropriate rate for such date is not yet published in H.15(519), the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 A.M. (New York City time) on that date by each of three leading brokers of Federal Funds transactions in New York City selected by Administrative Agent. For purposes of this Agreement, any change in the Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

           "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any governmental authority succeeding to its functions.

           "FIRREA" means the Financial Institutions Recovery, Reform and Enforcement Act of 1989, as amended from time to time.

           "First Pricing Period" means the period commencing on the Closing Date and ending on (and including) the date occurring three (3) Business Days after Administrative Agent receives the first Rating Notice from Borrower.

           "Fiscal Quarter" means each three-month period ending on March 31, June 30, September 30 and December 31.

           "Fiscal Year" means the fiscal year of Borrower which shall be the twelve (12) month period ending on the last day of December in each year.

           "Fixed Charge Coverage Ratio" means, at any time, the ratio of (i) EBITDA for the Fiscal Quarter then most recently ended, to (ii) the sum of (a) Fixed Charges for such period and (b) preferred dividend payments for such period.

           "Fixed Charges" means, for any period, the sum of the amounts for such period of (i) scheduled payments of principal of Debt of the REIT and the Consolidated Entities (other than any payment of the entire unpaid balance of any such Debt at its final maturity or balloon payment, referred to herein as a "bullet payment"), (ii) the REIT's and each Consolidated

Entity's pro rata share of scheduled payments of principal of Debt of Unconsolidated Joint Ventures (other than bullet payments) that does not otherwise constitute Debt of and is not otherwise recourse to the REIT or such Consolidated Entity or their assets, (iii) Interest Expense, (iv) an amount equal to $0.3125 per quarter, multiplied by the weighted average gross leasable area, measured in square feet and weighted by acquisition date, of all Real Properties held by the REIT or any of the Consolidated Entities, (v) the REIT's and each Consolidated Entity's pro rata share of an amount equal to the product (the "Clause (v) Product") of $0.3125 per quarter, multiplied by the weighted average gross leasable area, measured in square feet and weighed by acquisition date, of all Real Properties held by Unconsolidated Joint Ventures and (vi) Tax Expense, in each case, at the end of such period. For purposes of clause (ii), the REIT's and such Consolidated Entity's pro rata share of payments by any Unconsolidated Joint Venture shall be deemed equal to the product of (a) the payments made by such Unconsolidated Joint Venture, multiplied by (b) the percentage of the total outstanding Capital Stock of such Unconsolidated Joint Venture held by the REIT or such Consolidated Entity, expressed as a decimal. For purposes of clause (v), the REIT's and such Consolidated Entity's pro rata share of the Clause (v) Product shall be deemed equal to the product of (a) the Clause (v) Product, multiplied by (b) the percentage of the total outstanding Capital Stock of such Unconsolidated Joint Ventures held by the REIT or such Consolidated Entity, expressed as a decimal. For the purposes of the two immediately preceding sentences, the term "Capital Stock" shall not include the interests described in clause (ii) of the definition of "Capital Stock".

           "Fixed Rate Auction" means the submission by one or more of the Lenders of Competitive Bids for Fixed Rate Bid Advances pursuant to Section 2.1(a)(ii)(C)(3).

           "Fixed Rate Bid Advances" means Advances made on the basis of the LIBOR Bid Margin.

           "Fixed Rate Notice" means, with respect to a LIBOR Advance pursuant to Section 2.1(a)(i)(B), a notice substantially in the form of Exhibit D.

           "Fixed Rate Period" means, with respect to a Bid Advance, the term of such Bid Advance.

           "Fixed Rate Price Adjustment" has the meaning given to such term in
Section 2.4(j)(iii).

           "Funding Date" means, with respect to any Advance, the date of the funding of such Advance.

           "Funds from Operations" shall be interpreted consistently with the NAREIT Definition and, subject to Section 11.3, shall mean, for any period, net income or loss computed in accordance with GAAP excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property plus real estate-related depreciation and after adjustment for Unconsolidated Joint Ventures. (Adjustments for Unconsolidated Joint Ventures shall be calculated to reflect funds from operations on the same basis.).

           "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified

Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

           "Governmental Authority" means any nation or government, any federal, state, local, municipal or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

           "Gross Asset Value" means, as of the date of determination, the sum of (without duplication):

           (i) (x) the product of EBITDA of the REIT and the Consolidated Entities for the fiscal period consisting of the Fiscal Quarter most recently ended (less EBITDA attributable to Real Property acquired during such Fiscal Quarter from persons other than Borrower or Affiliates of Borrower), multiplied by four (4), divided by (y) nine and one-quarter percent (9.25%);

           (ii) Cash and Cash Equivalents held by the REIT and the Consolidated Entities on the last day of such most recently ended Fiscal Quarter;

           (iii) the book value of all Land held by the REIT and the Consolidated Entities on the last day of such most recently ended Fiscal Quarter;

           (iv) the book value of all Construction in Progress held by the REIT and the Consolidated Entities on the last day of such most recently ended Fiscal Quarter; and

           (v) except to the extent included in subsection (iii) or (iv) above, one hundred percent (100%) of the Acquisition Price for Real Property acquired by the REIT and the Consolidated Entities (from persons other than Borrower or Affiliates of Borrower) during such Fiscal Quarter.

           "Guaranty" means a guaranty of payment in the form of Exhibit E.

           "Guaranty Obligation" means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Guaranty Obligation shall be deemed to be zero unless and until the amount thereof has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should be) quantified and reflected or disclosed in the consolidated financial statements (or notes thereto) of such Person.

           "Indebtedness" means, as to any Person (without duplication), (a) all indebtedness, obligations or other liabilities of such Person for borrowed money, whether or not subordinated and whether with or without recourse beyond any collateral security, (b) all indebtedness, obligations or other liabilities of such Person evidenced by Securities or other similar instruments, (c) all reimbursement obligations and other liabilities of such Person with respect to letters of credit or banker's acceptances issued for such Person's account, (d) all obligations of such Person to pay the deferred purchase price of Property or services, (e) the principal portion of Capital Lease Obligations of such Person set forth in the financial statements of such Person and, with respect to each operating lease, including all ground leases to the extent not treated as Capital Leases, the present value of all rental payments due over the remaining term of such lease (using a discount rate of ten percent (10%)), provided, however, that, to the extent any ground lease payment has been deducted in determining Net Income, then such present value shall not be counted as Indebtedness in calculating the ratio set forth in Section 8.2, (f) all Guaranty Obligations of such Person, (g) all Contractual Obligations of such Person, (h) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of, such Person (including, without limitation, the principal amount of any assessment or similar indebtedness encumbering any property), (i) all indebtedness, obligations or other liabilities (other than interest expense liability) in respect of foreign currency exchange agreements, (j) ERISA obligations currently due and payable, (k) as applied to the REIT and the Consolidated Entities, all indebtedness, obligations or other liabilities of Unconsolidated Joint Ventures which are recourse to the REIT and/or any of the Consolidated Entities, (l) the REIT's and Consolidated Entities' pro rata share of Nonrecourse Debt of Unconsolidated Joint Ventures, (m) the amount which would be owed by such Person to any counterparty under any Swap Agreement(s) in the event such Swap Agreement(s) were terminated as of any date of determination of Indebtedness,
(n) improvement and assessment district taxes (including, without limitation, taxes under the Mello-Roos Community Facilities Act of 1982,) assessed or otherwise due with respect to any Property of such Person, and (o) without duplication or limitation, all liabilities and other obligations included in the financial statements (or notes thereto) of such Person as prepared in accordance with GAAP. For purposes of clause (l), the REIT's and the Consolidated Entities' pro rata share of Nonrecourse Debt of any Unconsolidated Joint Venture shall be deemed to be equal to the product of (i) the Nonrecourse Debt of such Unconsolidated Joint Venture, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Joint Venture held by the REIT or any Consolidated Entity, expressed as a decimal. For purposes of the preceding sentence, the term "Capital Stock" shall not include the interests described in clause (ii) of the definition of "Capital Stock". With respect to any agreement entered into by such Person to purchase Real Property, "Indebtedness" shall not include any amount in excess of the amount (if any) which such Person is obligated to pay as liquidated damages under such agreement in the event such Person breaches its obligation to purchase such Real Property.

           "Intangible Assets" means assets that are considered intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents and Capitalized Loan Fees (other than capitalized interest with respect to construction in progress).

           "Interest Coverage Ratio" means, at any time, the ratio of (i) EBITDA for the Fiscal Quarter then most recently ended, to (ii) Interest Expense for such period.

           "Interest Expense" means, for any period calculated in accordance with GAAP, the sum (without duplication) for such period of (i) total interest expense, whether paid or accrued, of the REIT and the Consolidated Entities and the portion of any Capitalized Lease Obligations allocable to interest expense during such period, including the REIT's and each Consolidated Entity's share of interest expenses in Unconsolidated Joint Ventures but excluding amortization or write-off of debt discount and expense (except as provided in clause (ii) below), (ii) with respect to the REIT and the Consolidated Entities, amortization of costs related to Swap Agreements, (iii) with respect to the REIT and the Consolidated Entities, capitalized interest, (iv) amortization of Capitalized Loan Fees, (v) to the extent not included in clauses (i), (ii),
(iii) and (iv), the REIT's and each Consolidated Entity's pro rata share of interest expense and other amounts of the type referred to in such clauses of the Unconsolidated Joint Ventures, and (vi) interest incurred on any liability or obligation that constitutes a Guaranty Obligation of the REIT or any Consolidated Entity. For purposes of clause (v), the REIT's and such Consolidated Entity's pro rata share of interest expense or other amount of any Unconsolidated Joint Venture shall be deemed equal to the product of (a) the interest expense or other relevant amount of such Unconsolidated Joint Venture, multiplied by (b) the percentage of the total outstanding Capital Stock of such Unconsolidated Joint Venture held by the REIT or such Consolidated Entity, expressed as a decimal. For purposes of the preceding sentence, the term "Capital Stock" shall not include the interests described in clause (ii) of the definition of "Capital Stock".

           "Interest Period" means, with respect to each LIBOR Advance, a period commencing on a Business Day and ending one (1), two (2), three (3) or six (6) months thereafter, as specified by Borrower pursuant to Section 2.1(a)(i)(B), provided that any such period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such period shall end on the immediately preceding Business Day.

           "Investment" means, with respect to any Person, (i) any direct or indirect purchase or other acquisition by that Person of stock or securities, or any beneficial interest in stock or other securities, of any other Person, any partnership interest (whether general or limited) in any other Person, or all or any substantial part of the business or assets of any other Person, (ii) any direct or indirect loan, advance or capital contribution by that Person to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

           "Investment Mortgages" mean mortgages or deeds of trust securing indebtedness owned by Borrower.

           "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

           "Joint Venture" means a joint venture, partnership, limited liability company, business trust or similar arrangement, whether in corporate, partnership or other legal form, provided that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

           "Land" means unimproved (except as otherwise provided in the definition of "Construction in Progress") land. "Land" does not include Construction in Progress.

           "Land Under Development" means Construction in Progress and Land which is not included in Construction in Progress but which is planned for commencement of development within twelve (12) months following the date of acquisition.

           "Lease Buyout Proceeds" means all proceeds received by or otherwise payable to any Person in connection with the agreement (whether contained in a lease or otherwise) by that Person to terminate or otherwise cancel or shorten the term of any lease with respect to which such Person is the lessor or landlord.

           "Lender Taxes" has the meaning given to such term in Section
2.4(i)(i).

           "Lenders" means Wells Fargo (for so long as it holds an interest in a Note) and any other bank, finance company, insurance or other financial institution which is or becomes a party to this Agreement by execution of a counterpart signature page hereto or an Assignment and Assumption, as assignee. At all times that there are no Lenders other than Wells Fargo, the terms "Lender" and "Lenders" means Wells Fargo (for so long as it holds an interest in a Note) in its individual capacity. With respect to matters requiring the consent to or approval of all Lenders at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and, for voting purposes only, "all Lenders" shall be deemed to mean "all Lenders other than Defaulting Lenders".

           "Liabilities and Costs" means all claims, judgments, liabilities, obligations, responsibilities, losses, damages (including lost profits), punitive or treble damages, costs, disbursements and expenses (including, without limitation, reasonable attorneys', experts' and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

           "LIBOR Advance" means an Advance bearing interest at a fixed rate of interest determined by reference to the LIBOR Rate.

           "LIBOR Bid Margin" means the margin above or below LIBOR at which a Lender offers to make a Fixed Rate Bid Advance to Borrower in response to a Competitive Bid Request.

           "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such on the counterpart signature pages hereto or such other office of a Lender as designated from time to time by notice from such Lender to Administrative Agent, whether or not outside the United States, which shall be making or maintaining LIBOR Advances of such Lender.

           "LIBOR Rate" means, with respect to any LIBOR Advance, the rate per annum (determined solely by the Administrative Agent and rounded upward to the next 1/16th of one percent) at which deposits in Dollars are offered by the Administrative Agent in the Designated Market at approximately 9:00 A.M. (California time) two (2) Business Days prior to the first day of the applicable Interest Period in an amount approximately equal to such LIBOR Advance, and for a period of time comparable to the number of days in the applicable Interest Period. The determination of the LIBOR Rate by Administrative Agent shall be conclusive in the absence of manifest error. The foregoing rate of interest shall be reserve adjusted by dividing the LIBOR Rate by one (1.00) minus the LIBOR Reserve Percentage, with such quotient to be rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%). All references in this Agreement or other Loan Documents to the LIBOR Rate include the aforesaid reserve adjustment.

           "LIBOR Reserve Percentage" means, relative to any Interest Period for LIBOR Advances made by any Lender, the reserve percentage (expressed as a decimal) equal to the actual aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transactional adjustments or other scheduled changes in reserve requirements) announced within Administrative Agent as the reserve percentage applicable to Administrative Agent as specified under regulations issued from time to time by the Federal Reserve Board. The LIBOR Reserve Percentage shall be based on Regulation D of the Federal Reserve Board or other regulations from time to time in effect concerning reserves for "Eurocurrency Liabilities" from related institutions as though Administrative Agent were in a net borrowing position.

           "Lien" means any mortgage, deed of trust, pledge, stock pledge, pledge of ownership interests, negative pledge, hypothecation, collateral assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights-of-way, zoning restrictions and the like), lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or document having similar effect (other than a financing statement filed by a "true" lessor pursuant to 9505 of the Uniform Commercial Code) naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

           "Loan Account" has the meaning given to such term in Section 2.3.

           "Loan Availability" means the amount of the Commitment available for Advance to Borrower at any given time in accordance with Section 2.1(a)(i)(A).

           "Loan Documents" means this Agreement, the Notes, the Guaranty, the letter agreement(s) referred to in Sections 2.5(a) and (c), and all other agreements, instruments and documents (together with amendments and supplements thereto and replacements thereof) now or hereafter executed by the REIT or Borrower which evidence, guarantee or secure the Obligations, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

           "Major Agreements" means, with respect to any Real Property included within the Unencumbered Pool or which Borrower proposes for inclusion within the Unencumbered Pool, (a) a lease of such Real Property with respect to 25,000 square feet or more of gross leasable area, (b) each ground lease affecting such Real Property, and (c) any access agreement, easement, covenants, conditions and restrictions document, parking agreement or similar agreement which is material to the use of and access to the Real Property.

           "Material Adverse Effect" means, with respect to a Person, a material adverse effect upon the condition (financial or otherwise), operations, performance or properties of such Person. The phrase "has a Material Adverse Effect" or "will result in a Material Adverse Effect" or words substantially similar thereto shall in all cases be intended to mean "has resulted, or will or could reasonably be anticipated to result, in a Material Adverse Effect", and the phrase "has no (or does not have a) Material Adverse Effect" or "will not result in a Material Adverse Effect" or words substantially similar thereto shall in all cases be intended to mean "does not or will not or could not reasonably be anticipated to result in a Material Adverse Effect".

           "Maturity Date" has the meaning given to such term in Section 2.1(c).

           "Minority Interests" means that portion of "minority interests" as set forth in the REIT's financial statements which is attributable to the ownership interest in Borrower of Persons other than the REIT.

           "Multiemployer Plan" means an employee benefit plan defined in
Section 400l(a)(3) of ERISA which is, or within the immediately preceding six
(6) years was, contributed to by the REIT or an ERISA Affiliate thereof.

           "NAREIT Definition" has the meaning given to such term in Section
11.3.

           "Net Income" means, for any period, total net income (or loss) of the REIT and the Consolidated Entities for such period, provided that there shall be excluded therefrom (i) any charge attributable to, or otherwise on account of, the Minority Interests, (ii) any income or loss attributable to extraordinary items (including, without limitation, any income or loss attributable to restructuring of Indebtedness), (iii) gains and losses from sales of assets,
(iv) Borrower's pro rata share of the income (or loss) of any Unconsolidated Joint Venture for such period, (v) except to the extent otherwise included hereunder, the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Entity or is merged with the REIT or any Consolidated Entity or such Person's assets are acquired by the REIT or any Consolidated Entity, (vi) any income from Construction in Progress and (vii) any charge attributable to, or otherwise on account of, non-cash expenses associated with stock options or restricted shares (or equity equivalents thereof). For purposes of this definition, Borrower's pro rata share of income (or loss) of any Unconsolidated Joint Venture shall be deemed equal to the product of (i) the income (or loss) of such Unconsolidated Joint Venture, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Person held by Borrower, expressed as a decimal. For purposes of the preceding sentence, the term "Capital Stock" shall not include the interests described in clause (ii) of the definition of "Capital Stock".

           "Net Offering Proceeds" means (a) all cash proceeds received by the REIT as a result of the sale of common, preferred or other classes of stock of the REIT (if and only to the extent reflected in stockholders' equity on the consolidated balance sheet of the REIT prepared in accordance with GAAP) less customary costs, expenses and discounts of issuance paid by the REIT (all of which proceeds shall be concurrently contributed by the REIT to Borrower as additional capital as provided in Section 6.2(h), below), plus (b) all cash and the fair market value of the net equity of all properties contributed to Borrower by one or more Persons in exchange for limited partnership interests in Borrower.

           "New Lender" shall have the meaning set forth in Section 2.9(d).

           "Non-Pro Rata Advance" means an Advance with respect to which fewer than all the Lenders have funded their respective Pro Rata Shares of such Advance and the failure of the non-funding Lender or Lenders to fund its or their respective Pro Rata Shares of such Advance constitutes a breach of this Agreement.

           "Nonrecourse Debt" means any Debt: (a) under the terms of which the payee's remedies upon the occurrence of a default are limited to specific, identified assets of the payor which secure such Debt; and (b) for the repayment of which the payor has no personal liability beyond the loss of such specified assets, except for liability for fraud, material misrepresentations or misuse or misapplication of insurance proceeds, condemnation awards or rents, existence of hazardous waste or other customary exceptions to nonrecourse provisions.

           "Note" means the promissory note, which shall be substantially in the form of Exhibit F, made by Borrower to a Lender evidencing the Advances under that Lender's Pro Rata Share of the Commitment, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

           "Notes" means, collectively, each Bid Advance Note and each Note.

           "Notice of Borrowing" means, with respect to a proposed Advance pursuant to Section 2.1(a)(i)(B), a notice substantially in the form of Exhibit G.

           "Obligations" means all present and future obligations and liabilities of the Borrower of every type and description arising under or in connection with this Agreement, the Notes and the other Loan Documents due or to become due to the Lenders or any Person entitled to indemnification, or any of their respective successors, transferees or assigns, whether for principal, interest, fees, expenses, indemnities or other amounts (including attorneys' fees and expenses) and whether due or not due, direct or indirect, joint and/or several, absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or undetermined, and whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising after the commencement of a proceeding under the Bankruptcy Code (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding, and whether or not recovery of any such obligation or liability may be barred by a statute of limitations or such obligation or liability may otherwise be unenforceable.

           "Office Property" means any Real Property that is an office building and any related parking facility.

           "Officer's Certificate" means a certificate signed by a specified officer of a Person certifying as to the matters set forth therein.

           "Partnership Units" has the meaning established for that term in the Partnership Agreement of Borrower.

           "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

           "Permit" means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

           "Permitted Liens" mean:

           (a) Liens (other than Environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority or claims not yet due and any such taxes, assessments, charges or claims which are due if they are being contested by Borrower in accordance with Section 6.1(d);

           (b) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), and statutory obligations;

           (c) Liens imposed by laws, such as mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than thirty (30) days past due or are being contested as permitted under this Agreement;

           (d) any Liens which are approved by Requisite Lenders; and

           (e) rights of lessees under leases and the rights of lessors under Capital Leases.

           "Person" means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

           "Price Adjustment Date" has the meaning given to such term in Section 2.4(j)(iii).

           "Pricing Period" means (i) the First Pricing Period, (ii) the period commencing on the first day after the end of the First Pricing Period and ending on (and including) the date occurring three (3) Business Days after Administrative Agent receives a Rating Notice and (iii) each period thereafter commencing on the first day after the end of the immediately preceding Pricing Period and ending on (and including) the date occurring three (3) Business Days after Administrative Agent receives a Rating Notice.

           "Prior Credit Agreement" means that certain Second Amended and Restated Revolving Credit Agreement, dated as of May 2, 2000, by and among Borrower, as borrower, and Wells Fargo, Commerzbank AG, New York Branch and Grand Cayman Branch, Dresdner Bank AG, New York Branch and Grand Cayman Branch, Fleet National Bank, Wachovia Bank, N.A. (formerly First Union National Bank), Lehman Commercial Paper Inc., Bank One, N.A., JPMorgan Chase, Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), and PNC Bank, National Association, as lenders, and Lehman Commercial Paper Inc., as Syndication Agent, Lehman Brothers Inc., as Co-Lead Arranger and Bank One, N.A., as Documentation Agent, and Wells Fargo Bank, National Association, as Administrative Agent and Co-Lead Arranger.

           "Prior Lenders" means the "Lenders" as defined in the Prior Credit Agreement.

           "Prior Loan Documents" means the "Loan Documents" as defined in the Prior Credit Agreement.

           "Prior Loan" means the "Advances" as defined in the Prior Credit Agreement.

           "Prior Notes" means the "Notes" as defined in the Prior Credit Agreement.

           "Pro Rata Share" means, with respect to each Lender, the percentage of the Commitment set forth opposite the name of that Lender on Schedule 1.1 as such percentage may be increased or decreased pursuant to an Assignment and Assumption executed in accordance with Section 11.20.

           "Proceedings" means, collectively, all actions, suits and proceedings before, and investigations commenced or threatened by or before, any court or Governmental Authority with respect to a Person.

           "Property" means, as to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned and operated by such Person in the ordinary course of its business.

           "Property Expenses" means, for any Office Property, all operating expenses relating to such Office Property, including the following items (provided, however, that Property Expenses shall not include Debt Service, tenant improvement costs, leasing commissions, capital improvements, Depreciation and Amortization Expenses and any extraordinary items not considered operating expenses under GAAP):

                (i) all expenses for the operation of such Office Property, including any management fees payable under management contracts, landscaping costs, janitorial costs, costs for trash pickup and security costs and all insurance expenses, but not including any expenses incurred in connection with a sale or other capital or interim capital transaction;

                (ii) water charges, property taxes, sewer rents and other impositions, other than fines, penalties, interest or such impositions (or portions thereof) that are payable by reason of the failure to pay an imposition timely;

                (iii) the cost of routine maintenance, repairs and minor alterations, to the extent they can be expensed under GAAP; and

                (iv) if Borrower's interest in such Office Property is a ground leasehold interest, rents paid by Borrower under the ground lease for such Office Property.

           "Property Income" means, for any Office Property, all gross revenue from the ownership and/or operation of such Office Property (but excluding (i) income from a sale or other capital item transaction and (ii) Lease Buyout Proceeds), service fees and charges, all tenant expense reimbursement income payable with respect to such Office Property (but not such reimbursement for expenditures not deducted as a Property Expense), and proceeds of business interruption insurance specifically allocable to such Office Property.

           "Property Information" means the following information and other items with respect to each Real Property which Borrower intends to designate as an Unencumbered Asset to be added to the Unencumbered Pool:

                (i) A physical description of such Real Property, the date upon which such Real Property was acquired or is proposed to be acquired by Borrower, the Acquisition Price of such Real Property, if the building located on such Real Property or the use of such building does not conform to applicable zoning ordinances and laws, a description of such nonconformity and whether such building or use is a legal nonconforming use, a copy of any reports delivered to Borrower with respect to the structural integrity of improvements located on such Real Property and Borrower's preliminary budget for nonrevenue enhancing capital expenditures for such Real Property for the next succeeding eight (8) Fiscal Quarters;

                (ii) A current operating statement for such Real Property, audited or certified by Borrower as being true and correct in all material respects and prepared in accordance with GAAP, and comparative operating statements for the current interim fiscal period and for the previous two (2) Fiscal Years (or such lesser period as it has been operating); provided, however, that, if Borrower shall have owned such Real Property for less than the period to be covered by such operating statements and comparative operating statements, then the audit and certification requirements shall extend only to the period of ownership by Borrower, and Borrower shall provide to Administrative Agent complete copies of any operating statements prepared by former owner(s) of such Real Property with respect to the remainder of the periods required hereunder, if the same are available to Borrower;

                (iii) A current Rent Roll for such Real Property, certified by Borrower as being true and correct (or if Borrower does not presently own the Property, a copy of the Rent Roll prepared by the seller thereof);

                (iv) A "Phase I" environmental assessment of such Real Property not more than twelve (12) months old, prepared by an environmental engineering firm reasonably acceptable to Administrative Agent;

                (v) Copies of all Major Agreements affecting such Real Property;

                (vi) A copy of Borrower's most recent Owner's or Leasehold Policy of Title Insurance, if any, covering such Real Property or, for Real Property to be acquired, a preliminary title report; and

                (vii) If Borrower's interest in such Real Property is a ground leasehold interest, a copy of the ground lease pursuant to which Borrower leases such Real Property and all amendments thereto and memoranda thereof.

           "Property NOI" means, for any Office Property for any period, (i) all Property Income for such period, minus (ii) all Property Expenses for such period.

           "Rating Notice" means written notice from Borrower to Administrative Agent delivered within three (3) Business Days after Borrower receives notice of each change in the rating of Borrower's long-term unsecured senior Debt by any rating agency that has rated Borrower's long-term unsecured senior Debt and certifying that, as of the date of such written notice, (i) Borrower's long-term unsecured senior Debt either (A) was rated by Standard & Poor's and by one of the other rating agencies identified in clause (i) of the Definition of "Borrower's Long-Term Unsecured Senior Debt Rating" (set forth in the definition of "Applicable Pricing Level") (and setting forth the respective ratings of such two rating agencies), (B) was rated by more than two of the rating agencies identified in such clause (i), provided that one of such ratings was by either Moody's Investors Service, Inc. or Standard & Poor's (and setting forth the respective ratings of such agencies), or (C) was not rated by two or more of the rating agencies in accordance with such clause (i), and (ii) if either subclause
(A) or (B) above applies, the lower of such ratings (if there are two different ratings of Borrower's long-term unsecured senior Debt) or the average of the two lowest ratings (if there are more than two different ratings of such Debt) (or if such two lowest ratings cannot be averaged, the lower of such two lowest ratings).

           "Real Property" means each lot or parcel (or portions thereof) of real property, improvements and fixtures thereon and appurtenances thereto now or hereafter owned or leased by Borrower or any other Consolidated Entity.

           "Regulations T, U and X" mean such Regulations of the Federal Reserve Board as in effect from time to time.

           "REIT" means Arden Realty, Inc., a Maryland corporation.

           "Release" means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

           "Remedial Action" means any action required by applicable Environmental Laws to: (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (b) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

           "Rent Roll" means, with respect to any Real Property, a rent roll for such Real Property stating for each tenancy within such Real Property the identity of the lessee, the suite designation of the space leased, the gross leasable area included within such space, the date of commencement and the date of termination of such tenancy, the periods of any options to extend or terminate such tenancy, the base rent and any escalations or operating expense reimbursement payable in respect of such tenancy and the type of lease (i.e., gross or degree to which net of expenses, taxes and other items).

           "Reportable Event" means any of the events described in Section 4043(c) of ERISA, other than an event for which the thirty (30) day notice requirement is waived by regulations.

           "Requirements of Law" means, as to any Person, the charter and by-laws, partnership agreement or other organizational or governing documents of such Person, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U and X, FIRREA and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or occupational safety or health law, rule or regulation.

           "Requisite Lenders" means: (a) as of any date of determination if the Commitments are then in effect, Lenders whose Pro Rata Shares, in the aggregate, are at least sixty-six and two-thirds percent (66?%), provided that: (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Pro Rata Shares of the Lenders shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of such Defaulting Lenders; (ii) in determining such percentage at any given time, no Bid Advances made by any Lender shall be included in determining such Lender's Pro Rata Share; and (iii) in no event shall fewer than two (2) Lenders constitute "Requisite Lenders"; and (b) as of any date of determination if the Commitments have then been suspended or terminated and there are then any outstanding Advances, Lenders holding sixty-six and two thirds percent (66?%) of all such outstanding Advances (including outstanding Bid Advances), provided that in no event shall fewer than two (2) Lenders constitute "Requisite Lenders".

           "Responsible Official" means (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person.

           "S-11" means the Form S-11 Registration Statement under the Securities Act filed by the REIT with the Commission on July 16, 1996, as amended.

           "Securities" means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities", or any certificate of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations, provided that Securities shall not include Cash Equivalents, Investment Mortgages or equity investments in Unconsolidated Joint Ventures.

           "Securities Act" means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

           "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

           "Senior Loans" has the meaning given to such term in Section 10.4(b).

           "Solvency Certificate" means, in the case of the REIT, a certificate in the form of Exhibit H-1 and in the case of Borrower, a certificate in the form of Exhibit H-2.

           "Solvent" means as to any Person at the time of determination, that such Person (a) owns Property the value of which (both at fair valuation and at present fair saleable value) is greater than the amount required to pay all of such Person's liabilities (including the probable amount of contingent liabilities and debts); (b) is able to pay all of its debts as such debts mature (including through refinancing on commercially reasonable terms); and (c) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

           "Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies.

           "Stockholders' Equity" means, as of any date of determination, the consolidated Stockholders' Equity of the REIT as of that date determined in accordance with GAAP and shown in the financial statements of the REIT and the Consolidated Entities; provided that there shall be excluded from Stockholders' Equity any amount attributable to Disqualified Stock.

           "Subsidiary" means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in either case, characterized as such or as a "joint venture"), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the Securities having ordinary voting power for the election of directors or other governing body (other than Securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

           "Swap Agreement" means a written agreement between Borrower and one or more financial institutions providing for "swap", "cap", "collar", "floor," "buy down" or other interest rate protection with respect to any Indebtedness, in form and substance acceptable to Administrative Agent.

           "Swing Line" has the meaning given to such term in Section
2.1(a)(iii).

           "Swing Line Advance" means an Advance effected under the Swing Line.

           "Swing Line Lender" means Administrative Agent acting in its capacity as the lender under the Swing Line, and any successor to Administrative Agent in that capacity.

           "Tangible Net Worth" means, at any time, the Stockholders' Equity, plus Minority Interests, plus cumulative net additions of Depreciation and Amortization Expense deducted in determining income for all Fiscal Quarters ending after the date of Borrower's formation, minus Intangible Assets.

           "Tax Expense" means (without duplication), for any period, total tax expense (if any) attributable to income and franchise taxes based on or measured by income, whether paid or accrued, of the REIT and the Consolidated Entities, including the REIT's and each Consolidated Entity's pro rata share of tax expenses in each Unconsolidated Joint Venture. For purposes of this definition, the REIT's and such Consolidated Entity's pro rata share of any such tax expense of such Unconsolidated Joint Venture shall be deemed equal to the product of (i) such tax expense of such Unconsolidated Joint Venture, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Unconsolidated Joint Venture held by the REIT or such Consolidated Entity, expressed as a decimal. For purposes of the preceding sentence, the term "Capital Stock" shall not include the interests described in clause (ii) of the definition of "Capital Stock".

           "Termination Event" means, with respect to the REIT, any ERISA Affiliate thereof, or a Benefit Plan, as applicable (a) any Reportable Event,
(b) the withdrawal of a Person or an ERISA Affiliate of such Person from a Benefit Plan during a plan year in which it was a "substantial employer" as defined in Section 400l(a)(2) of ERISA, (c) the occurrence of an obligation arising under Section 4041 of ERISA of a Person or an ERISA Affiliate of such Person to provide affected parties with a written notice of an intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA, (d) the institution by the PBGC of proceedings to terminate any Benefit Plan under Section 4042 of ERISA, (e) any event or condition which constitutes grounds under Section 4042 of ERISA for the appointment of a trustee to administer a Benefit Plan, (f) the partial or complete withdrawal of a Person or any

ERISA Affiliate of such Person from a Multiemployer Plan, or (g) the adoption of an amendment by any Person or any ERISA Affiliate of such Person to terminate any Benefit Plan that is subject to Title IV of ERISA.

           "Total Liabilities" means, at any time, without duplication, the aggregate amount of (i) all Indebtedness and other liabilities of the REIT and the Consolidated Entities reflected in the financial statements of the REIT or disclosed in the financial notes thereto, plus (ii) all liabilities of all Unconsolidated Joint Ventures that are recourse to the REIT or any Consolidated Entity or any of its assets or that otherwise constitute Indebtedness of the REIT or any Consolidated Entity, plus (iii) the REIT's and each Consolidated Entity's pro rata share of all Indebtedness and other liabilities of any Unconsolidated Joint Venture not otherwise constituting Indebtedness of the REIT or such Consolidated Entity, plus (iv) all Guaranty Obligations of the REIT and the Consolidated Entities. For purposes of clause (iii), the REIT's and such Consolidated Entity's pro rata share of all Indebtedness and other liabilities of any Unconsolidated Joint Venture shall be deemed equal to the product of (a) such Indebtedness or other liabilities, multiplied by (b) the percentage of the total outstanding Capital Stock of such Person held by the REIT or such Consolidated Entity, expressed as a decimal. For purposes of the preceding sentence, the term "Capital Stock" shall not include the interests described in clause (ii) of the definition of "Capital Stock". Total Liabilities shall not include Minority Interests.

           "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a person other than a natural person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).

           "Unconsolidated Joint Venture" means any Joint Venture of the REIT or any Consolidated Entity in which the REIT or such Consolidated Entity holds any Capital Stock but which would not be combined with the REIT in the consolidated financial statements of the REIT in accordance with GAAP.

           "Unencumbered Asset" means any Real Property designated by Borrower that satisfies all of the following conditions:

                (i) is a completed Office Property; provided, however, that with respect to Unencumbered Assets referred to in clause (iii) of the definition of "Unencumbered Asset Value", "completed Office Property" means an Office Property with respect to which the appropriate Governmental Authority has issued a temporary certificate of occupancy and the architect who prepared the plans and specifications for such Office Property has delivered to Administrative Agent a written certificate, in form and substance reasonably acceptable to Administrative Agent, certifying that, other than tenant improvements, such Office Property has been completed in substantial compliance with such plans and specifications;

                (ii) is free and clear of any Lien, other than (a) easements, covenants, and other restrictions, charges or encumbrances not securing Indebtedness that do not interfere materially with the ordinary operations of such Real Property and do not materially detract from the value of such Real Property; (b) building restrictions, zoning laws and other Requirements of Law; and (c) leases and subleases of such Real Property in the ordinary course of business; provided, however, if such Real Property is subject to a ground lease, it, together with all other Real Properties in the Unencumbered Pool subject to ground leases, shall not represent more than the lesser of (1) twenty-five percent (25%) of the aggregate Unencumbered Asset Value of all assets in the Unencumbered Pool or (2) twenty five percent (25%) of the total square footage of all assets in the Unencumbered Pool, and (3) Permitted Liens;

                (iii) is Wholly-Owned;

                (iv) such Real Property is not less than seventy percent (70%) leased; provided, however, if such Real Property is not more than 350,000 square feet and is greater than twenty five percent (25%) leased, it may constitute an Unencumbered Asset for up to three Fiscal Quarters; provided further, however, (a) such Real Property qualifying as an Unencumbered Asset pursuant to the immediately preceding proviso, together with all other Real Properties qualifying as Unencumbered Assets pursuant to the immediately preceding proviso (collectively, together with this proviso, the "Less Than 70% Leased Provisos") and together with all Unencumbered Assets the Unencumbered Asset Value of which is determined pursuant to clause (iii) of the definition of "Unencumbered Asset Value", shall not represent more than the lesser of
        (1) ten percent (10%) of the aggregate Unencumbered Asset Value of all assets in the Unencumbered Pool or (2) ten percent (10%) of the total square footage of all assets in the Unencumbered Pool, and (b) the value of such Real Property qualifying as an Unencumbered Asset pursuant to the immediately preceding proviso shall be either (A) if such Real Property was acquired by Borrower as a completed Office Property, its Acquisition Price or (B) if Borrower developed such Real Property, the sum of its Acquisition Price plus an amount (as reasonably approved by Administrative Agent) equal to the costs incurred by Borrower to develop such Real Property, and, in either such event, such Real Property shall not be valued in accordance with clause (i) or (ii) of the definition of "Unencumbered Asset Value"; and

                (v) after adding such Real Property to the Unencumbered Pool, the Real Properties in the Unencumbered Pool shall not be less than eighty-five percent (85%) leased.

        Any Real Property (a) which does not satisfy each of the foregoing conditions, (b) which satisfies each of the foregoing conditions, but is subject to a ground lease, (c) which satisfies each of the foregoing conditions, but with respect to which Borrower is relying on compliance with the Less Than 70% Leased Provisos to satisfy the foregoing condition (iv), or (d) which satisfies each of the foregoing conditions, but not the Additional Conditions (defined below), may constitute an Unencumbered Asset only if such Real Property has been expressly approved by the Requisite Lenders in writing as an Unencumbered Asset. Any Real Property (A) which satisfies each of the foregoing conditions (provided that, with respect to condition (ii), such Real Property is not subject to any ground lease, and with respect to condition (iv), Borrower is not relying on compliance with the Less Than 70% Leased Provisos to satisfy condition (iv), that is, such Real Property is not less than seventy percent (70%) leased), (B) has been expressly approved by Administrative Agent alone in writing as an Unencumbered Asset and (C) satisfies the following additional conditions (the "Additional Conditions") and Borrower has so certified to Administrative Agent, shall be an Unencumbered Asset:

               (1) such Real Property is located in Kern, Ventura, Los Angeles, Orange, San Diego, Riverside or San Bernardino County and is in conformance with current applicable zoning laws; and

               (2) with respect to such Real Property, Borrower has received a "Phase I" environmental assessment and a structural/physical report and has certified to Administrative Agent that no environmental or structural issues have been identified in those reports.

           As of the date hereof all Unencumbered Assets are described on
Schedule 8.5 provided that if any Unencumbered Asset (including any of the properties listed on Schedule 8.5) no longer satisfies any of the conditions set forth in the foregoing clauses (i) through (v), inclusive, the Requisite Lenders shall have the right, at any time and from time to time, to notify Borrower that, effective upon the giving of such notice, such asset shall no longer be considered an Unencumbered Asset. If Borrower intends to designate a Real Property as an Unencumbered Asset to be added to the Unencumbered Pool from time to time, it will notify the Administrative Agent of such intention, which notice will include, with respect to such Real Property, the Property Information with respect to such Real Property, and such other information and items as may be reasonably requested by Administrative Agent with respect to such Real Property. If Borrower at any time intends to withdraw any Real Property from the Unencumbered Pool, it shall (A) notify the Administrative Agent of its intention, and (B) deliver to the Administrative Agent a certificate of its chief financial officer, chief executive officer or chief operating officer setting forth the calculations establishing that Borrower will be in compliance with Section 8.5 with giving effect to such withdrawal (and any concurrent addition of Real Properties to the Unencumbered Pool), which calculations shall be in such detail, and otherwise in such form and substance, as Administrative Agent reasonably requires. Effective automatically upon receipt of such notice and certificate by Administrative Agent (or upon any later date stated in such notice), such Real Property shall no longer constitute an Unencumbered Asset. No Unencumbered Asset shall be Construction in Progress.

           "Unencumbered Asset Value" means, at any time, with respect to a specified Unencumbered Asset (except as provided in the definition of "Unencumbered Asset"), (i) for Unencumbered Assets that have been Wholly-Owned by Borrower for at least one full Fiscal Quarter at such time and which are seventy percent (70%) or more leased, the product of the Property NOI of such Unencumbered Assets during the period of the full Fiscal Quarter ended most recently multiplied by four (4), divided by nine and one-quarter percent (9.25%) (expressed as a decimal), or (ii) for Unencumbered Assets that have been Wholly-Owned by Borrower for less than one full Fiscal Quarter at such time, an amount equal to the Acquisition Price for such Unencumbered Assets, or (iii) for Unencumbered Assets that have been Wholly-Owned by Borrower for at least one full Fiscal Quarter at such time and which are each more than twenty-five percent (25%) leased but less than seventy percent (70%) occupied (and such Unencumbered Assets have, during Borrower's period of ownership, never been seventy percent (70%) or more occupied), an amount equal to either (A) if the Real Property which constitutes any such Unencumbered Asset was acquired by Borrower as a completed Office Property, its Acquisition Price or (B) if Borrower developed such Real Property, the sum of its Acquisition Price plus an amount (as reasonably approved by Administrative Agent) equal to the costs incurred by Borrower to develop such Real Property; provided, however, that any Unencumbered Asset the Unencumbered Asset Value of which is determined pursuant to the foregoing clause (iii) shall contain no more than 350,000 square feet and shall constitute an Unencumbered Asset under this clause (iii) for no more than three Fiscal Quarters; and provided further, however, that the Unencumbered Asset Value of any Unencumbered Asset which was valued pursuant to the foregoing clause (iii) shall be determined pursuant to clause (i) of this definition only if the Real Property which constitutes such Unencumbered Asset achieves seventy percent (70%) or more occupancy.

           "Unencumbered Pool" means the pool of Unencumbered Assets.

           "Unencumbered Pool Statements" has the meaning given to such term in
Section 5.1(f).

           "Unmatured Event Of Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

           "Unsecured Funded Indebtedness" means Debt that is not secured by any Lien and includes, without limitation, outstanding Advances.

           "Unsecured Interest Expense Coverage Ratio" means, at the time of determination, the ratio of (i) Property NOI of all Unencumbered Assets for the Fiscal Quarter then most recently ended (or, if shorter, for the period from the Closing Date to the end of such period), to (ii) Interest Expense on all Unsecured Funded Indebtedness for such period.

           "Wells Fargo" means Wells Fargo Bank, National Association.

           "Wells Fargo Term Loan" means the unsecured term loan in an amount not to exceed $75,000,000 dated June 12, 2002, made by Wells Fargo, as "administrative agent" and "lender" (together with such other lenders who may become parties thereto from time to time pursuant to the terms thereof) to Borrower pursuant to the terms of the Wells Fargo Term Loan Documents (which Wells Fargo Term Loan Documents include a guaranty executed by the REIT in favor of Wells Fargo and the other lenders thereunder), as amended, amended and restated, supplemented, refinanced or otherwise modified from time to time.

           "Wells Fargo Term Loan Documents" means the Term Loan Agreement, dated as of June 12, 2002, among Arden Realty Limited Partnership, as "Borrower", the banks and the financial institutions from time to time parties thereto, Wells Fargo as a lender and as the administrative agent and sole lead arranger thereunder, and the other "Loan Documents" (as defined in such Term Loan Agreement).

            "Wholly-Owned" means, with respect to any Real Property, that title to such Real Property is held in fee directly by Borrower or that Borrower is the lessee under a ground lease approved by Administrative Agent.

        1.2. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to and including". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

        1.3. Terms.

             (a) Any accounting terms used in this Agreement which are not specifically defined shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed in this Agreement.

             (b) In each case where the consent or approval of Administrative Agent, all the Lenders and/or the Requisite Lenders is required, or their non-obligatory action is requested by Borrower, such consent, approval or action shall be in the sole and absolute discretion of Administrative Agent and, as applicable, each Lender, unless otherwise specifically indicated.

             (c) Any time the word "or" is used herein, unless the context otherwise clearly requires, it has the inclusive meaning represented by the phrase "and/or". The words "hereof', "herein", "hereby", "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement unless otherwise specified. Any reference in this Agreement to this Agreement or to any other Loan Document includes any and all amendments, modifications, supplements, renewals or restatements thereto or thereof, as applicable.

                                   ARTICLE 2
                                    ADVANCES

        2.1. Loan Advances and Repayment.

             (a) Loan Availability; Credit Facilities.

                 (i) Loan Availability.

                     (A) Subject to the terms and conditions set forth in this Agreement, the Lenders hereby agree to make Advances to Borrower from time to time during the period from the Closing Date to the Business Day next preceding the Maturity Date, subject to the following:

                        (1) Subject to the terms of Section 2.7, Section 2.8 and
             Section 2.9, the aggregate principal amount of all outstanding Advances (including outstanding Swing Line Advances) shall not at any time exceed Three Hundred Ten Million Dollars ($310,000,000);

                        (2) the aggregate principal amount of all outstanding
             Advances shall not at any time exceed the lesser of (a) the Commitment or (b) the amount which, when combined with all components of the unsecured Total Liabilities of the REIT and the Consolidated Entities other than outstanding Advances as of the date of determination, is equal to 57.1429% of the aggregate Unencumbered Asset Value of the Unencumbered Pool as of such date; and

                        (3) if any Swing Line Advances are outstanding as of the
             date of any such Advance, (a) such Advance shall be in an amount equal to at least the aggregate outstanding principal of all outstanding Swing Line Advances, and (b) the proceeds thereof shall be applied first to the payment of such outstanding Swing Line Advances.

                 All Advances under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares. Borrower acknowledges and agrees that neither the Administrative Agent nor any Lender shall be responsible for any failure by any other Lender to perform its obligation to make an Advance hereunder and that the Pro Rata Share of the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make an Advance. Advances may be voluntarily prepaid pursuant to Section 2.6(a) and, subject to the provisions of this Agreement, any amounts so prepaid may be reborrowed under this Section 2.1(a)(i). Interest shall accrue and be payable on outstanding Advances as provided in Section 2.4. The principal balance of the Advances shall be payable in full on the Maturity Date. The obligation of Borrower to repay Advances will be evidenced by the Notes.

                     (B) Notice of Borrowing.

                        (1) Whenever Borrower desires to borrow under this
             Section 2.1, but in no event more than five (5) times during any one (1) calendar month, Borrower shall give Administrative Agent, at Wells Fargo Real Estate Group Disbursement Center, 2120 East Park Place, Suite 100, El Segundo, California 90245, Attention: Ms. Heather Malchow (with a copy to Nanette Douglas in the case of a LIBOR Advance) (telephone: (310) 335-9498; telecopier: (310) 615-1014), with a copy to: Wells Fargo Bank, Real Estate Group, 333 South Grand Avenue, 12th floor, Los Angeles, California 90071,
             Attention: Mr. Daniel Cacho, Jr., or at such other addresses as Administrative Agent shall designate, an original or facsimile Notice of Borrowing no later than 9:00 A.M. (San Francisco time), not less than three (3) nor more than five (5) Business Days prior to the proposed Funding Date of each LIBOR Advance, and not less than one (1) nor more than five (5) Business Days prior to the proposed Funding Date of each Base Rate Advance. Each Notice of Borrowing shall specify (a) the Funding Date (which shall be a Business Day) of the proposed Advance, (b) the amount of the proposed Advance, provided that the aggregate amount of such proposed Advance shall, if such Advance is a LIBOR Advance, equal One Million Dollars ($1,000,000) or integral multiples of Fifty Thousand Dollars ($50,000) in excess thereof, and provided further that the aggregate amount of such proposed Advance shall, if such Advance is a Base Rate Advance, be equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000), (c) whether the Advance to be made thereunder will be a Base Rate Advance or a LIBOR Advance and, if a LIBOR Advance, the Interest Period, and (d) the proposed use of such Advance. Any Notice of Borrowing pursuant to this Section 2.1(a)(i)(B) shall be irrevocable.

                        (2) Borrower may elect (a) to convert LIBOR Advances or
             any portion thereof into Base Rate Advances, or (b) to convert Base Rate Advances or any portion thereof to LIBOR Advances, or (c) to convert LIBOR Advances or any portion thereof into new LIBOR Advances, provided, however that the aggregate amount of the Advances being converted into or continued as LIBOR Advances shall, in the aggregate, equal One Million Dollars ($1,000,000) or an integral multiple of Fifty Thousand Dollars ($50,000) in excess thereof. The conversion of a LIBOR Advance to a Base Rate Advance or to a new LIBOR Advance shall only occur on the last Business Day of the Interest Period relating to such LIBOR Advance. Each election under clause (b) above shall be made by Borrower giving Administrative Agent an original or facsimile Notice of Borrowing no later than 9:00 A.M. (San Francisco time), not less than three
             (3) nor more than five (5) Business Days prior to the date of proposed conversion to a LIBOR Advance. Each election under clause
             (c) above shall be made by Borrower giving Administrative Agent an original or facsimile Notice of Borrowing no later than 9:00 A.M. (San Francisco time), not less than three (3) nor more than five
             (5) Business Days prior to the last day of the Interest Period for the LIBOR Advance in question. Each Notice of Borrowing delivered pursuant to this Section 2.1(a)(i)(B)(2) shall specify (x) the amount of the new LIBOR Advance or Base Rate Advance, as the case may be, (y) with respect to a new LIBOR Advance, the Interest Period therefor, and (z) the date of the effectiveness of the LIBOR Rate or Base Rate, as the case may be (which date shall be a Business Day).

                        (3) Upon receipt of a Notice of Borrowing in proper form
             requesting LIBOR Advances under subparagraph (1) or (2) above, Administrative Agent shall deliver a copy thereof (by facsimile) to each Lender by noon (San Francisco time) on the same day of Administrative Agent's receipt thereof and shall determine the LIBOR Rate applicable to the Interest Period for such LIBOR Advances, and shall, two (2) Business Days prior to the beginning of such Interest Period, give (by facsimile) a Fixed Rate Notice in respect thereof to Borrower and the Lenders; provided, however, that failure to give such notice to Borrower shall not affect the validity of such rate. Each determination by Administrative Agent of the LIBOR Rate shall be conclusive and binding upon the parties hereto in the absence of manifest error.

                        (4) If Borrower does not make a timely election to
             convert all or a portion of a LIBOR Advance into a new LIBOR Advance in accordance with Section 2.1(a)(i)(B)(2) such LIBOR Advance shall be automatically converted to a Base Rate Advance upon expiration of the Interest Period applicable to such LIBOR Advance.

                        (5) Notwithstanding the foregoing or any other provision
             hereof to the contrary, in addition to the number of Advances permissible monthly under the Commitment pursuant to subsection (1) above, Borrower shall be permitted to borrow under the Swing Line multiple times during any calendar month, provided that (A) the Notice of Borrowing with respect to any Swing Line Advance shall be given by Borrower to Administrative Agent no later than 11:00 A.M. (San Francisco time) on the proposed Funding Date of such Swing Line Advance and shall designate such Advance as a Swing Line Advance; and (B) each requested Advance under the Swing Line shall equal Two Hundred Fifty Thousand Dollars ($250,000) or an integral multiple of Ten Thousand Dollars ($10,000) in excess thereof. The obligation of Administrative Agent (as the Swing Line Lender) to fund Swing Line Advances in accordance with Section 2.1(a)(iii) below shall not be subject to Section 10.3. The other Lenders have no obligation under Section 10.3(a) to fund their Pro Rata Share of any Swing Line Advance (but do have an obligation to fund an Advance to replace such Swing Line Advance in accordance with such
             Section 10.3(a)), and the Administrative Agent alone (as the Swing Line Lender) shall fund all Swing Line Advances. Except as provided in Section 2.1(a)(iii) below, in the preceding sentences of this
             Section 2.1(a)(i)(B)(5), in Section 2.6(a) or in Section 10.3, all other provisions of this Agreement shall apply to any such Swing Line Advance.

                 (ii) Bid Facility.

                     (A) Bid Advances.

                         (1) Each Lender severally agrees that, subject to the
             conditions that at the time of Borrower's submission of the relevant Competitive Bid Request, (a) Borrower's Long Term Unsecured Senior Debt Rating is equal to or higher than BBB-/Baa3 and (b) no Event of Default or Unmatured Event of Default has occurred and is continuing, Borrower may, in accordance with this
             Section 2.1(a)(ii) and the other relevant provisions of the Loan Documents, from time to time request that the Lenders, at any time before the 32nd day prior to the Maturity Date, submit Competitive Bids to make Bid Advances to Borrower, provided; provided, however, that (A) at no time shall the aggregate principal amount of all outstanding Bid Advances cause the aggregate principal amount of all outstanding Advances (taking into account any repayments of Advances with the proceeds thereof) to exceed the applicable dollar limitations of Sections 2.1(a)(i) above; (B) at no time shall the aggregate outstanding principal amount of all Bid Advances (taking into account any repayments of Advances with the proceeds thereof) exceed the Bid Advance Limit; (3) at no time may the number of Fixed Rate Periods of then outstanding Fixed Rate Advances and Absolute Rate Bid Advances exceed eight, in each case giving effect to any Bid Advances then requested; and (C) Borrower shall not issue a Competitive Bid Request for a Bid

             Advance having a term of other than 30, 60 or 90 days or a maturity date subsequent to the Maturity Date.

                         (2) The Lenders may, but shall not be obligated to,
             submit Competitive Bids in response to any Competitive Bid Request, and Borrower may, but shall not be obligated to, accept any such offers. Subject to other provisions of this Section 2.1, the obligation of a Lender to fund its Pro Rata Share of Advances shall be unaffected by its making of any Bid Advances, even if such Lender makes Bid Advances in an aggregate amount in excess of its Pro Rata Share of the Commitment.

                         (3) On the last day of each Fixed Rate Period
             applicable to any Bid Advances, Borrower shall pay to Administrative Agent, for the respective accounts of the Lenders making such Bid Advances, the full amount of the principal of such Bid Advances. Borrower shall not prepay all or any portion of the principal balance of any Bid Advance (i.e., make any payment of principal on any Bid Advance prior to the end of the Fixed Rate Period applicable to such Bid Advance) without the prior written consent of the Lender which made such Bid Advance (which consent may be withheld in the sole and absolute discretion of such Lender).

                     (B) Type of Bid Advances. Bid Advances made under this
        Section 2.1(a)(ii) may be Absolute Rate Bid Advances or Fixed Rate Bid Advances, subject, however, to Section 2.4(j).

                     (C) Bid Advance Borrowings.

                         (1) When Borrower desires to effect one or more borrowings consisting of one or more Bid Advances, but not more often than once in any period of thirty (30) consecutive days, Borrower shall notify Administrative Agent by telephone (followed promptly by a facsimile of the related Competitive Bid Request) no later than 8:00 A.M. (California time), (x) in the case of a Fixed Rate Auction, five Business Days prior to the proposed Funding Date of the requested borrowings, or (y) in the case of an Absolute Rate Auction, two Business Days prior to the proposed Funding Date of the requested borrowing(s), in each case, together with a fee payable to Administrative Agent in the amount of $1,500, specifying (together with the other information required to be provided pursuant to the Competitive Bid Request):

                             (a) the Funding Date of such borrowing(s), which
                 shall be a Business Day;

                             (b) the aggregate amount of such borrowing(s),
                 which, subject to the following proviso, shall be in a minimum amount (subject to the limitations set forth in other provisions of the Loan Documents) of $15,000,000 and in integral multiples of $1,000,000 in excess thereof, provided that the aggregate amount of all Fixed Rate Bid

                 Advances with the same Fixed Rate Period shall be in a minimum amount of $15,000,000 and integral multiples of $1,000,000 in excess thereof;

                             (c) whether the requested borrowing(s) is/are to be
                 made as either (1) one or more Fixed Rate Bid Advances or (2) one or more Absolute Rate Bid Advances; and

                             (d) the duration of the requested Fixed Rate Period
                 (subject to the limitation that Borrower may request no more than three Fixed Rate Periods in any single Competitive Bid Request).

Borrower's right to request Competitive Bids for Bid Advances, and each Lender's obligation to fund any Bid Advance pursuant to any Competitive Bid accepted by Borrower, and all Bid Advances made from time to time, shall be subject in all respects to the provisions of Section 2.4(j).

                         (2) On the same day that it receives a Competitive Bid Request, Administrative Agent shall send a copy thereof to each of the Lenders by facsimile, attaching thereto notice of the date and time (as specified in Section 2.1(a)(ii)(C)(3) below) by which responses must be received in order to be considered by Borrower. The Competitive Bid Request shall not constitute an offer by Borrower, but merely an invitation to the Lenders to submit Competitive Bids with respect to the requested borrowing(s).

                         (3) (A) Each Lender may, in its sole and absolute discretion, submit a Competitive Bid, substantially in the form attached hereto as Exhibit B-3, containing an offer or offers to make Bid Advances in response to any Competitive Bid Request. Each Competitive Bid must comply with the provisions of this Section 2.1(a)(ii)(C)(3) and must be submitted to Administrative Agent (or, in the case of a Competitive Bid being submitted by Administrative Agent in its capacity as a Lender, to Borrower), by facsimile, no later than 7:00 A.M. (or, in the case of a Competitive Bid by Administrative Agent, in its capacity as Lender, 6:30 A.M.), California time, (1) in the case of a Fixed Rate Auction, three Business Days prior to the Funding Date of the proposed Borrowing(s), or (2) in the case of an Absolute Rate Auction, on the Funding Date. Each Competitive Bid so submitted (subject only to the provisions of Section 2.1(a)(ii)(A)(1) above and to the satisfaction of all other conditions precedent to the requested Bid Advance(s)) shall be irrevocable, unless Borrower otherwise agrees in writing.

                     (B) Each Competitive Bid shall identify and be signed on behalf of the submitting Lender, shall specify the date of the proposed borrowing(s) specified in the Competitive Bid Request to which the submitting Lender is responding and shall specify:

                             (1) the principal amount of each Bid Advance for
                     which a Competitive Bid is being made (which shall not be limited by the submitting Lender's Pro Rata Share of the

                     Commitment, but which shall be in an amount, no greater than the amount of the requested borrowing, equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof); and

                             (2)(aa) in the case of a Fixed Rate Auction, the
                     LIBOR Bid Margin offered by the submitting Lender, or (bb) in the case of an Absolute Rate Auction, the Absolute Rate offered by the submitting Lender.

             A Competitive Bid may include up to three separate offers by the submitting Lender with respect to each Fixed Rate Period specified in the Competitive Bid Request to which it responds. Any Competitive Bid that (X) does not include all the information required by this Section, (Y) contains language that qualifies or conditions the submitting Lender's offer to make the Bid Advance(s) described therein or to otherwise make such an offer revocable or proposes terms other than (or in addition to) the terms proposed in the relevant Competitive Bid Request other than by setting an aggregate limit on the principal amount of Bid Advances for which offers being made by the submitting Lender may be accepted, or (Z) is received by Administrative Agent (or Borrower, as applicable) after the time set forth in this Section (unless amended to bring it into compliance with respect to any noncompliance described in clause (X) or (Y), in either case prior to the time set forth in this Section) shall be disregarded.

                         (4) Promptly upon receipt, but not later than 8:00 A.M.
             (California time) on the date by which Competitive Bids are required to have been submitted with respect to a Competitive Bid Request, Administrative Agent shall notify Borrower of (i)(A) the terms of each Competitive Bid (other than one that is to be disregarded as described above) received in response to the Competitive Bid Request, and (B) the identity of the Lender submitting such Competitive Bid, and (ii)(A) the aggregate principal amount of Bid Advances for which Competitive Bids have been received for each Fixed Rate Period requested in the Competitive Bid Request, and (B) the respective principal amounts and LIBOR Bid Margins or Absolute Rates, as the case may be, so offered.

                         (5) No later than 8:30 A.M. (California time) on the
             date by which Competitive Bids are required to have been submitted with respect to a Competitive Bid Request, Borrower shall notify Administrative Agent, by means of a notice reasonably acceptable to Administrative Agent in form, of its acceptance or rejection of the offers notified to it as provided in Section 2.1(a)(ii)(C)(4) above. Borrower shall have no obligation to accept any such offer, and may choose to reject all of them. If Borrower has failed to timely notify Administrative Agent of its acceptance or rejection of any one or more offers by the time specified in this Section, Borrower shall be deemed to have rejected such offer(s). Borrower may accept any Competitive Bid (other than one that is to be disregarded as provided above) in whole or in part, provided that:

                             (a) the aggregate principal amount of the
                     Competitive Bids so accepted may not exceed the aggregate amount of the borrowing(s) requested in the relevant Competitive Bid Request;

                             (b) (i) subject to the provisions set forth below
                     with respect to multiple offers at the same LIBOR Bid Margin or Absolute Rate, the principal amount of each accepted Competitive Bid must be in an amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) Competitive Bids must be accepted with respect to an aggregate principal amount of at least $15,000,000 or an integral multiple of $1,000,000 in excess thereof; and

                             (c) with respect to each Fixed Rate Period for
                     which Competitive Bids were requested, Borrower shall accept offers solely on the basis of ascending LIBOR Bid Margins or Absolute Rates, as the case may be (provided that Borrower may, to the extent necessary to comply with the preceding subparagraph (b), accept only part of an offer at a particular LIBOR Bid Margin or Absolute Rate and accept all or part of one or more offers at a higher LIBOR Bid Margin or Absolute Rate).

                     If Borrower chooses to accept one or more offers, Borrower shall deliver a notice to Administrative Agent by not later than 8:30 A.M. (California time), in such form as Administrative Agent may from time to time reasonable request), specifying the aggregate principal amount of offers with respect to each requested Fixed Rate Period that it chooses to accept. If two or more Lenders offer the same LIBOR Bid Margin or Absolute Rate for an aggregate principal amount greater than the amount for which such offers were requested (or greater than the remaining portion of such offers that has not been allocated to offers at lower Fixed Rate Bid Margins or Absolute Rates) with respect to any requested Fixed Rate Period, Borrower shall allocate the principal amount of the affected Bid Advances among such Lenders as nearly as possible (in such multiples, not less than $1,000,000, as Borrower may deem appropriate) in proportion to the aggregate principal amounts to which their respective offers related. Borrower's allocation, in the absence of manifest error, shall be conclusive.

                         (6) Promptly upon receipt of the notice from Borrower
             pursuant to Section 2.1(a)(ii)(C)(5) above, Administrative Agent shall promptly notify each Lender having submitted a Competitive Bid whether its offer has been accepted and, if its offer has been accepted, of the amount of the Bid Advance(s) to be made by it on the date of the relevant borrowing(s).

                         (7) Promptly (but no later than one Business Day)
             following each borrowing of one or more Bid Advances, Administrative Agent shall notify each Lender (whether or not such Lender submitted a Competitive Bid with respect to such borrowing) of the ranges of Competitive Bids submitted and the highest and lowest Competitive Bids accepted for each Fixed Rate Period requested by Borrower and of the aggregate amount of the Bid Advances made pursuant to such Borrowing.

                         (8) Upon receipt of a Competitive Bid Request in proper
             form requesting Competitive Bids to make a Bid Advance that is a Fixed Rate Advance under Section 2.1(a)(ii)(C)(1) above, Administrative Agent shall determine the Fixed Rate applicable to each of the Fixed Rate Periods specified in the Competitive Bid Request, and shall, two Business Days prior to the beginning of such Fixed Rate Period, send a Fixed Rate Notice specifying such rate (or rates, as the case may be) to Borrower and the Lenders; provided, however, that failure to give such notice to any Person shall not affect the validity of such rate.

                         (9) Not later than 10:00 A.M. (California time) on the
             date specified in such notice as the Funding Date, each Lender that submitted a Competitive Bid that was accepted by Borrower, subject to the terms and conditions hereof, shall make its Bid Advance available, in immediately available funds, to Administrative Agent.

                     (D) Funding of Bid Advances. Subject to and upon satisfaction of the applicable conditions set forth in Article 3, as determined by Administrative Agent, Administrative Agent shall make the proceeds of the requested Bid Advances available to Borrower in Dollars in immediately available funds in Borrower's deposit account referred to in Section 2.1(b).

                 (iii) Swing Line Advances

                     (A) There is hereby established a sub-facility (the "Swing Line"), in the amount of Twenty Million Dollars ($20,000,000), under and as a part of the Commitment. The Swing Line shall not for any purpose be an addition to the Commitment, but shall be a sub-feature thereunder. All Advances requested to be made pursuant to the Swing Line shall be subject to the same terms and conditions applicable to other Advances under the Commitment, and all outstanding Swing Line Advances shall likewise be subject to the same terms and conditions applicable to other outstanding Advances under the Commitment, except as expressly provided in (1) the following Section 2.1(a)(iii)(B), (2) Section 2.1(a)(i)(B)(5) with respect to the number of Borrowings permitted in any calendar month, the time within which the Notice of Borrowing for Swing Line Advances must be given, the minimum and incremental amounts applicable to Swing Line Advances and the interest rate applicable thereto, (3)
        Section 2.6(a) with respect to prepayments of Swing Line Advances, and
        (4) Section 10.3(c).

                     (B) The Swing Line Lender hereby agrees to make Advances to Borrower from time to time during the period from the Closing Date to the Business Day preceding the Maturity Date, in an aggregate principal amount not exceeding at any one time the lesser of (1) the Loan Availability less the outstanding principal of all Advances other than Swing Line Advances, and (2) Twenty Million Dollars ($20,000,000). The

        Swing Line Lender's obligation to fund Swing Line Advances shall be unaffected by its making of any other Loans, notwithstanding that the sum of the Swing Line Advances plus the Swing Line Lender's Pro Rata Share of the aggregate principal amount of the outstanding Commitment other than Swing Line Advances may exceed the Swing Line Lender's Commitment.

                     (C) Any Swing Line Advance which is not repaid (either by Borrower funds or by a Borrower requested Advance under the Loan) within five (5) Business Days after such Swing Line Advance's date of funding shall, in accordance with the provisions of Section 10.3(c) hereof and for purposes of determining availability of Swing Line Advances, be converted to an Advance under the Loan (and no longer considered a Swing Line Advance), which Advance shall accrue interest at the Base Rate.

             (b) Making of Advances. Subject to Section 10.3 or as otherwise provided herein, Administrative Agent shall deposit the proceeds of each new Advance in Borrower's account number 001-223275 at the Beverly Hills Office of City National Bank, in accordance with a separate, fully executed "Funds Transfer Agreement" on Administrative Agent's standard form.

             (c) Term. The outstanding balance of the Advances shall be payable in full on the earliest to occur of, (i) April 30, 2006 (as such date may be extended pursuant to Section 2.1(d), (ii) the acceleration of the Advances pursuant to Section 9.2(a), or (iii) Borrower's written notice to Administrative Agent (pursuant to Section 2.8) of Borrower's election to prepay all accrued Obligations and terminate the Commitment (said earliest date referred to herein as the "Maturity Date").

             (d) Extension of the Maturity Date. During the period commencing not more than two-hundred seventy (270) days prior to, and ending not less than one hundred-eighty (180) days prior to, the Maturity Date, Borrower may request the Lenders' approval of a one-year extension of the Maturity Date by delivering written notice of such request to Administrative Agent. Within five (5) Business Days after Administrative Agent's receipt of such written request, Administrative Agent shall deliver a copy of such written request to each Lender. Each Lender may approve or refrain from approving such requested extension in its sole and absolute discretion. If any Lender does not give Administrative Agent written notice of such Lender's approval of such requested extension within thirty (30) days after such Lender's receipt of a copy of the written request for such extension from Administrative Agent, such Lender shall be deemed to have disapproved such extension. Such requested extension shall become effective only if (A) it is approved by Lenders whose Pro Rata Shares, in the aggregate, constitute at least eighty percent (80%) of the total Commitment and (B) if such requested extension is approved by the required, but not by all of the, Lenders, either (i) one or more of the approving Lenders may, but shall not be required to, purchase the Pro Rata Share(s) of the dissenting Lender(s),
(ii) a new Lender or Lenders may purchase the Pro Rata Share(s) of the dissenting Lender(s), or (iii) if one or more of the approving Lenders have not elected to purchase the Pro Rata Share(s) of the dissenting Lender(s) and if no new Lender or Lenders have elected to purchase the Pro Rata Share(s) of the dissenting Lender(s), then Borrower, on the original Maturity Date, shall terminate the Commitments of the dissenting Lender(s) and repay all amounts owing to the dissenting Lender(s) hereunder and under the Notes. If such requested extension becomes effective in accordance with the preceding sentence, upon payment by Borrower of the extension fee required by Section 2.5(d), the original Maturity Date shall be extended to April 30, 2007 as to all Lenders other than the dissenting Lender(s). In all other cases, the original Maturity Date shall not be extended.

             (e) Prior Loan.

                 (i) Effective as of the Closing Date, all Indebtedness and Obligations of Borrower relating to the Prior Loan and arising under the Prior Credit Agreement, the Prior Notes and any other Prior Loan Documents are hereby amended and restated in full by this Agreement, the Notes and the Loan Documents. On the Closing Date, the Prior Notes shall be canceled and promptly thereafter returned to Borrower upon request. Without limiting the generality of the foregoing, effective as of the Closing Date, the commitment of the Prior Lenders to make additional Advances under (and as defined in) the Prior Credit Agreement shall automatically terminate, and Borrower acknowledges and agrees that, effective as of the Closing Date, no Original Lender (or any Lender) shall have any further obligations to Borrower under the Prior Credit Agreement, the Prior Notes or any other Prior Loan Document.

                 (ii) Effective as of August 9, 2002, certain of the Lenders shall purchase, and certain of the Lenders shall sell, to one another, the percentage interest in the Commitment as reflected in Schedule 2.1(e) hereto, in order to reallocate the Carryover Principal Balance under the Notes among the Lenders to correspond to the Pro Rata Shares of the Lenders specified in Schedule 1.1 hereto. The applicable purchase price payments are specified in Schedule 2.1(e) hereto and are referred to herein as the "Adjusting Purchase Payments". The Adjusting Purchase Payments shall be made to Administrative Agent by the applicable purchasing Lender by Federal Reserve wire transfer initiated by the payor no later than 8:00 A.M. (California time) on August 9, 2002. Upon receipt of all such payments, Administrative Agent shall promptly send appropriate portions thereof to the selling Lenders by Federal Reserve wire transfer. The parties to this Agreement acknowledge that the Adjusting Purchase Payments do not include interest or fees, which Borrower is obligated pursuant to the terms of Section 3.1(j) to pay through and including August 9, 2002.

        2.2. Authorization to Obtain Advances. Schedule 2.2 sets forth the names of those employees of Borrower authorized by Borrower to sign Notices of Borrowing, and Administrative Agent and Lenders shall be entitled to rely on such Schedule until notified in writing by Borrower of any change(s) of the persons so authorized. Administrative Agent shall be entitled to act on the instructions of anyone identifying himself or herself as one of the Persons authorized to execute a Notice of Borrowing, and Borrower shall be bound thereby in the same manner as if such Person were actually so authorized. Borrower agrees to indemnify, defend and hold Lenders and Administrative Agent harmless from and against any and all Liabilities and Costs which may arise or be created by the acceptance of instructions in any Notice of Borrowing, unless caused by the gross negligence or willful misconduct of the Person to be indemnified.

        2.3. Lenders' Accounting. Administrative Agent shall maintain a loan account (the "Loan Account") on its books in which shall be recorded (a) the names and addresses and the Pro Rata Shares of the Commitment of each of the Lenders, and the principal amount of Advances owing to each Lender from time to time, and (b) all Advances and repayments of principal and payments of accrued interest, as well as payments of fees required to be paid pursuant to this Agreement, and prepayments under the Swing Line. All entries in the Loan Account shall be made in accordance with Administrative Agent's customary accounting practices as in effect from time to time. Monthly or at such other interval as is customary with Administrative Agent's practice, Administrative Agent will render a statement of the Loan Account to Borrower and will deliver a copy thereof to each Lender. Each such statement shall be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein (absent manifest error).

        2.4. Interest on the Advances.

             (a) Base Rate Advances; Swing Line Advances. Subject to Section 2.4(f), all Base Rate Advances shall bear interest on the daily unpaid principal amount thereof from the date made until paid in full at a fluctuating rate per annum equal to the Base Rate. Base Rate Advances shall be made in minimum amounts of Two Hundred Fifty Thousand Dollars ($250,000). All Swing Line Advances shall bear interest on the daily unpaid principal amount thereof from the date made until paid in full at a rate per annum equal to the Base Rate in effect during such time period less the Applicable Swing Line Advance Margin.

             (b) LIBOR Advances. Subject to Sections 2.4(f) and 2.4(j), LIBOR Advances shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of the LIBOR Rate for such Interest Period plus the Applicable LIBOR Rate Margin. LIBOR Advances shall be in amounts of One Million Dollars ($1,000,000) or Fifty Thousand Dollars ($50,000) increments in excess thereof. No more than eight (8) LIBOR Advances shall be outstanding at any one time. Notwithstanding anything to the contrary contained herein and subject to the default interest provisions contained in Section 2.4(f), if an Event of Default occurs and as a result thereof the Commitment is terminated, all LIBOR Advances will convert to Base Rate Advances upon the expiration of the applicable Interest Periods therefor or the date all Advances become due, whichever occurs first.

             (c) Absolute Rate Bid Advances. Subject to Section 2.4(f), all Absolute Rate Bid Advances shall bear interest on the unpaid principal amount thereof during the Fixed Rate Period applicable thereto at a fixed rate per annum equal to the Absolute Rate quoted by the Lender making such Bid Advance pursuant to Section 2.1(a)(ii)(C)(3) and accepted by Borrower pursuant to
Section 2.1(a)(ii)(C)(5).

             (d) Fixed Rate Bid Advances. Subject to Sections 2.4(f) and 2.4(j), Fixed Rate Bid Advances shall bear interest on the unpaid principal amount thereof during the Fixed Rate Period applicable thereto at a fixed rate per annum equal to the LIBOR Rate plus or minus the LIBOR Bid Margin quoted by the Lender making such Bid Advance pursuant to Section 2.1(a)(ii)(C)(3) and accepted by Borrower pursuant to Section 2.1(a)(ii)(C)(5).

             (e) Interest Payments. Subject to Section 2.4(f), interest accrued on all Advances shall be payable by Borrower, in the manner provided in Section 2.6(b) in arrears on the first Business Day of the first calendar month following the Closing Date, the first Business Day of each succeeding calendar month thereafter, and on the Maturity Date.

             (f) Default Interest. Notwithstanding the rates of interest specified in Sections 2.4(a) and 2.4(b) and the payment dates specified in
Section 2.4(e), effective at the option of Requisite Lenders following the occurrence and during the continuance of any Event of Default, the principal balance of all Advances then outstanding and, to the extent permitted by applicable law, any interest payments not paid when due, shall bear interest, payable upon demand, at a rate which is five percent (5%) per annum in excess of the rate(s) of interest otherwise payable from time to time under this Agreement. Notwithstanding anything to the contrary in any of the other Loan Documents, all other amounts due Administrative Agent or the Lenders (whether directly or for reimbursement) under this Agreement or any of the other Loan Documents if not paid when due, or if no time period is expressed, if not paid within ten (10) days after demand, shall bear interest from and after demand at the rate set forth in this Section 2.4(f).

             (g) Late Fee. Borrower acknowledges that late payment to Administrative Agent will cause Administrative Agent and the Lenders to incur costs not contemplated by this Agreement. Such costs include, without limitation, processing and accounting charges. Therefore, if Borrower fails timely to pay any sum due and payable hereunder through the Maturity Date, unless waived by Administrative Agent pursuant to the last sentence of this
Section 2.4(g) or by the Requisite Lenders, a late charge of four cents ($.04) for each dollar of any such principal payment, interest or other charge which is due hereon and which is not paid within fifteen (15) days after such payment is due, shall be charged by Administrative Agent (for the benefit of Lenders) and paid by Borrower for the purpose of defraying the expense incident to handling such delinquent payment. Borrower, the Lenders and Administrative Agent agree that this late charge represents a reasonable sum considering all of the circumstances existing on the date hereof and represents a fair and reasonable estimate of the costs that Administrative Agent and the Lenders will incur by reason of late payment. Borrower, the Lenders and Administrative Agent further agree that proof of actual damages would be costly and inconvenient. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue installment, and shall not prevent Administrative Agent from exercising any of the other rights available hereunder or under any other Loan Document. Such late charge shall be paid without prejudice to any other rights or remedies of Administrative Agent or any Lender. The Lenders agree that, notwithstanding the foregoing, no such late charge shall be charged by Administrative Agent or any Lender if the outstanding Advances are then bearing interest at the default rate of interest set forth in Section 2.4(f). Administrative Agent is hereby authorized on behalf of all the Lenders, without the necessity of any notice to, or further consent from, any Lender, to waive the imposition of the late fees provided for in this Section 2.4(g) up to a maximum of three (3) times per calendar year.

             (h) Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days. In computing interest on any Advance, subject to Section 2.6(b), the date of the making of the Advance shall be included and the date of payment shall be excluded; provided, however, that if an Advance is repaid on the same day on which it is made, one (1) day's interest shall be paid on that Advance. Notwithstanding any provision in this Section 2.4, interest in respect of any Advance shall not exceed the maximum rate permitted by applicable law.

             (i) Changes; Legal Restrictions. In the event that, after the Closing Date, (A) the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a court or Governmental Authority or any change in the interpretation or application thereof by a court or Governmental Authority, or (B) compliance by Administrative Agent or any Lender with any request or directive made or issued after the Closing Date (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from any central bank or other Governmental Authority or quasi-governmental authority:

                 (i) subjects Administrative Agent or any Lender to any tax, duty or other charge of any kind with respect to the Commitment, this Agreement or any of the other Loan Documents, including the Notes or the Advances, or changes the basis of taxation of payments to Administrative Agent or such Lender of principal, fees, interest or any other amount payable hereunder, except for net income, gross receipts, gross profits or franchise taxes imposed by any jurisdiction and not specifically based upon loan transactions (all such non-excepted taxes, duties and other charges being hereinafter referred to as "Lender Taxes");

                 (ii) imposes, modifies or holds applicable, in the determination of Administrative Agent or any Lender, any reserve, special deposit, compulsory loan, FDIC insurance, capital allocation or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, Administrative Agent or such Lender or any applicable lending office (except to the extent that the reserve and FDIC insurance requirements are reflected in the "Base Rate" or in determining the LIBOR Rate); or

                 (iii) imposes on Administrative Agent or any Lender any other condition materially more burdensome in nature, extent or consequence than those in existence as of the Closing Date, and the result of any of the foregoing is to increase the cost to Administrative Agent or any Lender of making, renewing, maintaining or participating in the Advances or to reduce any amount receivable thereunder; then in any such case, Borrower shall promptly pay to Administrative Agent or such Lender, as applicable, within seven (7) days after Borrower's receipt of written demand, such amount or amounts (based upon a reasonable allocation this Agreement and affected by this Section 2.4(i)) as may be necessary to compensate Administrative Agent or such Lender for any such additional cost incurred or reduced amounts received. Administrative Agent or such Lender shall deliver to Borrower and in the case of a delivery by such Lender, such Lender shall also deliver to Administrative Agent, a written statement of the claimed additional costs incurred or reduced amounts received and the basis therefor as soon as reasonably practicable after such Lender obtains knowledge thereof. If Administrative Agent or any Lender subsequently recovers any amount of Lender Taxes previously paid by Borrower pursuant to this Section 2.4(i), whether before or after termination of this Agreement, then, upon receipt of good funds with respect to such recovery, Administrative Agent or such Lender will refund such amount to Borrower if no Event of Default or Unmatured Event of Default then exists or, if an Event of Default or Unmatured Event of Default then exists, such amount will be credited to the Obligations in the manner determined by Administrative Agent or such Lender.

             (j) Certain Provisions Regarding LIBOR Advances, Fixed Rate Bid Advances and Absolute Rate Bid Advances.

                 (i) Certain Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to Borrower and Administrative Agent, be conclusive and binding on the parties hereto) that after the Closing Date the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to make or maintain any Advance as a LIBOR Advance, Fixed Rate Bid Advance or Absolute Rate Bid Advance, (A) the obligations of such Lender to make or maintain any Advances as LIBOR Advances, Fixed Rate Bid Advances or Absolute Rate Bid Advances shall, upon such determination, forthwith be suspended until such Lender shall notify Administrative Agent that the circumstances causing such suspension no longer exist (and such Lender shall give notice if such circumstances no longer exist), and (B) if required by such law or assertion, the existing LIBOR Advances, Fixed Rate Bid Advances or Absolute Rate Bid Advances of such Lender shall automatically convert into Base Rate Advances.

                 (ii) Deposits Unavailable. If Administrative Agent shall have determined in good faith that adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Advances, Fixed Rate Bid Advances or Absolute Rate Bid Advances, then, upon notice from Administrative Agent to Borrower the obligations of all the Lenders to make or maintain Advances as LIBOR Advances, Fixed Rate Bid Advances or Absolute Rate Bid Advances shall forthwith be suspended until Administrative Agent shall notify Borrower that the circumstances causing such suspension no longer exist. Administrative Agent will give such notice when it determines, in good faith, that such circumstances no longer exist; provided, however, that neither Administrative Agent nor any Lender shall have any liability to any Person with respect to any delay in giving such notice.

                 (iii) Fixed Rate Price Adjustment. Borrower acknowledges that prepayment or acceleration of a LIBOR Advance, Fixed Rate Bid Advance or Absolute Rate Bid Advance during an Interest Period shall result in the Lenders incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. (For all purposes of this subparagraph (iii), any Advance not being made as a LIBOR Advance, Fixed Rate Bid Advance or Absolute Rate Bid Advance in accordance with the Notice of Borrowing therefor, as a result of Borrower's cancellation thereof, shall be treated as if such LIBOR Advance, Fixed Rate Bid Advance or Absolute Rate Bid Advance had been prepaid.) Therefore, on the date a LIBOR Advance, Fixed Rate Bid Advance or Absolute Rate Bid Advance is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise ("Price Adjustment Date"), Borrower shall pay to Administrative Agent, for the account of each Lender (or the applicable Lender in the case of a Fixed Rate Bid Advance or Absolute Rate Bid Advance), in addition to all other sums then owing, an amount ("Fixed Rate Price Adjustment") equal to the then present value of (A) the amount of interest that would have accrued on the LIBOR Advance, Fixed Rate Bid Advance or Absolute Rate Bid Advance for the remainder of the Interest Period at the rate applicable to such LIBOR Advance, Fixed Rate Bid Advance or Absolute Rate Bid Advance, less (B) the amount of interest that would accrue on the same LIBOR Advance, Fixed Rate Bid Advance or Absolute Rate Bid Advance for the same period if the LIBOR Rate were set on the Price Adjustment Date. The present value shall be calculated by using as a discount rate the LIBOR Rate quoted on the Price Adjustment Date.

        By initialing this provision where indicated below, Borrower confirms that Lenders' agreement to make the Loan at the interest rates and on the other terms set forth herein and in the other Loan Documents constitutes adequate and valuable consideration, given individual weight by Borrower, for this agreement.

             BORROWER'S INITIALS:      _________________

        Within seven (7) days after Borrower's receipt of written notice from Administrative Agent, Borrower shall immediately pay to Administrative Agent, for the account of the Lenders, the Fixed Rate Price Adjustment as calculated by Administrative Agent. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the parties hereto.

                 (iv) Borrower understands, agrees and acknowledges the following: (A) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Advance or a Fixed Rate Price Adjustment; (B) the LIBOR Rate is used merely as a reference in determining such rate and/or Fixed Rate Price Adjustment; and (C) Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate and a Fixed Rate Price Adjustment. Borrower further agrees to pay the Fixed Rate Price

        Adjustment and Lender Taxes, if any, whether or not a Lender elects to purchase, sell and/or match funds.

             (k) Withholding Tax Exemption. At least five (5) Business Days prior to the first day on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to Administrative Agent and Borrower two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or Form W-8ECI (and any necessary Form W-8IMY), certifying in either case that such Lender is entitled to receive payments under this Agreement without any deduction or withholding of any United States federal income taxes and a valid and duly completed and executed Internal Revenue Service Form W-8 or W-9. Each Lender which so delivers a Form W-8BEN or Form W-8ECI further undertakes to deliver to Administrative Agent and Borrower two (2) additional copies of such form (or any applicable successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Administrative Agent or Borrower, in each case certifying that such Lender is entitled to receive payments under this Agreement without any deduction or withholding of any United States federal income taxes, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income taxes. If any Lender cannot deliver such form or delivers one or more such forms indicating that such Lender is entitled to only a partial exemption from withholding, then Borrower may withhold from such payments such amounts as are required by the Code.

        2.5. Fees.

             (a) Fees. Borrower shall pay to Administrative Agent the fees in respect of the Commitment pursuant to a separate agreement between Administrative Agent and Borrower.

             (b) Facility Fee. Until the Obligations are paid in full and this Agreement is terminated or, if sooner, the date the Commitment terminates, and subject to Section 10.4(b), Borrower shall pay to Administrative Agent, for the account of each Lender, a fee (the "Facility Fee") in an amount equal to (i) the Commitment multiplied by (ii) the Applicable Facility Fee Rate. The Facility Fee shall be payable, in the manner provided in Section 2.5(e), in arrears on the first Business Day of each Fiscal Quarter, and shall be payable on the Maturity Date or, if sooner, the date the Commitment terminates or on the date of payment in full of all Obligations. The Facility Fee shall be prorated for any period of less than a full Fiscal Quarter.

             (c) Agency Fees. Borrower shall pay Administrative Agent such fees as are provided for in the agency fee agreement between Administrative Agent and Borrower, as in existence from time to time.

             (d) Extension Fee. Borrower shall pay to Administrative Agent, for distribution to each Lender (for purposes of this Section 2.5(d), collectively, the "approving Lenders") which approved the extension and which holds a Pro Rata Share of the Commitment following the approval of such extension pursuant to
Section 2.1(d), and to each new Lender which purchased the Pro Rata Share of a dissenting Lender pursuant to Section 2.1(d), a fee in an amount equal to, as applicable, (i) 0.30% of the Commitment payable to each such approving Lender or new Lender with a Pro Rata Share of the Commitment equal to or greater than $50,000,000, or (ii) 0.20% of the Commitment payable to each such approving Lender or new Lender with a Pro Rata Share of the Commitment of less than $50,000,000. Such fee shall be due and payable by Borrower to Administrative Agent for the benefit of the approving Lenders within three (3) Business Days after Borrower's receipt of written notice from Administrative Agent of the approval of the extension and by Borrower to Administrative Agent for the benefit of each such new Lender within three (3) Business Days after such new Lender purchases such new Lender's Pro Rata Share of the Commitment.

             (e) Payment of Fees. The fees described in this Section 2.5 represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention or forbearance of money, and the obligation of Borrower to pay the fees described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees and expenses otherwise described in this Agreement. All fees shall be payable when due in immediately available funds and shall be nonrefundable when paid. If Borrower fails to make any payment of fees or expenses specified or referred to in this Agreement due to Administrative Agent or the Lenders, including without limitation those referred to in this Section 2.5, in Section 11.1, or otherwise under this Agreement or any separate fee agreement between Borrower and Administrative Agent or any Lender relating to this Agreement, when due, the amount due shall bear interest until paid at the Base Rate and after ten (10) days at the rate specified in Section 2.4(f) (but not to exceed the maximum rate permitted by applicable law), and shall constitute part of the Obligations. The Facility Fee shall be calculated on the basis of a 360-day year and the actual number of days elapsed.

        2.6. Payments.

             (a) Voluntary Prepayments. Subject to Section 2.1(a)(ii)(A)(3), Borrower may, upon not less than three (3) Business Days prior written notice to Administrative Agent not later than 11:00 A.M. (San Francisco time) on the date given, at any time and from time to time, prepay any Advances in whole or in part, provided that, notwithstanding the foregoing, Borrower may, upon written notice given not later than 11:00 A.M. (San Francisco time) on the proposed date of repayment, prepay Swing Line Advances in whole or in part on such date. If, at the time of prepayment of the Advances, there are outstanding any Swing Line Advances, such prepayment shall be applied first to the prepayment of outstanding Swing Line Advances, and second to the prepayment of other Advances. Any notice of prepayment given to Administrative Agent under this Section 2.6(a) shall specify the date of prepayment and the aggregate principal amount of the prepayment. In the event of a prepayment of LIBOR Advances, Borrower shall pay any Fixed Rate Price Adjustment payable in respect thereof in accordance with
Section 2.4(j). Administrative Agent shall provide to each Lender a confirming copy of such notice on the same Business Day such notice is received.

             (b) Mandatory Prepayment. To the extent Borrower at any time and for any reason is not in compliance with Section 2.1(a)(i)(A)(2), Borrower shall promptly, but in any event within five (5) Business Days, repay Advances outstanding hereunder in an amount sufficient to cause compliance with such
Section 2.1(a)(i)(A)(2).

             (c) Manner and Time of Payment. All payments of principal, interest and fees hereunder payable to Administrative Agent or the Lenders shall be made without condition or reservation of right and free of set-off or counterclaim, in Dollars and by wire transfer (pursuant to Administrative Agent's written wire transfer instructions) of immediately available funds, to Administrative Agent, for the account of each Lender entitled thereto not later than 11:00 A. M. (San Francisco time) on the date due; and funds received by Administrative Agent after that time and date shall be deemed to have been paid on the next succeeding Business Day.

             (d) Payment on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder and of any of the fees specified in Section 2.5, as the case may be.

        2.7. Notice of Increased Costs. Each Lender agrees that, as promptly as reasonably practicable after it becomes aware of the occurrence of an event or the existence of a condition which would cause it to be affected by any of the events or conditions described in Section 2.4(i) or (j), it will notify Borrower, and provide a copy of such notice to Administrative Agent, of such event and the possible effects thereof, provided that the failure to provide such notice shall not affect such Lender's rights to reimbursement provided for herein. Provided no Event of Default or Unmatured Event of Default has occurred and is continuing, Borrower shall have the right (the "Payoff Right") to pay to such Lender all principal, accrued and unpaid interest and any other amounts (collectively, the "Payoff Amount") due such Lender under this Agreement and the other Loan Documents (including amounts due such Lender under Section 2.4(i)). Borrower may exercise the Payoff Right only by delivering written notice of Borrower's exercise of such Payoff Right to such Lender, the Administrative Agent and the other Lenders within fifteen (15) days after Borrower's receipt of written notice from such Lender that Borrower owes amounts under Section 2.4(i) and thereafter paying, in immediately available funds, the Payoff Amount to such Lender within such 15-day period. Upon such Lender's receipt of the Payoff Amount, such Lender's Pro Rata Share of the Commitment shall be terminated, the Commitment shall be reduced by an amount equal to such Lender's Pro Rata Share of the Commitment and the Pro Rata Shares of the Commitment of the remaining Lenders shall be adjusted and the Administrative Agent shall give written notice to each of the Lenders of the adjusted Pro Rata Shares.

        2.8. Voluntary Termination or Reduction of Commitment. At any time prior to the Maturity Date, Borrower may, upon not less than five (5) Business Days' prior written notice to the Administrative Agent, terminate the Commitment in effect or permanently reduce the Commitment in effect by an aggregate minimum amount of Twenty Million Dollars ($20,000,000) or any multiple of Five Million Dollars ($5,000,000) in excess thereof, provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayment of Advances made on the effective date of such termination or reduction, as the case may be, the then outstanding principal amount of the Advances would exceed the Commitment in effect; provided further, however, that once terminated or reduced in accordance with this Section 2.8, the Commitment in effect may not thereafter be reinstated or increased (provided that, if the Commitment is reduced (but not terminated) pursuant to this Section 2.8, the Commitment may thereafter be increased pursuant to Section 2.9) and provided further, however, that although the Commitment in effect may be terminated entirely pursuant to this Section 2.8, the Commitment in effect shall not be reduced below One Hundred Million Dollars ($100,000,000). All accrued and unpaid fees due under
Section 2.5 with respect to the portion of the Commitment in effect being terminated or reduced shall be paid to the Administrative Agent on the funding date of such termination or reduction.

        2.9. Optional Increase to the Commitment.

             (a) Provided that no Event of Default or Unmatured Event of Default then exists, Borrower may, in accordance with the provisions of this Section 2.9 and on no more than two (2) occasions prior to the date occurring ninety (90) days prior to the original Maturity Date, request in writing that the then effective Commitment be increased up to $350,000,000 minus the amount of any reductions to the Commitment pursuant to Section 2.7 and/or Section 2.8 and the amount of any previous increase in Commitment pursuant to this Section 2.9, provided, however, that no such request shall be for an increase amount less than $20,000,000. Any request under this Section shall be submitted by Borrower to the Lenders through Administrative Agent not less than thirty (30) days prior to the proposed increase, specify the proposed effective date and amount of such increase and be accompanied by (i) an Officer's Certificate of the REIT stating that no Event of Default or Unmatured Event of Default exists as of the date of the request or will result from the requested increase, (ii) a written consent to the increase in the amount of the Commitment executed by the REIT (in its capacity as "Guarantor" under the Guaranty) and (iii) the satisfaction of all conditions precedent specified in Section 3.2. Borrower may also specify any fees offered to those Lenders which agree to an increase in the amount of their respective Pro Rata Shares of the Commitment (which fees may be variable based upon the amount which any such Lender is willing to assume as an increase to the amount of its Pro Rata Share of the increased Commitment). The consent of the Lenders, as such, shall not be required for an increase in the amount of the Commitment pursuant to this Section.

             (b) Each Lender may approve or reject a request for an increase in the amount of its Pro Rata Share of the Commitment in its sole and absolute discretion and, absent an affirmative written response within fifteen (15) days after receipt of such request, shall be deemed to have rejected the request. The rejection of such a request by any number of Lenders shall not affect Borrower's right to increase the Commitment pursuant to this Section as a result of, and with respect to the Pro Rata Shares of, those Lenders that approve such increase and such additional Lenders that join this Agreement in accordance with clause
(e) of this Section. Notwithstanding any other provision hereof, no Lender which rejects a request for an increase in the Commitment shall be (i) subject to removal as a Lender, (ii) obligated to lend any amount greater than its original Pro Rata Share of the original Commitment, or (iii) deemed to be in default in any respect hereunder.

             (c) In responding to a request under this Section, each Lender which is willing to increase the amount of its Pro Rata Share of the increased Commitment shall specify the amount of the proposed increase which it is willing to assume. Each consenting Lender shall be entitled to participate ratably (based on its Pro Rata Share of the Commitment before such increase) in any resulting increase in the Commitment, subject to the right of Administrative Agent to adjust allocations of the increased Commitment so as to result in the amounts of the Pro Rata Shares of the Lenders being in integral multiples of $1,000,000.

             (d) If the aggregate principal amount offered to be assumed by the consenting Lenders is less than the amount requested, Borrower may (i) reject the proposed increase in its entirety, (ii) accept the offered amounts or (iii) designate new lenders who qualify as eligible assignees under Section 11.20 and which are reasonably acceptable to Administrative Agent as additional Lenders hereunder in accordance with clause (e) of this Section (each, a "New Lender"), which New Lenders may assume the amount of the increase in the Commitment that has not been assumed by the consenting Lenders.

             (e) Each New Lender designated by Borrower and reasonably acceptable to Administrative Agent shall become an additional party hereto as a New Lender concurrently with the effectiveness of the proposed increase in the Commitment upon its execution of an instrument of joinder to this Agreement which is in form and substance acceptable to Administrative Agent and which, in any event, contains the representations, warranties, indemnities and other protections afforded to Administrative Agent and the other Lenders which would be granted or made by an eligible assignee under Section 11.20 by means of the execution of an Assignment and Assumption.

             (f) Subject to the foregoing, any increase to the Commitment requested under this Section shall be effective as of the date proposed by Borrower and shall be in the principal amount equal to (i) the amount which consenting Lenders are willing to assume as increases to the amount of their respective Pro Rata Shares plus (ii) the amount offered by any New Lenders. Upon the effectiveness of any such increase, Borrower shall issue replacement Notes to each affected Lender and new Notes to each New Lender, and the percentage Pro Rata Share of each Lender will be adjusted, higher or lower as needed, to give effect to the increase in the Commitment and set forth in a new Schedule 1.1 issued by Administrative Agent. On or prior to such effective date and as applicable, certain of the Lenders shall purchase, and certain of the Lenders shall sell, to one another, the percentage interest in the Commitment as necessary in order to reallocate the principal balance under the Notes among the Lenders to correspond to the Pro Rata Shares of the Lenders set forth in the new
Schedule 1.1 referred to above.

                                   ARTICLE 3
                             CONDITIONS TO ADVANCES

        3.1. Conditions to Effectiveness; Initial Advances. The effectiveness of this Agreement and the obligation of the Lenders to make the initial Advances in accordance with Section 2.1(e) shall be subject to the satisfaction or waiver by the Requisite Lenders of each of the following conditions precedent on or before August 9, 2002:

             (a) Borrower Loan Documents. Borrower shall have executed and delivered to Administrative Agent each of the following, in form and substance acceptable to Administrative Agent and each other Lender:

                 (i) this Agreement;

                 (ii) the Notes; and


                 (iii) all other documents which Administrative Agent reasonably requires to be executed by or on behalf of Borrower.

             (b) REIT Loan Documents. The REIT shall have executed and delivered to Administrative Agent each of the following, in form and substance acceptable to Administrative Agent and each other Lender:

                 (i) the Guaranty; and

                 (ii) all other documents which Administrative Agent reasonably requires to be executed by or on behalf of the REIT.

             (c) Corporate and Partnership Documents. Administrative Agent shall have received the corporate and partnership formation and other governing documents of the Borrower and the REIT, and a certificate of each such entity's Secretary or an officer comparable thereto with respect to authorization, incumbency and all organizational documents.

             (d) Solvency. Each of the REIT and Borrower shall be Solvent and shall have delivered to Administrative Agent a Solvency Certificate to that effect.

             (e) Fees and Expenses. Administrative Agent shall have received all fees then due to Administrative Agent and to the Lenders and shall have received reimbursement for all costs and expenses for which Borrower is obligated pursuant to Section 11.1 and for which Borrower has received an invoice, and Borrower shall have performed all of its other obligations as set forth in the Loan Documents to make payments to Administrative Agent on or before the Closing Date and all expenses of Administrative Agent incurred prior to such Closing Date and for which Borrower has received an invoice shall have been paid by Borrower.

             (f) Opinions of Counsel. Administrative Agent shall have received, on behalf of Administrative Agent and the Lenders, favorable opinions of counsel for Borrower and the REIT dated as of the Closing Date, in form and substance reasonably satisfactory to Administrative Agent, the Lenders and their respective counsel.

             (g) Consents and Approvals. All material licenses, permits, consents, regulatory approvals and corporate action necessary to enter into the financing transactions contemplated by this Agreement shall have been obtained by Borrower and the REIT.

             (h) Adjusting Purchase Payments. The applicable Lenders shall have made the Adjusting Purchase Payments as specified in Section 2.1(e).

             (i) City National Bank Loan. Administrative Agent shall have received copies of all of the documents evidencing the City National Bank Loan and shall have approved (which approval shall not be unreasonably withheld) such documents.

             (j) Payment of Interest and Fees on Prior Loan. Borrower shall have paid to Administrative Agent all accrued and unpaid interest and fees under the Prior Loan.

        3.2. Conditions Precedent to All Advances. The obligation of each Lender to make any Advance (including the initial Advance) requested to be made by it, on any date, is subject to the satisfaction or waiver by the Requisite Lenders of the following conditions precedent as of such date:

             (a) Notice of Borrowing. With respect to a request for an Advance, Administrative Agent shall have received, on or before the Funding Date and in accordance with the provisions of Section 2.1(a)(i)(B), an original and duly executed Notice of Borrowing.

             (b) Additional Matters. As of the Funding Date for any Advance and after giving effect to the Advance being requested:

                 (i) No Default. After giving effect to the requested Advance, no Event of Default or Unmatured Event of Default shall have occurred and be continuing or would result from the making of the requested Advance (it being intended that the Lenders shall have no obligation to fund any Advance during the period allowed under this Agreement for cure of any event or condition which, if not cured during such period, would become an Event of Default), and all of the covenants contained in Sections 7.3 and 7.4, and Article 8 shall be satisfied;

                 (ii) Representations and Warranties. All of the representations and warranties contained in this Agreement and in any other Loan Document (other than those representations and warranties which expressly provide that they speak as of a certain date (e.g., "as of the Closing Date")) shall be true and correct in all material respects on and as of such Funding Date, as though made on and as of such date, and Borrower shall so certify;

                 (iii) No Material Adverse Change (Borrower and REIT). No change shall have occurred which shall have a Material Adverse Effect on Borrower or the REIT, as determined by Administrative Agent;

                 (iv) Material Adverse Change (Unencumbered Asset). If a change shall have occurred which shall have a Material Adverse Effect on any Unencumbered Asset or the operating performance thereof, as determined by Administrative Agent, the Unencumbered Asset Value of such Unencumbered Asset shall not be included in the aggregate Unencumbered Asset Value of the Unencumbered Pool for purposes of Section 2.1(a)(i)(A)(2);

                 (v) Litigation Proceedings. There shall not have been instituted or threatened, any litigation or proceeding in any court or before any Governmental Authority affecting or threatening to affect Borrower or the REIT which, if adversely determined, would have a Material Adverse Effect on Borrower or the REIT, as reasonably determined by Administrative Agent; and

                 (vi) Compliance with Section 8.5. Borrower shall be in compliance with Section 8.5 after such Advance is made.

             (c) Bid Advance Note(s). In the case of and prior to any Bid Advance, Borrower shall have provided to Administrative Agent Bid Advance Notes, one for each Lender, and each in the full amount of the Bid Advance Limit.

             (d) Replacement or Amended Guaranty. With respect to the first Advance after an increase of Commitment, if any, in accordance with Section 2.9, Borrower shall provide Administrative Agent with a fully executed amended or replacement Guaranty from Guarantor, in form and substance satisfactory to Administrative Agent, increasing the liability thereunder to reflect the increased Commitment amount.

Each submission by Borrower to Administrative Agent of a Notice of Borrowing with respect to an Advance and the acceptance by Borrower of the proceeds of each such Advance made hereunder shall constitute a representation and warranty by Borrower as of the Funding Date in respect of such Advance that all the conditions contained in this Section 3.2 have been satisfied.

                                   ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

        4.1. Representations and Warranties as to Borrower, Etc. In order to induce the Lenders to make the Advances, Borrower hereby represents and warrants to Administrative Agent and the Lenders as follows:

             (a) Organization; Partnership Powers. Borrower (i) is a limited partnership duly organized, validly existing and in good standing under the laws of Maryland, (ii) is duly qualified to do business as a foreign limited partnership and in good standing under the laws of California and each other jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except for those jurisdictions where failure to so qualify and be in good standing would not have a Material Adverse Effect on Borrower, and (iii) has all requisite partnership power and authority to own, operate and encumber its Property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Loan Documents.

             (b) Authority. Borrower has the requisite partnership power and authority to execute, deliver and perform each of the Loan Documents to which it is or will be a party. The execution, delivery and performance thereof, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary actions. Each of the Loan Documents to which Borrower is a party has been duly and validly executed and delivered by Borrower and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally and general equitable principles.

             (c) Ownership of Borrower. All of the Partnership Units of Borrower are validly issued and non-assessable and as of the Closing Date are owned of record by the REIT or by the Persons (and in the amounts) set forth on Schedule 4.1(c), as amended from time to time.

As of June 30, 2002, the REIT owns 1,729,825 Partnership Units of Borrower, free and clear of any Liens. Such Partnership Units were offered and sold in compliance in all material respects with all Requirements of Law (including, without limitation, federal and state securities laws). Except as set forth in
Schedule 4.1(c), as of the Closing Date there are no outstanding securities convertible into or exchangeable for Partnership Units of Borrower, or options, warrants or rights to purchase any such Partnership Units, or commitments of any kind for the issuance of additional Partnership Units or any such convertible or exchangeable securities or options, warrants or rights to purchase such Partnership Units. The REIT is the sole general partner of Borrower.

             (d) No Conflict. The execution, delivery and performance by Borrower of the Loan Documents to which it is or will be a party, and each of the transactions contemplated thereby, do not and will not (i) conflict with or violate Borrower's limited partnership agreement or certificate of limited partnership or other organizational documents, as the case may be, or (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law, Contractual Obligation or Court Order of or binding upon Borrower, which would have a Material Adverse Effect on Borrower or (iii) require termination of any Contractual Obligation, which termination would have a Material Adverse Effect on Borrower or (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the Properties or assets of Borrower (other than Permitted Liens).

             (e) Consents and Authorizations. Borrower has obtained all consents and authorizations required pursuant to its Contractual Obligations with any other Person, and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, as may be necessary to allow Borrower to lawfully execute, deliver and perform its obligations under the Loan Documents to which Borrower is a party, except to the extent that failure to obtain any such consent or authorization or to effect such notice or filing would not have a Material Adverse Effect on Borrower.

             (f) Governmental Regulation. Neither Borrower nor the REIT is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any other federal or state statute or regulation such that its ability to incur indebtedness is limited or its ability to consummate the transactions contemplated by the Loan Documents is materially impaired.

             (g) Financial Statements; Projections and Forecasts. Each of the financial statements to be delivered to Administrative Agent pursuant to Section 5.1(b) and Section 5.1(c) (i) has been, or will be, as applicable, prepared in accordance with the books and records of the REIT and the Consolidated Entities on a consolidated basis, and (ii) either fairly present in all material respects, or will fairly present in all material respects, as applicable, the financial condition of the REIT and the Consolidated Entities on a consolidated basis, at the dates thereof (and, if applicable, subject to normal year-end adjustments) and the results of its operations and cash flows, on a consolidated basis, for the period then ended. Each of the projections delivered to Administrative Agent prior to the date hereof and each of the projected consolidated cash flows to be delivered to Administrative Agent pursuant to
Section 5.1(e), (A) has been, or will be, as applicable, prepared by the REIT in light of the past business and performance of the REIT or its predecessors in interest on a consolidated basis and (B) represent, or will represent, as of the date thereof, the reasonable good faith estimates of the REIT's financial personnel as of their respective dates.

             (h) Prior Operating Statements. Each of the operating statements pertaining to each of the Unencumbered Assets in the Unencumbered Pool prepared by Borrower and delivered to Administrative Agent prior to the date hereof was prepared in accordance with GAAP in effect on the date such operating statement of each such Unencumbered Asset was prepared and fairly presents the results of operations of such Unencumbered Asset for the period then ended; provided, however, that no representation is made with respect to any period prior to the ownership of such Unencumbered Asset by Borrower.

             (i) Unencumbered Pool Statements and Projections. Each of the Unencumbered Pool Statements to be delivered to Administrative Agent pursuant to
Section 5.1(f) (i) has been or will be, as applicable, prepared in accordance with the books and records of the applicable Unencumbered Asset and (ii) fairly presents or will fairly present in all material respects, as applicable, the results of operations of such Unencumbered Asset for the period then ended; provided, however, that no representation is made with respect to any period prior to the ownership of such Unencumbered Asset by Borrower.

             (j) Litigation; Adverse Effects.

                 (i) Except as otherwise disclosed on Schedule 4.1(j), there is no action, suit, proceeding, governmental investigation or arbitration, at law or in equity, or before or by any Governmental Authority, pending or, to the best of Borrower's knowledge, threatened against Borrower or any Property of Borrower which, if adversely determined, would result in a Material Adverse Effect on Borrower.

                 (ii) Borrower is not (A) in violation of any applicable law, which violation has a Material Adverse Effect on Borrower, or (B) subject to or in default with respect to any Court Order which has a Material Adverse Effect on Borrower. There are no material Proceedings pending or, to the best of Borrower's knowledge, threatened against Borrower or any Unencumbered Asset which, if adversely decided, would have a Material Adverse Effect on Borrower.

             (k) No Material Adverse Change. Since December 31, 2001, (i) there has occurred no event which has a Material Adverse Effect on Borrower, and (ii) no material adverse change in Borrower's ability to perform its obligations under the Loan Documents to which it is a party or the transactions contemplated thereby has occurred.

             (l) Payment of Taxes. All tax returns and reports to be filed by Borrower have been timely filed, and all taxes, assessments, fees and other governmental charges shown on such returns or otherwise payable by Borrower have been paid when due and payable (other than real property taxes, which may be paid prior to delinquency so long as no penalty or interest shall attach thereto), except such taxes, if any, as are reserved against in accordance with GAAP and are being contested in good faith by appropriate proceedings or such taxes, the failure to make payment of which when due and payable will not have, in the aggregate, a Material Adverse Effect on Borrower. Borrower has no knowledge of any proposed tax assessment against Borrower that will have a Material Adverse Effect on Borrower, which is not being actively contested in good faith by Borrower.

             (m) Material Adverse Agreements. Borrower is not a party to or subject to any Contractual Obligation or other restriction contained in its limited partnership agreement, certificate of limited partnership or similar governing documents which has a Material Adverse Effect on Borrower.

             (n) Performance. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default under such Contractual Obligation, except where the consequences, direct or indirect, of such default or defaults, if any, will not have a Material Adverse Effect on Borrower.

             (o) Federal Reserve Regulations. No part of the proceeds of the Advances hereunder will be used to purchase or carry any "margin security" as defined in Regulation U or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulation U. Neither Borrower nor the REIT is engaged primarily in the business of extending credit for the purpose of purchasing or carrying out any "margin stock" as defined in Regulation U. No part of the proceeds of the Advances hereunder will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation X or any other regulation of the Federal Reserve Board.

             (p) Disclosure. The representations and warranties of Borrower contained in the Loan Documents and all certificates, financial statements and other documents delivered to Administrative Agent in connection therewith, do not contain any untrue statement of a material fact or omit to state a material fact necessary, in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading; provided no representation is made as to any information in the financial reports for any Real Property prior to its ownership by Borrower. The factual information in any document, certificate or written statement (including, without limitation, the S-11) furnished to the Administrative Agent by or on behalf of the REIT or any other Consolidated Entity with respect to the business, assets, prospects, results of operations or financial condition of the REIT, Borrower or any other Consolidated Entity, including operating statements, lease status reports and Rent Rolls for periods when the Real Property covered by such statements or Rent Rolls is owned by Borrower, for use in connection with the transactions contemplated by this Agreement, was true and correct in all material respects as of the applicable date. There is no fact known to the REIT, Borrower or any Consolidated Entity that has a Material Adverse Effect on Borrower, the REIT and/or any such Consolidated Entity or could reasonably be expected to have a Material Adverse Effect on Borrower, the REIT and/or any such Consolidated Entity, which has not been disclosed herein or in such other documents, certificates and statements. Borrower has given to Administrative Agent true, correct and complete copies of all Major Agreements, organizational documents, financial statements of the REIT and the Consolidated Entities, Unencumbered Pool Statements and all other documents and instruments referred to in the Loan Documents as having been delivered to Administrative Agent, provided, however (without limiting any Borrower obligations arising after the date hereof), with respect to Unencumbered Assets contained in the Unencumbered Pool as of the date hereof, Borrower shall not be required to deliver any additional Major Agreements in existence as of the date hereof which were not previously delivered to Administrative Agent. Borrower has not intentionally withheld any material fact from Administrative Agent in regard to any matter raised in the Loan Documents which would cause its representations and warranties to be misleading. Notwithstanding the foregoing, with respect to projections of Borrower's future performance such representations and warranties are made in good faith and to the best judgment of Borrower as of the date thereof.

             (q) Requirements of Law. The REIT and the Consolidated Entities are in compliance with all Requirements of Law (including without limitation the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and "Blue Sky" laws) applicable to it and its respective businesses, in each case, where the failure to so comply will have a Material Adverse Effect on any such Person. The REIT has made all filings with and obtained all consents of the Commission required under the Securities Act and the Securities Exchange Act in connection with the execution, delivery and performance by the REIT of the Loan Documents.

             (r) Patents, Trademarks, Permits, Etc. The REIT and the Consolidated Entities own, are licensed or otherwise have the lawful right to use, or have, all permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of each such Person's business as currently conducted, the absence of which would have a Material Adverse Effect upon such Person. The use of such permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes by each such Person does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of any such Person which would have a Material Adverse Effect on any such Person.

             (s) Environmental Matters. Except as set forth on Schedule 4.1(s) or in any phase I environmental or other reports delivered to Administrative Agent, to the best knowledge of Borrower (i) the operations of the REIT and Borrower comply in all material respects with all applicable, local, state and federal environmental, health and safety Requirements of Law ("Environmental Laws"); (ii) none of the Unencumbered Assets or operations thereon are subject to any Remedial Action or other Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment in violation of any Environmental Laws, which Remedial Action or other Liabilities and Costs would have a Material Adverse Effect on Borrower and/or the REIT; (iii) neither the REIT nor Borrower has filed any notice under applicable Environmental Laws reporting a Release of a Contaminant into the environment in violation of any Environmental Laws, except as the same may have been heretofore remedied; (iv) there is not now on or in any Unencumbered Assets (except in compliance in all material respects with all applicable Environmental Laws): (A) any underground storage tanks, (B) any asbestos-containing material, or (C) any polychlorinated biphenyls (PCB's) used in hydraulic oils, electrical transformers or other equipment owned by such Person; and (v) neither the REIT nor Borrower has received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment which would have a Material Adverse Effect on the REIT or any of the Consolidated Entities.

             (t) Solvency. Borrower is and will be Solvent after giving effect to the disbursements of the Advances and the payment and accrual of all fees then payable.

             (u) Title to Assets. Borrower has good, indefeasible and merchantable title to all Properties, including, without limitation, all Unencumbered Assets, owned or leased by it.

             (v) Management Agreements. Except as disclosed on Schedule 4.1(v) (as amended from time to time), Borrower is not a party or subject to any management or "ground" leasing agreement with respect to any of the Properties included within the Unencumbered Pool.

        4.2. Representations and Warranties as to the REIT. In order to induce Lenders to make the Advances, Borrower hereby represents and warrants to Administrative Agent and the Lenders as follows:

             (a) Organization: Corporate Powers. The REIT (i) is a corporation duly organized, validly existing and in good standing under the laws of Maryland, (ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except for those jurisdictions where failure to so qualify and be in good standing will not have a Material Adverse Effect on the REIT, and (iii) has all requisite corporate power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Loan Documents.

             (b) Authority. The REIT has the requisite corporate power and authority to execute, deliver and perform each of the Loan Documents to which it is or will be a party. The execution, delivery and performance thereof, and the consummation of the transactions contemplated thereby, have been duly authorized by the Board of Directors of the REIT, and no other corporate proceedings on the part of the REIT are necessary to consummate such transactions. Each of the Loan Documents to which the REIT is a party has been duly executed and delivered by the REIT and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally and general equitable principles.

             (c) No Conflict. The execution, delivery and performance by the REIT of the Loan Documents to which it is party, and each of the transactions contemplated thereby, do not and will not (i) conflict with or violate its articles of incorporation, by-laws or other organizational documents, (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law, Contractual Obligation or Court Order of or binding upon the REIT, which would have a Material Adverse Effect on the REIT, (iii) require termination of any Contractual Obligation, which termination would have a Material Adverse Effect on the REIT, (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the Properties or assets of the REIT, or (v) require any approval of the stockholders of the REIT.

             (d) Consents and Authorizations. The REIT has obtained all consents and authorizations required pursuant to its Contractual Obligations with any other Person, and, prior to the Closing Date, shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, as may be necessary to allow the REIT to lawfully execute, deliver and perform its obligations under the Loan Documents to which the REIT is a party.

             (e) Capitalization. All of the capital stock of the REIT has been issued in compliance in all material respects with all applicable Requirements of Law.

             (f) Litigation; Adverse Effects.

                 (i) Except as otherwise disclosed on Schedule 4.1(j), there is no action, suit, proceeding, governmental investigation or arbitration, at law or in equity, by or before any Governmental Authority, pending or, to best of Borrower's knowledge, threatened against the REIT or any Property of the REIT, which will (A) result in a Material Adverse Effect on the REIT, (B) materially and adversely affect the ability of any party to any of the Loan Documents to perform its obligations thereunder, or (C) materially and adversely affect the ability of the REIT to perform its obligations as contemplated in the Loan Documents.

                 (ii) The REIT is not (A) in violation of any applicable law, which violation has a Material Adverse Effect on the REIT, or (B) subject to or in default with respect to any Court Order which has a Material Adverse Effect on the REIT. There are no Proceedings pending or, to the best of Borrower's knowledge, threatened against the REIT, which, if adversely decided, would have a Material Adverse Effect on the REIT or Borrower.

             (g) No Material Adverse Change. Since December 31, 2001, (i) there has occurred no event which has a Material Adverse Effect on the REIT, and (ii) no material adverse change has occurred in the REIT's ability to perform its obligations under the Loan Documents to which it is a party or the transactions contemplated thereby.

             (h) Payment of Taxes. All tax returns and reports to be filed by the REIT have been timely filed, and all taxes, assessments, fees and other governmental charges shown on such returns have been paid when due and payable, except such taxes, if any, as are reserved against in accordance with GAAP and are being contested in good faith by appropriate proceedings or such taxes, the failure to make payment of which when due and payable would not have, in the aggregate, a Material Adverse Effect on the REIT. The REIT has no knowledge of any proposed tax assessment against the REIT that would have a Material Adverse Effect on the REIT, which is not being actively contested in good faith by the REIT.

             (i) Material Adverse Agreements. The REIT is not a party to or subject to any Contractual Obligation or other restriction contained in its charter, by-laws or similar governing documents which has a Material Adverse Effect on the REIT or the ability of the REIT to perform its obligations under the Loan Documents to which it is a party.

             (j) Performance. The REIT is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default under such Contractual Obligation, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect on the REIT.

             (k) Disclosure. The representations and warranties of the REIT contained in the Loan Documents, and all certificates, financial statements and other documents delivered to Administrative Agent in connection therewith, do not contain any untrue statement of a material fact or omit to state a material fact necessary, in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The REIT has not intentionally withheld any material fact from Administrative Agent in regard to any matter raised in the Loan Documents which would cause its representations and warranties to be misleading. Notwithstanding the foregoing, with respect to projections of the REIT's future performance such representations and warranties are made in good faith and to the best judgment of the management of the REIT as of the date thereof.

             (l) ERISA. Neither the REIT nor any ERISA Affiliate thereof has in the past five (5) years maintained or contributed to or currently maintains or contributes to any Benefit Plan other than the Benefit Plans identified on
Schedule 4.2(1) (as such Schedule may be amended from time to time). Neither the REIT nor any ERISA Affiliate thereof has during the past five (5) years maintained or contributed to or currently maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to retirees other than benefits required to be provided under
Section 4980B of the Code and Sections 601 through 608 of ERISA (or any successor provisions thereto) or applicable state law. Neither the REIT nor any ERISA Affiliate thereof is now contributing nor has it ever contributed to or been obligated to contribute to any Multiemployer Plan, no employees or former employees of the REIT, or such ERISA Affiliate, have been covered by any Multiemployer Plan in respect of their employment by the REIT, and no ERISA Affiliate of the REIT has or is likely to incur any withdrawal liability with respect to any Multiemployer Plan which would have a Material Adverse Effect on the REIT.

             (m) Solvency. The REIT is and will be Solvent after giving effect to the disbursements of the Advances and the payment and accrual of all fees then payable.

             (n) Status as a REIT. The REIT (i) has, since the beginning of its first taxable year, qualified and maintained, and shall maintain, its classification as a real estate investment trust as defined in Section 856 of the Code, (ii) has not engaged in any "prohibited transactions" as defined in
Section 857(b)(6)(B)(iii) of the Code that could reasonably be expected to have a Material Adverse Effect, (iii) for its current "tax year" (as defined in the Code) is, and for all subsequent taxable years shall be entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code and (iv) its ownership and method of operation enable it to meet the requirements for taxation as a real estate investment trust under the Code.

             (o) Ownership. As of the Closing Date, the REIT does not own or have any direct interest in any other Person, other than its ownership of the general partnership interests in Borrower, its ownership of all of the ownership interests in Arden Realty Finance, Inc. and Arden Realty Finance II, Inc. and a 1% ownership interest in 145 South Fairfax, LLC.

             (p) NYSE Listing. The common stock of the REIT is, and is reasonably expected to be, listed for trading and traded on the New York Stock Exchange.

                                   ARTICLE 5
                               REPORTING COVENANTS

             Borrower covenants and agrees that, on and after the date hereof, until payment in full of all of the Obligations, the expiration of the Commitment and termination of this Agreement:

        5.1. Financial Statements and Other Financial and Operating Information. Borrower shall maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices and consistent with past practice to permit preparation of quarterly and annual financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared on a consolidated basis for the REIT and the other Consolidated Entities from such system and records. Borrower shall deliver or cause to be delivered to Administrative Agent (with copies of bound materials sufficient for each Lender):

             (a) Commission Filings. Promptly following their filing with the Commission, copies of all required reports and filings filed with the Commission, including, without limitation, any S-11, the Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q, registration statements, proxy statements and the annual reports delivered to the shareholders of the REIT and the Consolidated Entities.

             (b) Annual Financial Statements. Within ninety (90) days after the close of each Fiscal Year, consolidated balance sheets, statements of operations, stockholders' equity and cash flows for the REIT and the Consolidated Entities (in the form provided to the Commission on the REIT's Form 10-K), audited and certified without qualification by the Accountants and accompanied by a statement that, in the course of their audit (conducted in accordance with GAAP), the Accountants obtained no knowledge that an Event of Default or Unmatured Event of Default occurred. To the extent Administrative Agent desires additional details or supporting information with respect to Unconsolidated Joint Ventures or individual Real Properties which are not Unencumbered Assets within the Unencumbered Pool and which details and information are not contained in the REIT's Form 10-K, Borrower shall provide Administrative Agent with such details or supporting information as Administrative Agent requests which is reasonably available to Borrower. Without limiting the foregoing, at Administrative Agent's request, within ninety (90) days after the end of each Fiscal Year, Borrower, with respect to Real Property which is not included within the Unencumbered Pool, shall provide to Administrative Agent operating statements and a schedule setting forth the percentage of leasable area leased to tenants in occupancy, with footnotes indicating which leases are in default in rent payments by more forty-five (45) days (other than technical, nonmaterial disputes concerning percentage rentals due) and any other material provisions in respect to which Borrower has issued a notice of default, for such Real Property.

             (c) Quarterly Financial Statements Certified by Officers. As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter, consolidated balance sheets, statements of operations, stockholders' equity and statements of cash flow for the REIT and the Consolidated Entities, prepared in accordance with GAAP, which may, in the case of the first three Fiscal Quarters, be in the form provided to the Commission on the REIT's Form l0-Q, and certified by the REIT's chief executive officer, chief operating officer, chief financial officer or chief accounting officer.

             (d) Officer's Certificate of Borrower. (i) Together with each delivery of any financial statement pursuant to subsection (c) above, an Officer's Certificate of the REIT, stating that the executive officer who is the signatory thereto (which officer shall be the chief executive officer, the chief operating officer, the chief financial officer or the chief accounting officer of the REIT) has reviewed, or caused under his or her supervision to be reviewed, the terms of this Agreement and the other principal Loan Documents, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the REIT and the Consolidated Entities during the accounting period covered by such financial statements of the REIT and the Consolidated Entities, and that such review has not disclosed the existence at the end of such accounting period, and that the signers do not have knowledge of the existence as of the date of the Officer's Certificate, of any condition or event which constitutes an Event of Default or Unmatured Event of Default, or, if any such condition or event exists, specifying the nature and period of existence thereof and what action has been taken, is being taken and is proposed to be taken with respect thereto; and (ii) together with each delivery pursuant to subsection (c) above, a Compliance Certificate demonstrating in reasonable detail (which detail shall include actual calculations and such supporting information as Administrative Agent may reasonably require) compliance at the end of such accounting periods with the covenants contained in Section 7.3 and Article 8.

             (e) Cash Flow Projections. As soon as practicable, and in any event, within one hundred twenty (120) days after the end of each Fiscal Year, projected consolidated cash flows for the REIT and the Consolidated Entities for the following Fiscal Year. Borrower shall also provide such additional supporting details as Administrative Agent may reasonably request.

             (f) Unencumbered Pool Statements and Operating Results. As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter, quarterly operating statements for each Unencumbered Asset in the Unencumbered Pool, in a form approved by Administrative Agent, which operating statements shall include actual quarterly and year-to-date operating income results, and Rent Rolls for each Unencumbered Asset within the Unencumbered Pool dated as of the last day of such Fiscal Quarter (the "Quarterly Unencumbered Pool Statements"), in form and substance satisfactory to Administrative Agent, certified as being true and correct in all material respects by the REIT's chief financial officer, chief accounting officer, chief executive officer or chief operating officer and at the end of the fourth Fiscal Quarter, a year-end operating statement, in a form approved by Administrative Agent, which operating statement shall include year-to-date net operating income and net cash flow results for each Unencumbered Asset within the Unencumbered Pool dated as of the last day of such Fiscal Quarter (collectively, with the Quarterly Unencumbered Pool Statements, the "Unencumbered Pool Statements"). Administrative Agent shall also have the right to request (i) monthly operating statements for each Unencumbered Asset in the Unencumbered Pool in form and substance similar to the quarterly operating statements required above and (ii) the foregoing information with respect to any Real Property owned by the REIT or any Consolidated Entity.

             (g) Budgets for Unencumbered Pool. Not later than fifteen (15) days prior to the beginning of each Fiscal Year, annual operating budgets (including, without limitation, overhead items and capital expenditures) for each Unencumbered Asset in the Unencumbered Pool for such Fiscal Year, prepared on an annual basis, in a form approved by Administrative Agent, together with all supporting details reasonably requested by Administrative Agent, and certified by the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the REIT as being based upon the REIT's reasonable good faith estimates, information and assumptions at the time.

             (h) Knowledge of Event of Default. Promptly upon a Responsible Official of Borrower or the REIT obtaining knowledge (i) of any condition or event which constitutes an Event of Default or Unmatured Event of Default, or becoming aware that any Lender has given notice or taken any other action with respect to a claimed Event of Default or Unmatured Event of Default or (ii) of any condition or event which has a Material Adverse Effect on Borrower or the REIT, an Officer's Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such Lender and the nature of such claimed Event of Default, Unmatured Event of Default, event or condition, and what action Borrower and/or the REIT has taken, is taking and proposes to take with respect thereto.

             (i) Litigation, Arbitration or Government Investigation. Promptly upon a Responsible Official of Borrower or the REIT obtaining knowledge of (i) the institution of, or threat of, any material action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or the REIT not previously disclosed in writing by Borrower to Administrative Agent pursuant to this Section 5.1(i) or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration already disclosed, which, in either case, has, or if adversely determined is reasonably likely to have, a Material Adverse Effect on Borrower or the REIT, a notice thereof to Administrative Agent and such other information as may be reasonably available to it to enable Administrative Agent, the Lenders and their counsel to evaluate such matters.

             (j) ERISA Termination Event. As soon as possible, and in any event within thirty (30) days after a Responsible Official of Borrower or the REIT knows that a Termination Event has occurred, a written statement of a Responsible Official of the REIT describing such Termination Event and the action, if any, which Borrower, the REIT or any and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto.

             (k) Prohibited ERISA Transaction. As soon as possible, and in any event within thirty (30) days, after a Responsible Official of Borrower, the REIT or any ERISA Affiliate of any of them knows that a prohibited transaction (defined in Section 406 of ERISA and Section 4975 of the Code and which is not subject to a statutory or prohibited transaction class exemption) has occurred, a statement of a Responsible Official of the REIT describing such transaction.

             (l) Benefit Plan Annual Report. On request of Administrative Agent, within thirty (30) days after the filing thereof with the DOL, the IRS or the PBGC, copies of each annual report, including Schedule B thereto, filed with respect to each Benefit Plan of Borrower, the REIT or, in the case of a Benefit Plan that is subject to Title IV of ERISA, any ERISA Affiliate of any of them.

             (m) Benefit Plan Funding Waiver Request. Within thirty (30) days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan of Borrower, the REIT or any ERISA Affiliate of any of them and all communications received by Borrower, the REIT or any ERISA Affiliate of any of them with respect to such request.

             (n) Establishment of Benefit Plan and Increase in Contributions to the Benefit Plan. Not less than ten (10) days prior to the effective date thereof, a notice to Administrative Agent of the establishment of a Benefit Plan (or the incurrence of any obligation to contribute to a Multiemployer Plan) by Borrower, the REIT or, in the case of a Benefit Plan that is subject to Title IV of ERISA, any ERISA Affiliate of any of them. Within thirty (30) days after the first to occur of an amendment of any then existing Benefit Plan of Borrower, the REIT or, in the case of a Benefit Plan that is subject to Title IV of ERISA, any ERISA Affiliate of any of them which will result in an increase in the benefits under such Benefit Plan or a notification of any such increase, or the establishment of any new Benefit Plan by Borrower, the REIT or any ERISA Affiliate of any of them or the commencement of contributions to any Benefit Plan to which Borrower, the REIT or, in the case of a Benefit Plan that is subject to Title IV of ERISA, any ERISA Affiliate of any of them was not previously contributing, a copy of said amendment, notification or Benefit Plan.

             (o) Qualification of ERISA Plan. Promptly upon, and in any event within thirty (30) days after, receipt by Borrower, the REIT or, in the case of a Benefit Plan that is subject to Title IV of ERISA, any ERISA Affiliate of any of them of an unfavorable determination letter from the IRS regarding the qualification of a Benefit Plan under Section 401(a) of the Code, a copy of said determination letter, if such disqualification would have a Material Adverse Effect on Borrower or the REIT.

             (p) Multiemployer Plan Withdrawal Liability. Promptly upon, and in any event within thirty (30) days after receipt by Borrower, the REIT or any ERISA Affiliate of any of them of a notice from a Multiemployer Plan regarding the imposition of material withdrawal liability, a copy of said notice.

             (q) Failure to Make Section 412 Payment. Promptly upon, and in any event within thirty (30) days after, Borrower, the REIT or any ERISA Affiliate of any of them fails to make a required installment under subsection (m) of
Section 412 of the Code or any other payment required under Section 412 of the Code on or before the due date for such installment or payment, a notification of such failure, if such failure could result in either the imposition of a Lien under said Section 412 or otherwise have or could reasonably be anticipated to have a Material Adverse Effect on Borrower or the REIT.

             (r) Failure of the REIT to Qualify as Real Estate Investment Trust. Promptly upon, and in any event within forty-eight (48) hours after a Responsible Official of Borrower first has actual knowledge of (i) the REIT failing to continue to qualify as a real estate investment trust as defined in
Section 856 of the Code (or any successor provision thereof), (ii) any act by the REIT causing its election to be taxed as a real estate investment trust to be terminated, (iii) any act causing the REIT to be subject to the taxes imposed by Section 857(b)(6) of the Code (or any successor provision thereto) that could reasonably be expected to have a Material Adverse Effect, or (iv) the REIT failing to be entitled to a dividends paid deduction which meets the requirements of Section 857 of the Code, a notice of any such occurrence or circumstance.

             (s) Asset Acquisitions and Dispositions, Indebtedness, Merger, Etc. Without limiting, modifying or waiving any restriction in the Loan Documents, concurrently with notice to Borrower's priority mailing list and in all events not later than any public disclosure, written notice of any material investments (other than in Cash Equivalents), material acquisitions, asset purchases, dispositions, disposals, divestitures or similar transactions involving Property, the raising of additional equity or the incurring or repayment of material Debt, or any material merger, by or with Borrower or the REIT, and, if requested by Administrative Agent after the consummation of such transaction, a Compliance Certificate within seven (7) days after the date of such request, in form and substance reasonably acceptable to Administrative Agent, demonstrating in reasonable detail (which detail shall include actual calculations and such supporting information as Administrative Agent may reasonably require) compliance, after giving effect to such proposed transaction(s), with the covenants contained in Section 7.3 and Article 8. For purposes of this Section 5.1(s), any investment, acquisition, asset purchase, disposition, disposal, divestiture, merger or similar transaction shall be considered "material" if it involves assets exceeding five percent (5%) of Borrower's assets (as existing prior to giving effect to such transaction) or if it involves the acquisition or disposition of Real Property. Borrower's written notice of each Real Property acquisition or disposition shall contain a description of all improvements which are a part of such Real Property, the square footage of such improvements, the acquisition or disposition price and such other information with respect thereto reasonably requested by Administrative Agent.

             (t) Other Information. Such other information, reports, contracts, schedules, lists, documents, agreements and instruments in the possession of the REIT or Borrower with respect to (i) the Unencumbered Assets or any other assets of the REIT or Borrower or any other Consolidated Entity (either on an individual or an aggregate basis), (ii) any material change in the REIT's investment, finance or operating policies, or (iii) the REIT'S, Borrower's or any other Consolidated Entity's business, condition (financial or otherwise), operations, performance, properties or prospects as Administrative Agent may from time to time reasonably request, including, without limitation, annual information with respect to cash flow projections, budgets, operating statements (current year and immediately preceding year), Rent Rolls, lease expiration reports, leasing status reports, note payable summaries, bullet note summaries, equity funding requirements, contingent liability summaries, line of credit summaries, line of credit collateral summaries, wrap note or note receivable summaries, schedules of outstanding letters of credit, summaries of Cash and Cash Equivalents, projections of leasing fees and overhead budgets. Provided that Administrative Agent gives Borrower reasonable prior notice and an opportunity to participate, Borrower hereby authorizes Administrative Agent to communicate with the Accountants and authorizes the Accountants to disclose to Administrative Agent any and all financial statements and other information of any kind, including copies of any management letter or the substance of any oral information, that such accountants may have with respect to the Unencumbered Assets or the REIT's, Borrower's or any Consolidated Entity's condition (financial or otherwise), operations, properties, performance and prospects. Concurrently therewith, Administrative Agent will notify Borrower of any such communication and, at Administrative Agent's request, Borrower shall deliver a letter addressed to the Accountants instructing them to disclose such information in compliance with this Section 5.1(t).

             (u) Press Releases; SEC Filings and Financial Statements. Telephonic or telecopy notice to Administrative Agent concurrently with or prior to issuance of any material press release concerning the REIT or Borrower and, as soon as practicable after filing with the Commission, all reports and notices, proxy statements, registration statements and prospectuses of the REIT. All materials sent or made available generally by the REIT to the holders of its publicly-held Securities or filed with the Commission, including all periodic reports required to be filed with the Commission, shall be delivered by Borrower or the REIT to Administrative Agent as soon as available.

             (v) Accountant Reports. Copies of all reports prepared by the Accountants and submitted to Borrower or the REIT in connection with each annual, interim or special audit or review of the financial statements or practices of Borrower or the REIT, including the comment letter submitted by the Accountants in connection with their annual audit.

             (w) CMBS Entities Debt. Concurrently with the delivery of the financial statements referred to in Section 5.1(c), a report in such reasonable detail as Administrative Agent may require and certified as being true and correct by the REIT's chief financial officer, chief accounting officer, chief executive officer or chief operating officer, setting forth the Debt of each CMBS Entity.

        5.2. Environmental Notices. Borrower shall notify Administrative Agent, in writing, as soon as practicable, and in any event within ten (10) days after a Responsible Official of Borrower's or the REIT's learning thereof, of any: (a) written notice or claim to the effect that the REIT, Borrower or any Consolidated Entity is or may be liable to any Person as a result of any material Release or threatened Release of any Contaminant into the environment;
(b) written notice that the REIT, Borrower or any Consolidated Entity is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment; (c) written notice that any Property of the REIT, Borrower or any Consolidated Entity is subject to an Environmental Lien,
(d) written notice of violation of any Environmental Laws to the REIT, Borrower or any Consolidated Entity or awareness of a condition which might reasonably result in a notice of violation of any Environmental Laws by the REIT, Borrower or any Consolidated Entity; (e) commencement or written threat of any judicial or administrative proceeding alleging a violation of any Environmental Laws; (f) written notice from a Governmental Authority of any changes to any existing Environmental Laws that will have a Material Adverse Effect on the operations of the REIT, Borrower or any Consolidated Entity; or (g) any proposed acquisition of stock, assets, real estate or leasing of property, or any other action by Borrower that, to the best of Borrower's knowledge, could subject the REIT, Borrower or any Consolidated Entity to environmental, health or safety Liabilities and Costs that will have a Material Adverse Effect on the REIT, Borrower or any Consolidated Entity. With regard to the matters referred to in clauses (a) through (e) above, the same shall apply in respect of each Unencumbered Asset only if the matter will have a Material Adverse Effect on such Unencumbered Asset and, in the case of other Real Property of the REIT, Borrower or any Consolidated Entity, only if the matter will have a Material Adverse Effect on the REIT, Borrower or such Consolidated Entity.

        5.3. Confidentiality. Confidential information obtained by Administrative Agent or the Lenders pursuant to this Agreement or in connection with the Advances shall not be disseminated by Administrative Agent or the Lenders and shall not be disclosed to third parties except (a) to regulators, taxing authorities and other Governmental Authorities having jurisdiction over Administrative Agent or such Lender or otherwise in response to Requirements of Law, (b) to their respective auditors and legal counsel and in connection with regulatory, administrative and judicial proceedings as necessary or relevant, including enforcement proceedings relating to the Loan Documents, and (c) to any prospective assignee of or participant in a Lender's interest under this Agreement or any prospective purchaser of the assets or a controlling interest in any Lender, provided that such prospective assignee, participant or purchaser first agrees in writing to be bound by the provisions of this Section 5.3. In connection with disclosures of confidential information to any non-governmental third-party, Lender(s) from whom the same has been requested shall, to the extent feasible and permitted, give prior notice of such request to Borrower; however, neither Administrative Agent nor any such Lender shall incur any liability to Borrower for failure to do so. For purposes hereof, "confidential information" shall mean all nonpublic information obtained by Administrative Agent or the Lenders, unless and until such information becomes publicly known, other than as a result of unauthorized disclosure by Administrative Agent or the Lenders of such information.

        5.4. Annual Evidence of Insurance. Upon Administrative Agent's request, but no more frequently than annually, Borrower shall provide Administrative Agent with evidence, in form and substance reasonably acceptable to Administrative Agent, of Borrower's maintenance of the insurance required by
Section 6.1(e).

                                   ARTICLE 6
                              AFFIRMATIVE COVENANTS

             Borrower covenants and agrees that, on and after the date hereof, until payment in full of all of the Obligations, the expiration of the Commitment and termination of this Agreement:

        6.1. With Respect to Borrower:

             (a) Existence. Borrower shall at all times maintain its existence as a limited partnership and preserve and keep in full force and effect its rights and franchises unless the failure to maintain such rights and franchises does not have a Material Adverse Effect on Borrower.

             (b) Qualification, Name. Borrower shall qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except for those jurisdictions where failure to so qualify does not have a Material Adverse Effect on Borrower. Borrower will transact business solely in its own name.

             (c) Compliance with Laws; Etc. Borrower shall (i) comply with all Requirements of Law, and all restrictive covenants affecting Borrower or the Properties, performance, prospects, assets or operations of Borrower, and (ii) obtain as needed all Permits necessary for its operations and maintain such in good standing, except in each of the foregoing cases where the failure to do so will not have a Material Adverse Effect on Borrower.

             (d) Payment of Taxes and Claims. Borrower shall pay (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or Property before any penalty or interest accrues thereon, the failure to make payment of which will have a Material Adverse Effect on Borrower, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums, material in the aggregate to Borrower, which have become due and payable and which by law have or may become a Lien other than a judgment lien upon any of Borrower's Properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto. Notwithstanding the foregoing, Borrower may contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any taxes, assessments, other governmental charges or claims described above, provided that Borrower shall provide such security as may be reasonably required by Administrative Agent to insure ultimate payment of the same and to prevent any sale or forfeiture of any of Borrower's Property (or any portion thereof or interest therein), provided however, that the provisions of this Section 6.1(d) shall not be construed to permit Borrower to contest the payment of any Obligations or any other sums payable by Borrower to Administrative Agent or the Lenders hereunder or under any other Loan Document. Notwithstanding any of the foregoing, Borrower shall indemnify, defend and save Administrative Agent and the Lenders harmless from and against any liability, cost or expense of any kind that may be imposed on Administrative Agent or the Lenders in connection with any such contest and any loss resulting therefrom.

             (e) Maintenance of Properties; Insurance. Borrower shall maintain in good repair, working order and condition, excepting ordinary wear and tear, all of its Property and will take or cause to be made all appropriate repairs, renewals and replacements thereof Borrower shall maintain (i) insurance with responsible companies in such amounts and against such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower operates, (ii) insurance required by any Governmental Authority having jurisdiction over Borrower, and (iii) all other insurance reasonably required by Administrative Agent from time to time. Neither Borrower nor any other Consolidated Entity shall assign or otherwise transfer, or grant a security interest in, any casualty insurance carried by it or in the proceeds of such insurance in a manner which is disproportionate to the value of all of the Real Property insured by Borrower or such Consolidated Entity.

             (f) Inspection of Property; Books and Records; Discussion. Borrower shall permit, and shall cause the REIT to permit, any authorized representatives designated by any Lender to visit and inspect any of its Properties (subject to rights of tenants), including all Unencumbered Assets, upon reasonable prior written notice, to inspect financial and accounting records and leases, and to make copies and take extracts therefrom, all at such times during normal business hours and as often as any Lender may reasonably request; provided that all such visits and inspections shall be coordinated through Administrative Agent and provided that Administrative Agent shall give reasonable prior notice to Borrower of all such visits and inspections. In connection therewith, Borrower shall pay all expenses required by Section 11.1.

Borrower will keep proper books of record and account in which entries, in conformity with GAAP and as otherwise required by this Agreement and applicable Requirements of Law, shall be made of all dealings and transactions in relation to its businesses and activities and as otherwise required under Section 5.1.

             (g) Maintenance of Permits; Etc. Borrower will maintain in full force and effect all Permits, franchises, patents, trademarks, trade names, copyrights, authorizations or other rights necessary for the operation of its business, except where the failure to obtain any of the foregoing would not have a Material Adverse Effect on Borrower; and notify Administrative Agent in writing, promptly after learning thereof, of the suspension, cancellation, revocation or discontinuance of, or of any pending or threatened action or proceeding seeking to suspend, cancel, revoke or discontinue, any material Permit, patent, trademark, trade name, copyright, governmental approval, franchise authorization or right.

             (h) Conduct of Business. Except for Investments expressly permitted pursuant to Section 8.8 and investments in Cash and Cash Equivalents, Borrower shall engage only in the business of acquiring, developing, owning, operating and managing income producing Office Properties within the continental United States and any business activities and investments (including design and/or management of energy services for real properties located in the United States) of Borrower incidental thereto.

             (i) Use of Proceeds. Borrower shall use the proceeds of the Advances only for pre-developments costs, development costs, acquisition costs, capital improvements, working capital, equity investments, repayment of other Indebtedness, including required interest and/or principal payments thereon, and for any other general corporate purposes, including distributions permitted hereunder.

             (j) Delivery of Rating Notices and Notices of Lowering or Loss of Rating. Borrower shall deliver a Rating Notice to Administrative Agent within three (3) Business Days after Borrower receives notice of each change in the rating of Borrower's long-term unsecured senior Debt by any rating agency to a rating of not lower than BBB-. Borrower also shall deliver notice to Administrative Agent within three (3) Business Days after Borrower receives notice that either (i) the rating of its long-term unsecured senior Debt has been lowered to less than BBB- or (ii) its long-term unsecured senior Debt no longer will be rated by Standard & Poor's or by any of the other rating agencies referred to in clause (i) of the definition of "Borrower's Long-Term Unsecured Senior Debt Rating" (set forth in the definition of "Applicable Pricing Level").

             (k) Delivery of Contribution Agreements. Borrower shall deliver any Contribution Agreements executed after the date of this Agreement within fifteen
(15) Business Days after such Contribution Agreement has been fully executed by each party thereto.

        6.2. With Respect to the REIT:

             (a) Corporate Existence. The REIT shall at all times maintain its corporate existence and preserve and keep in full force and effect its rights and franchises unless the failure to maintain such rights and franchises will not have a Material Adverse Effect on the REIT.

             (b) Qualification, Name. The REIT shall qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except for those jurisdictions where failure to so qualify does not have a Material Adverse Effect on the REIT. The REIT will transact business solely in its own name.

             (c) Securities Law Compliance. The REIT shall comply in all material respects with all rules and regulations of the Commission and file all reports required by the Commission relating to the REIT's publicly-held Securities.

             (d) Continued Status as a REIT; Prohibited Transactions. The REIT
(i) will continue to be a real estate investment trust as defined in Section 856 of the Code (or any successor provision thereto), (ii) will not revoke its election to be a real estate investment trust, (iii) will not engage in any "prohibited transactions" as defined in Section 857(b)(6)(B)(iii) of the Code (or any successor provision thereto) that could reasonably be expected to have a Material Adverse Effect, and (iv) will continue to be entitled to a dividend paid deduction meeting the requirements of Section 857 of the Code.

             (e) NYSE Listed Company. The common stock of the REIT shall at all times be listed for trading on the New York Stock Exchange.

             (f) Compliance with Laws; Etc. The REIT shall (i) comply with all Requirements of Law and restrictive covenants affecting the REIT and (ii) obtain as needed all Permits necessary for its operations and maintain such in good standing, except in each of the foregoing cases where the failure to do so will not have a Material Adverse Effect on the REIT.

             (g) Payment of Taxes and Claims. The REIT shall pay (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or Property before any penalty or interest accrues thereon, the failure to make payment of which will have a Material Adverse Effect on the REIT, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums, material in the aggregate to the REIT, which have become due and payable and which by law have or may become a Lien other than a judgment lien upon any of the REIT's Properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto. Notwithstanding the foregoing, the REIT may contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any taxes, assessments, other governmental charges or claims described above, provided that the REIT shall provide such security as may be required by Administrative Agent to insure ultimate payment of the same and to prevent any sale or forfeiture of any of the REIT's Property (or any portion thereof or interest therein), provided, however, that the provisions of this
Section 6.2(g) shall not be construed to permit the REIT to contest the payment of any obligations owed to Administrative Agent or the Lenders or any other sums payable by the REIT to Administrative Agent or the Lenders hereunder or under any other Loan Document. Notwithstanding any of the foregoing, the REIT shall indemnify, defend and save Administrative Agent and the Lenders harmless from and against any liability, cost or expense of any kind that may be imposed on Administrative Agent or the Lenders in connection with any such contest and any loss resulting therefrom.

             (h) Net Offering Proceeds. Unless otherwise agreed in writing by Requisite Lenders, the REIT shall immediately contribute any Net Offering Proceeds to Borrower.

                                    ARTICLE 7
                               NEGATIVE COVENANTS

             Borrower covenants and agrees that, on and after the date hereof, until payment in full of all of the Obligations, the expiration of the Commitment and termination of this Agreement:

        7.1. With Respect to all Parties. Neither Borrower nor REIT nor any Consolidated Entity shall:

             (a) Restrictions on Fundamental Changes.

                 (i) The REIT and the Consolidated Entities shall not enter into any merger, consolidation or reorganization or any sale of all or a substantial portion of the assets of the REIT and the Consolidated Entities, taken as a whole, or liquidate, wind up or dissolve, except that (1) any Person engaged in the development and operation of class A suburban Office Properties may merge or consolidate with and into the REIT, Borrower or any other Consolidated Entity, provided (A) no Event of Default or event which, with the giving of notice or the passage of time or both, could become an Event of Default, then exists or would result therefrom, (B) the REIT, Borrower or such Consolidated Entity, as the case may be, is the surviving entity, (C) the Requisite Lenders reasonably determine that such merger or consolidation will not have a Material Adverse Effect on Borrower or the REIT and (D) Borrower delivers to Administrative Agent, prior to the REIT, Borrower or such Consolidated Entity becoming obligated (conditionally or otherwise) to proceed with such transaction, a certificate, in form and substance and in such detail as Administrative Agent may reasonably require, of the REIT's chief financial officer, chief executive officer or chief operating officer demonstrating compliance with this Agreement on a proforma basis giving effect to such transaction, and (2) Borrower and the REIT may acquire interests in the CMBS Entities and Borrower may contribute assets to such CMBS Entities;

                 (ii) Change its Fiscal Year; or

                 (iii) Engage in any line of business other than as expressly permitted under Section 6.1(h).

             (b) ERISA. Permit any ERISA Affiliates to do any of the following to the extent that such act or failure to act would result in the aggregate, after taking into account any other such acts or failure to act, in a Material Adverse Effect on Borrower or the REIT:

                 (i) Engage, or knowingly permit an ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or
        Section 4975 of the Code which is not exempt under Section 407 or 408 of ERISA or Section 4975(d) of the Code or for which a class exemption is not available or a private exemption has not been previously obtained from the DOL;

                 (ii) Permit to exist any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived;

                 (iii) Fail, or permit an ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan if such failure could result in the imposition of a Lien or otherwise would have a Material Adverse Effect on Borrower or the REIT;

                 (iv) Terminate, or permit an ERISA Affiliate to terminate, any Benefit Plan which would result in any liability of Borrower or an ERISA Affiliate under Title IV of ERISA or the REIT; or

                 (v) Fail, or permit any ERISA Affiliate to fail, to pay any required installment under section (m) of Section 412 of the Code or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment, if such failure could result in the imposition of a Lien or otherwise would have a Material Adverse Effect on Borrower or the REIT.

             (c) Debt and Guaranty Obligations. Create, incur or assume any Debt or Guaranty Obligations except:

                 (i) Subject to Section 8.9, below, Debt which is secured by Real Property;

                 (ii) the City National Bank Loan; and refinancings, renewals and extensions thereof, so long as the committed principal amount shall in no event exceed $20,000,000 at any time;

                 (iii) the Wells Fargo Term Loan; and refinancings, renewals and extensions thereof, so long as the committed principal amount thereunder is not increased;

                 (iv) Guaranty Obligations which do not, in the aggregate, exceed One Million Dollars ($1,000,000);

                 (v) provided (A) there is not then an Event of Default or Unmatured Event of Default hereunder and (B) Borrower delivers to Administrative Agent acceptable documentation of proforma compliance with all covenants hereunder following issuance of any of the following, publicly-issued or privately-placed unsecured fixed rate term Debt;

                 (vi) the Contribution Agreement;

                 (vii) the demand promissory note of the REIT to Arden Realty Finance, Inc., in the principal amount of $28,709,393;

                 (viii) Debt of the REIT permitted under Section 7.7(b); or

                 (ix) Swap Agreements entered into in the ordinary course of business in connection with Borrower's, the REIT's or such Consolidated Entity's Indebtedness.

        7.2. Amendment of Constituent Documents. Borrower shall not materially amend its partnership agreement or certificate of limited partnership without the prior written consent of the Requisite Lenders, except as may be required by applicable law or to comply with Section 6.2(d). The REIT shall not materially amend its articles of incorporation or by-laws without the prior written consent of the Requisite Lenders, except (i) as required by applicable law or (ii) as may be required to comply with Section 6.2(d).

        7.3. REIT Directors. In no event during any twelve consecutive month period during the term of this Agreement shall the individuals who were directors of the REIT at the beginning of such period cease to constitute a majority of the board of directors of the REIT unless the individuals replacing such original directors were nominated by the board of directors of the REIT.

        7.4. Management. Richard Ziman shall not cease to be active on a full-time, continuing basis in the senior management of Borrower and the REIT; provided, however, that, if due to death or incapacity, Richard Ziman is unable to act in such capacity, Borrower shall have one hundred twenty (120) days to obtain the approval of the Requisite Lenders with respect to the new management. In the event Borrower shall fail to obtain approval of the Requisite Lenders within such 120-day period, then Borrower shall, at the election and upon the demand of the Requisite Lenders pay in full all Obligations under the Loan Documents not later than sixty (60) days after the end of such 120-day period, whereupon this Agreement and the Commitment shall be terminated. No further Advances shall be permitted until Borrower shall have obtained approval of the Requisite Lenders under this Section 7.4.

        7.5. Margin Regulations. No portion of the proceeds of any Advances shall be used in any manner which might cause the extension of credit or the application of such proceeds to violate Regulation T, U or X or any other regulation of the Federal Reserve Board or to violate the Securities Exchange Act or the Securities Act, in each case as in effect on the applicable Funding Date.

        7.6. Organization of Borrower; Etc. Borrower shall remain a Maryland limited partnership with the REIT as its sole general partner. At no time shall Borrower be taxed as an association under the Code.

        7.7. With Respect to the REIT:

             (a) The REIT shall not own any material assets or engage in any line of business other than the ownership of the partnership interests described in Section 4.2(o) and as otherwise permitted under Section 7.1(a) and Section 8.8.

             (b) The REIT shall not directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, any Debt, except the obligations and other Indebtedness of Borrower, Indebtedness constituting obligations of its Consolidated Entities or Unconsolidated Joint Ventures and obligations under the Guaranty.

             (c) The REIT shall not directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its Property or assets except Liens in favor of Administrative Agent securing the Obligations.

             (d) The REIT will not directly or indirectly convey, sell, transfer, assign, pledge or otherwise encumber or dispose of any of its partnership interests in Borrower held as of the Closing Date, except to secure the Obligations.

                                   ARTICLE 8
                               FINANCIAL COVENANTS

             Borrower covenants and agrees that, on and after the date of this Agreement and until payment in full of all the Obligations, the expiration of the Commitment and the termination of this Agreement:

        8.1. Tangible Net Worth. The Tangible Net Worth of the REIT and the Consolidated Entities, as of the last day of each Fiscal Quarter, shall not be less than the sum of (i) $294,988,000, plus (ii) ninety percent (90%) of the cumulative net cash proceeds received from and the value of assets acquired (net of the Indebtedness incurred or assumed in connection therewith) through the issuance of Capital Stock of the REIT and Partnership Units of the Borrower after December 17, 1996 other than issuance of Capital Stock in exchange for Partnership Units, minus (iii) the aggregate cost to the REIT of repurchasing its publicly traded common stock; provided, however, that, after any such repurchase, in no event shall the Tangible Net Worth of the REIT and the Consolidated Entities be less than $1,296,691,000. For the purposes of clause
(ii), "net" means net of underwriters' discounts, commissions and other reasonable out-of-pocket expenses of the transaction actually paid to any Person (other than Borrower or any Affiliate of Borrower).

        8.2. Maximum Total Liabilities to Gross Asset Value. The ratio of Total Liabilities to Gross Asset Value shall not exceed fifty-five percent (55%) at any time.

        8.3. Minimum Interest Coverage Ratio. As of the last day of any Fiscal Quarter, the Interest Coverage Ratio shall not be less than 2.00:1.

        8.4. Minimum Fixed Charge Coverage Ratio. As of the last day of any Fiscal Quarter, the Fixed Charge Coverage Ratio shall not be less than 1.75:1.

        8.5. Minimum Unencumbered Pool. The aggregate Unencumbered Asset Value of the Unencumbered Pool shall not, at any time, be less than one hundred seventy-five percent (175%) of the unsecured Total Liabilities of the REIT and the Consolidated Entities.

        8.6. Minimum Unsecured Interest Expense Coverage. As of the last day of any Fiscal Quarter, the Unsecured Interest Expense Coverage Ratio of the REIT and the Consolidated Entities shall not be less than 2.00:1.

        8.7. Distributions.

             (a) Subject to subsection (b) below, aggregate distributions to shareholders of the REIT and all partners of Borrower shall not exceed, for any four (4) consecutive Fiscal Quarters, the greater of (i) ninety percent (90%) of Funds from Operations or (ii) a distribution sufficient so that the REIT may distribute the minimum amount to its shareholders in order to avoid federal tax liability and to remain qualified as a "real estate investment trust" as defined in Section 856 of the Code. For purposes of this Section 8.7, the term "distributions" shall mean all dividends and other distributions to, and the repurchase of stock or limited partnership interests from, the holder of any equity interests in Borrower or the REIT (other than the redemption of limited partnership interests in Borrower in exchange for REIT stock).

             (b) Aggregate distributions during the continuance of any Event of Default shall not exceed the lesser of (i) the aggregate amount permitted to be made during the continuance thereof under subsection (a)(i) above, and (ii) the minimum amount that the REIT must distribute to its shareholders in order to avoid federal tax liability and to remain qualified as a real estate investment trust as defined in Section 856 of the Code.

        8.8. Investments; Asset Mix.

             (a) The REIT shall not at any time make or own any Investment in any Person, or purchase, lease or own any other asset or property, except (i) any Investment in Borrower, (ii) any Investment in the CMBS Entities, (iii) any Capital Stock in the Consolidated Entities (other than Borrower), and (iv) any cash or other property that is being distributed to the shareholders of the REIT substantially contemporaneously with the REIT's receipt of such cash or other property.

             (b) Except as permitted under Section 7.1(a), Borrower shall not at any time make or own any Investment in any Person, or purchase, lease or own any Real Property or other asset, except that Borrower may own or lease the following, subject to the limitations set forth below:


                                                                 Limitation on Value for Each Asset Type
          Asset Type                                             at the Time of Determination
          ----------                                             ---------------------------------------
1.        Wholly-Owned Office Property and related Property      Unlimited

2.        Wholly-Owned Land (excluding Land Under                5% of Gross Asset Value
          Development)

3.        Wholly-Owned Real Property (other than Office          10% of Gross Asset Value
          Properties or Land referred to in clause 2)

4.        Wholly-owned Capital Stock of corporations             10% of Gross Asset Value

5.        Investment Mortgages                                   15% of Gross Asset Value

6.        Wholly-owned Capital Stock of Joint Ventures           15% of Gross Asset Value
          (other than corporations)

7.        Construction in Progress (exclusive of tenant          12.5% of all Office Properties (based on the total
          improvements)                                          gross leasable area, measured in square feet), provided
                                                                 that this category shall not, with respect to any
                                                                 Construction in Progress (for any Office Property) which
                                                                 is not at least 70% pre-leased and with all Major
                                                                 Agreements previously approved by Administrative Agent,
                                                                 exceed 7% of the total gross leasable area, measured in
                                                                 square feet, of all Office Properties.

             Notwithstanding the foregoing, Investments and other assets in the foregoing categories 2 through 6 may not, in the aggregate exceed, at any time, twenty-five percent (25%) of Gross Asset Value. All values of Investments and other assets shall be the original cost of such Investments and assets, except as otherwise expressly provided.

        8.9. Secured Debt. The aggregate amount of all Debt of the REIT and the Consolidated Entities secured by Real Property shall not, at any time, exceed thirty-five percent (35%) of Gross Asset Value.

                                   ARTICLE 9
                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

        9.1. Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

             (a) Failure to Make Payments When Due. Borrower shall fail to pay
(i) any amount due on the Maturity Date, (ii) any principal when due, or (iii) any interest on any Advance, or any fee or other amount payable under any Loan Documents within three (3) days after the same becomes due.

             (b) Distributions. Borrower or the REIT shall breach any covenant set forth in Section 6.2(d) or 8.7.

             (c) Breach of Financial Covenants. Borrower shall (i) fail to satisfy any financial covenant set forth in Article 8 other than the financial covenants set forth in Sections 8.3, 8.4 and 8.6, and such failure shall continue for thirty (30) days, or (ii) fail to satisfy any of the financial covenants set forth in Section 8.3, 8.4 or 8.6 (as to which there shall be no cure period).

             (d) Other Defaults. The REIT or Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on Borrower or the REIT under this Agreement or under any of the other Loan Documents (other than as described in any other provision of this Section 9.1) and such failure shall continue for thirty (30) days after Borrower or the REIT knew of such failure (or such lesser period of time as is mandated by applicable Requirements of Law).

             (e) Breach of Representation or Warranty. Any representation or warranty made or deemed made by Borrower or the REIT to Administrative Agent or any Lender herein or in any of the other Loan Documents or in any statement, certificate or financial statements at any time given by Borrower pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made.

             (f) Default as to Other Debt. Borrower or the REIT or any other Consolidated Entity shall have defaulted (beyond any applicable grace period) under any Debt of such party (other than the Obligations) if the aggregate amount of such other Debt is Ten Million Dollars ($10,000,000) or more and such default shall not have been cured or waived.

             (g) Involuntary Bankruptcy; Appointment of Receiver, Etc.

                 (i) An involuntary case shall be commenced against the REIT or Borrower or any other Consolidated Entity and the petition shall not be dismissed within sixty (60) days after commencement of the case, or a court having jurisdiction shall enter a decree or order for relief in respect of any such Person in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or any other similar relief shall be granted under any applicable federal, state or foreign law; or

                 (ii) A decree or order of a court having jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the REIT or Borrower or any other Consolidated Entity, or over all or a substantial part of the property of any such Person, shall be entered; or an interim receiver, trustee or other custodian of any such Person or of all or a substantial part of the property of any such Person shall be appointed; or a warrant of attachment, execution or similar process against any substantial part of the property of any such Person shall be issued; and any such event shall not be stayed, vacated, dismissed, bonded or discharged within sixty (60) days of entry, appointment or issuance.

             (h) Voluntary Bankruptcy; Appointment of Receiver; Etc. The REIT or Borrower or any other Consolidated Entity shall have an order for relief entered with respect to it, or commence a voluntary case under, any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking of possession by a receiver, trustee or other custodian for all or a substantial part of its property, any such Person shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due; or the general partner of Borrower or any other Consolidated Entity or the REIT's Board of Directors (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

             (i) Judgments and Attachments. (i) Any money judgment (other than a money judgment covered by insurance but only if the insurer has admitted liability with respect to such money judgment), writ or warrant of attachment, or similar process involving in any case an amount in excess of One Million Dollars ($1,000,000) shall be entered or filed against the REIT, Borrower, any other Consolidated Entity or their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days, or (ii) any judgment or order of any court or administrative agency awarding material damages shall be entered against any such Person in any action under the Federal securities laws seeking rescission of the purchase or sale of, or for damages arising from the purchase or sale of, any Securities, such judgment or order shall have become final after exhaustion of all available appellate remedies and, in Administrative Agent's judgment, the payment of such judgment or order would have a Material Adverse Effect on such Person.

             (j) Dissolution. Any order, judgment or decree shall be entered against the REIT, Borrower or any other Consolidated Entity decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days; or the REIT, Borrower or any other Consolidated Entity shall otherwise dissolve or cease to exist.

             (k) Loan Documents. If for any reason any Loan Document shall cease to be in full force and effect and such condition or event shall continue for fifteen (15) days after Borrower or the REIT knew of such condition or event.

             (l) ERISA Liabilities. Any Termination Event occurs which will or is reasonably likely to subject Borrower or the REIT or any ERISA Affiliate of any of them to a liability which Administrative Agent reasonably determines will have a Material Adverse Effect on Borrower or the REIT, or the plan administrator of any Benefit Plan applies for approval under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and Administrative Agent reasonably determines that the business hardship upon which the Section 412(d) waiver was based will or would reasonably be anticipated to subject Borrower or the REIT to a liability which Administrative Agent reasonably determines will have a Material Adverse Effect on Borrower or the REIT.

             (m) Environmental Liabilities. Borrower or the REIT becomes subject to any Liabilities and Costs which Administrative Agent reasonably deems to have a Material Adverse Effect on such Person arising out of or related to (i) the Release or threatened Release at any Property of any Contaminant into the environment, or any Remedial Action in response thereto, or (ii) any violation of any Environmental Laws.

             (n) Solvency. Borrower or the REIT shall cease to be Solvent.

             (o) Breach of Guaranty. The REIT shall fail to duly and punctually perform or observe any agreement, covenant or obligation under its Guaranty.

             (p) Sole General Partner. The REIT shall cease to be the sole general partner of Borrower or cease to own fifty-one percent (51%) or more of the Partnership Units of Borrower.

             (q) CMBS Entities Debt. Any CMBS Entity creates, incurs or assumes any Debt in excess of the principal amount of such CMBS Entity's Debt as of the Closing Date.

             An Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with Section 11.4.

        9.2. Rights and Remedies.

             (a) Acceleration; Etc. Upon the occurrence of any Event of Default described in the foregoing Section 9.1(g) or 9.1(h) with respect to the REIT or Borrower or any other Consolidated Entity, the Commitment shall automatically and immediately terminate and the unpaid principal amount of and any and all accrued interest on the Advances and all of the other Obligations shall automatically become immediately due and payable, with all additional interest, fees, costs and expenses from time to time accrued thereon and/or payable hereunder, and without presentment, demand or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate or notice of acceleration), all of which are hereby expressly waived by Borrower, and the obligations of the Lenders to make any Advances hereunder shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default,

Administrative Agent shall, at the request of, or may, with the consent of Requisite Lenders, by written notice to Borrower, (i) declare that the Commitment is terminated, whereupon the Commitment and the obligation of the Lenders to make any Advance hereunder shall immediately terminate, and/or (ii) declare the unpaid principal amount of, any and all accrued and unpaid interest on the Advances and all of the other Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Borrower. Without limiting Administrative Agent's authority hereunder, on or after the Maturity Date, Administrative Agent shall, at the request, or may, with the consent, of Requisite Lenders exercise any or all rights and remedies under the Loan Documents or applicable law or in equity.

             (b) Access to Information. If an Event of Default then exists, Administrative Agent shall have, in addition to and not by way of a limitation on any other rights and remedies contained in this Agreement or in the other Loan Documents, the right within forty-eight (48) hours after notice to Borrower to obtain access to Borrower's and the REIT's records (including computerized information, files and supporting software) relating to the Unencumbered Assets, and its accounting information relating to the Unencumbered Assets, and to use all of the foregoing and the information contained therein in any manner Administrative Agent deems appropriate which is related to the collection of the Obligations. Borrower hereby irrevocably authorizes any accountant or management agent employed by Borrower to deliver such items and information to Administrative Agent. Notwithstanding anything to the contrary contained in the Loan Documents, upon the occurrence of and during the continuance of an Event of Default, Administrative Agent shall be entitled to request and receive, by or through Borrower or appropriate legal process, any and all information concerning operations, business affairs and financial condition of the REIT, Borrower, or any Property of either of them, which is reasonably available to or obtainable by Borrower. Administrative Agent shall deliver to each Lender copies of any information which it obtains pursuant to this Section 9.2(b).

             (c) Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by Borrower. Borrower also waives, to the extent permitted by law, the benefit of all valuation, appraisal and exemption laws.

             (d) Waivers, Amendments and Remedies. No delay or omission of Administrative Agent or the Lenders to exercise any right under any Loan Document shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in a writing signed by Administrative Agent after obtaining written approval thereof or the signature thereon of those Lenders required to approve such waiver, amendment or other variation, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to Administrative Agent and the Lenders until the Obligations have been paid in full, the Commitment has expired or terminated and this Agreement has been terminated.

             9.3. Rescission. If, at any time after acceleration of the maturity of the Advances, Borrower shall pay all arrears of interest and all payments on account of principal of the Advances which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Unmatured Events of Default (other than nonpayment of principal of and accrued interest on the Advances due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.4, then by written notice to Borrower, the Requisite Lenders may elect, in their sole discretion, to rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Unmatured Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met. Borrower shall have no right to enforce this Section 9.3, or to make any claim hereunder, directly, or as a third party beneficiary, or otherwise.

                                   ARTICLE 10
                                AGENCY PROVISIONS

        10.1. Appointment.

              (a) Each Lender hereby (i) designates and appoints Wells Fargo as Administrative Agent of such Lender under this Agreement and the other Loan Documents, (ii) authorizes and directs Administrative Agent to enter into the Loan Documents other than this Agreement for the benefit of the Lenders, and
(iii) authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto, subject to the limitations referred to in Sections 10.10(a) and 10.10(b) and the other provisions of this Agreement requiring consent or approval of all the Lenders or the Requisite Lenders. Administrative Agent agrees to act as such on the express conditions contained in this Article 10.

              (b) The provisions of this Article 10 are solely for the benefit of Administrative Agent and the Lenders, and Borrower shall not have any right to rely on or enforce any of the provisions hereof (provided that Borrower may rely on the provisions of Section 10.4(b) and Section 10.9); provided, however, the foregoing shall in no way limit Borrower's obligations under this Article
10. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as Administrative Agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Person.

        10.2. Nature of Duties. Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of Administrative Agent shall be administrative in nature. Subject to the provisions of Sections 10.5 and 10.7, Administrative Agent shall administer the Advances in the same manner as it administers its own loans. Promptly following the effectiveness of this

Agreement, Administrative Agent shall send to each Lender its originally executed Note and the executed original, to the extent the same are available in sufficient numbers, of each other Loan Document other than the Notes in favor of the other Lenders and filed or recorded security documents or instruments, with the latter to be held and retained by Administrative Agent for the benefit of all the Lenders. Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended or shall be construed to impose upon Administrative Agent any obligation in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the REIT and Borrower in connection with the making and the continuance of the Advances hereunder and shall make its own appraisal of the creditworthiness of the REIT and Borrower, and, except as specifically provided herein, Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter.

        10.3. Disbursements of Advances.

              (a) Promptly, but in any event not later than 5:00 P.M. (San Francisco time) on the same Business Day on which Administrative Agent receives a Notice of Borrowing, Administrative Agent shall send a copy thereof by facsimile to each other Lender and shall otherwise notify each Lender of the proposed Advance and the Funding Date. Each Lender shall make available to Administrative Agent (or the funding bank or entity designated by Administrative Agent), the amount of such Lender's Pro Rata Share of such Advance in immediately available funds not later than the times designated in Section 10.3(b). Unless Administrative Agent shall have been notified by any Lender not later than the close of business (San Francisco time) on the Business Day immediately preceding the Funding Date in respect of any Advance that such Lender does not intend to make available to Administrative Agent such Lender's Pro Rata Share of such Advance, Administrative Agent may assume that such Lender shall make such amount available to Administrative Agent. If any Lender does not notify Administrative Agent of its intention not to make available its Pro Rata Share of such Advance as described above, but does not for any reason make available to Administrative Agent such Lender's Pro Rata Share of such Advance, such Lender shall pay to Administrative Agent forthwith on demand such amount, together with interest thereon at the Federal Funds Rate. In any case where a Lender does not for any reason make available to Administrative Agent such Lender's Pro Rata Share of such Advance, Administrative Agent, in its sole discretion, may, but shall not be obligated to, fund to Borrower such Lender's Pro Rata Share of such Advance. If Administrative Agent funds to Borrower such Lender's Pro Rata Share of such Advance and if such Lender subsequently pays to Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Pro Rata Share of such Advance. Nothing in this Section 10.3(a) shall alter the respective rights and obligations of the parties hereunder in respect of a Defaulting Lender or a Non-Pro Rata Advance.

              (b) Requests by Administrative Agent for funding by the Lenders of Advances will be made by telecopy. Each Lender shall make the amount of its Advance available to Administrative Agent in Dollars and in immediately available funds, to such bank and account, in El Segundo, California as Administrative Agent may designate, not later than 9:00 A.M. (San Francisco time) on the Funding Date designated in the Notice of Borrowing with respect to such Advance, but in no event earlier than two (2) Business Days following such Lender's receipt of the applicable Notice of Borrowing.

             (c) Swing Line Advances.

                 (i) With respect to Swing Line Advances, if,

                     (A) as of 10:00 A.M. (San Francisco time) on the fourth
        (4th) Business Day after the Swing Line Lender has funded any Swing Line Advance (the date such Swing Line Advance was funded, the "Swing Line Funding Date"), Borrower has neither (1) repaid such Swing Line Advance in full, nor (2) notified the Swing Line Lender in writing that Borrower intends to repay such Swing Line Advance in full on the next Business Day, nor (3) timely delivered a Notice of Borrowing requesting a proposed Funding Date, no later than the fifth (5th) Business Day after such Swing Line Funding Date, with respect to an Advance in a principal amount sufficient to repay such Swing Line Advance in full; or

                     (B) as of 11:00 A.M. on the fifth (5th) Business Day after such Swing Line Funding Date, (1) Borrower has not repaid such Swing Line Advance in full, or (2) the conditions precedent to any requested Advance the proceeds of which were to have been used (in whole or in part) to repay such Swing Line Advance have not been satisfied; or

                     (C) at any time prior to the repayment of any Swing Line Advance, an Event of Default shall have occurred or the Advances shall be accelerated, or the Maturity Date shall occur, for any reason whatsoever; then the Swing Line Lender shall promptly (or, if an Event of Default has occurred but the Advances have not been accelerated and the Maturity Date has not occurred, may) notify each Lender by telephone (confirmed promptly by telex, facsimile transmission or cable), telex, facsimile transmission, or cable of the amount of such Swing Line Advance; and each Lender shall (1) in a case described in clause (A) above, before 10:00 A.M. (San Francisco time) on the next Business Day, or (2) in a case described in clause (B) or clause (C) above, before 12:00 noon (San Francisco time) on the date of such notice, pay to the Swing Line Lender, to such bank and account in El Segundo, California (or to such bank and account in such other place) as the Swing Line Lender may designate, in immediately available funds, such Lender's Pro Rata Share of the principal amount of such Swing Line Advance.

                 (ii) Upon funding in accordance with clause (i) above, each Lender shall be deemed to have acquired from the Swing Line Lender (and the Swing Line Lender shall be deemed to have assigned to each such Lender) a percentage interest in such Swing Line Advance equal to such Lender's Pro Rata Share, and, for purposes of determining the availability of Swing Line Advances or Advances, such Swing Line Advance shall be deemed an Advance (and no longer a Swing Line Advance); provided that the obligations of the Lenders under this Section 10.3(c) shall not be subject to the notice or amount requirements, or to satisfaction of conditions precedent, otherwise applicable to the making of Advances.

                 (iii) Each Lender's obligation to fund, and to purchase from the Swing Line Lender, its Pro Rata Share of a Swing Line Advance pursuant to this Section 10.3(c) shall be absolute and unconditional under any and all circumstances (including, without limitation, irrespective of any intervening bankruptcy of Borrower or acceleration of the Advances).

                 (iv) It is not the parties' intent that the obligations of the Lenders under this Section 10.3(c) constitute guaranties or obligations of suretyship. If and to the extent, however, that the obligations of any Lender under this Section 10.3(c) are determined to be those of a guarantor or surety, such Lender, with full knowledge of the consequences thereof, hereby expressly waives the benefit of each and every right or defense of a guarantor or surety the effect of which would relieve such Lender of all or any portion of its obligations under this Section 10.3(c).

                 (v) In the event that any Lender fails to pay to the Swing Line Lender when due any amount it is required to fund under this Section 10.3(c), such Lender and Borrower severally agree to pay to the Swing Line Lender , on demand, the amount such Lender has failed to so pay, together with interest thereon for each day from the date on which such payment was due until the date such amount is repaid to the Administrative Agent, at (A) in the case of Borrower, the Base Rate, or
        (B) in the case of such Lender, the Federal Funds Rate. Any such repayment by Borrower shall be without prejudice to any rights it may have against the Lender that has failed to pay when due any such amount.

             (d) Nothing in this Section 10.3 shall be deemed to relieve any Lender of its obligation (subject only to Section 2.1(b)(iii) in respect of the initial funding of Swing Line Advances) hereunder to make its Pro Rata Share of any Advance on the applicable Funding Date, nor shall any Lender be responsible for the failure of any other Lender to perform its obligations to make any Advance hereunder, and the Pro Rata Share of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make an Advance.

        10.4. Distribution and Apportionment of Payments.

              (a) Subject to Section 10.4(b), payments actually received by Administrative Agent for the account of the Lenders shall be paid to them promptly after receipt thereof by Administrative Agent, but in any event within one (1) Business Day, provided that Administrative Agent shall pay to the Lenders interest thereon, at the Federal Funds Rate, from the Business Day following receipt of such funds by Administrative Agent until such funds are paid in immediately available funds to the Lenders. Subject to Section 10.4(b) all payments of principal and interest in respect of outstanding Advances, all payments of the fees described in this Agreement, and all payments in respect of any other Obligations shall be allocated among such Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein. Administrative Agent shall promptly distribute, but in any event within one (1) Business Day after it receives the same, to each Lender at its primary address set forth on the appropriate signature page hereof or on the Assignment and Assumption, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive; provided that Administrative Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including, without limitation, instructions from Requisite Lenders or all the Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of the Lenders as among themselves and may at any time or from time to time be changed by the Lenders as they may elect, in writing in accordance with Section 11.4, without necessity of notice to or consent of or approval by Borrower or any other Person. All payments or other sums received by Administrative Agent for the account of the Lenders (including, without limitation, principal and interest payments) shall not constitute property or assets of the Administrative Agent and shall be held by Administrative Agent, solely in its capacity as Administrative Agent for itself and the other Lenders, subject to the Loan Documents.

             (b) Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has funded its Pro Rata Share of any Advance which was previously a Non-Pro Rata Advance, or all the other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Non-Pro Rata Advance, all of the Obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal, interest and fees in respect of all Non-Pro Rata Advances in which the Defaulting Lender has not funded its Pro Rata Share (such principal, interest and fees being referred to as "Senior Loans"). All amounts paid by Borrower and otherwise due to be applied to the Obligations owing to the Defaulting Lender pursuant to the terms hereof shall be distributed by Administrative Agent to the other Lenders in accordance with their respective Pro Rata Shares (recalculated for purposes hereof to exclude the Defaulting Lender's Pro Rata Share of the Commitment), until all Senior Loans have been paid in full. This provision governs only the relationship among Administrative Agent, each Defaulting Lender and the other Lenders; nothing hereunder shall limit the obligation of Borrower to repay all Advances in accordance with the terms of this Agreement, nor create an Event of Default if payments are not made to a Defaulting Lender. The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender's right to vote on matters which are subject to the consent or approval of the Requisite Lenders or all the Lenders. No Facility Fee shall accrue in favor of, or be payable to, such Defaulting Lender from the date of any failure to fund Advances or reimburse Administrative Agent for any Liabilities and Costs as herein provided until such failure has been cured, and Administrative Agent shall be entitled to
(A) withhold or setoff, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to such Defaulting Lender under this Agreement, and (B) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. In addition, the Defaulting Lender shall indemnify, defend and hold Administrative Agent and each of the other Lenders harmless from and against any and all Liabilities and Costs, plus interest thereon at the Default Rate, which they may sustain or incur by reason of or as a direct consequence of the Defaulting Lender's failure or refusal to abide by its obligations under this Agreement.

        10.5. Rights, Exculpation, Etc. Neither Administrative Agent, any Affiliate of Administrative Agent, nor any of their respective officers, directors, employees, agents, attorneys or consultants, shall be liable to any Lender for any action taken or omitted by them under this Agreement or under any of the other Loan Documents, or in connection herewith or therewith, except that Administrative Agent shall be liable for its gross negligence or willful misconduct. Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement, or any of the other Loan Documents, or any of the transactions contemplated hereby and thereby; or for the financial condition of the REIT, Borrower or any of their Affiliates. Administrative Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the other Loan Documents or the financial condition of the REIT, Borrower or any of their Affiliates, or the existence or possible existence of any Unmatured Event of Default or Event of Default.

        10.6. Reliance. Administrative Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents, telecopies or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it.

        10.7. Indemnification. To the extent that Administrative Agent is not reimbursed and indemnified by Borrower, the Lenders will reimburse, within ten
(10) Business Days after notice from Administrative Agent, and indemnify and defend Administrative Agent from and against any and all Liabilities and Costs which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of its role as Administrative Agent under this Agreement, or any of the other Loan Documents or any action taken or omitted by Administrative Agent under this Agreement, or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share; provided that no Lender shall be liable for any portion of such Liabilities and Costs resulting from Administrative Agent's gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.7 shall survive the payment in full of all Obligations and the termination of this Agreement. In the event that after payment and distribution of any amount by Administrative Agent to the Lenders, any Lender or third party, including Borrower, any creditor of Borrower or a trustee in bankruptcy, recovers from Administrative Agent any amount found to have been wrongfully paid to Administrative Agent or disbursed by Administrative Agent to the Lenders, then the Lenders, in proportion to their respective Pro Rata Shares, shall reimburse Administrative Agent for all such amounts. Notwithstanding the foregoing, Administrative Agent shall not be obligated to advance Liabilities and Costs and may require the deposit by each Lender of its Pro Rata Share of any material Liabilities and Costs reasonably anticipated by Administrative Agent before they are incurred, made or payable.

        10.8. Administrative Agent Individually. With respect to its Pro Rata Share of the Commitment and the Advances made by it, Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. Administrative Agent and any Lender and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of

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banking, trust or other business with the REIT, Borrower or any of their respective Affiliates as if it were not acting as Administrative Agent or a Lender pursuant hereto.

        10.9. Successor Administrative Agent; Resignation of Administrative Agent; Removal of Administrative Agent.

              (a) Administrative Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to the Lenders and Borrower, and shall automatically cease to be Administrative Agent hereunder in the event a petition in bankruptcy shall be filed by or against Administrative Agent or the Federal Deposit Insurance Corporation or any other Governmental Authority shall assume control of Administrative Agent or Administrative Agent's interests under this Agreement and the other Loan Documents. Further, the Requisite Lenders (other than Administrative Agent) may remove Administrative Agent at any time based upon Administrative Agent's gross negligence or willful misconduct by giving at least thirty (30) Business Days' prior written notice to Administrative Agent, Borrower and all other Lenders. Such resignation or removal shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to subsection (b) or (c) below.

              (b) Upon any such notice of resignation by or removal of Administrative Agent, the Requisite Lenders shall appoint a successor Administrative Agent which appointment shall be subject to Borrower's consent (other than upon the occurrence and during the continuance of any Event of Default), which shall not be unreasonably withheld or delayed. Any successor Administrative Agent must be a Lender (i) the senior debt obligations of which (or such Lender's parent's senior unsecured debt obligations) are rated not less than Baa-2 by Moody's Investors Service, Inc. or a comparable rating by a rating agency acceptable to the Requisite Lenders and (ii) which has total assets in excess of Ten Billion Dollars ($10,000,000,000). Such successor Administrative Agent shall separately confirm in writing with Borrower the fee to be paid to such Administrative Agent pursuant to Section 2.5(c).

              (c) If a successor Administrative Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring or removed Administrative Agent, with the consent of Borrower (other than upon the occurrence and during the continuance of any Event of Default)(which may not be unreasonably withheld or delayed), shall then appoint a successor Administrative Agent who shall meet the requirements described in subsection (b) above and who shall serve as Administrative Agent until such time, if any, as the Requisite Lenders, with the consent of Borrower (other than upon the occurrence and during the continuance of any Event of Default), appoint a successor Administrative Agent as provided above.

              (d) Each successor Administrative Agent appointed pursuant to this
Section 10.9 shall concurrently assume the rights and obligations of the Swing Line Lender under this Agreement (including the Swing Line Lender's commitment to fund Swing Line Advances and its interest in outstanding advances under the Swing Line). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Swing Line


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Lender, and the retiring Administrative Agent and Swing Line Lender shall be discharged from its duties and obligations under this Administrative Agreement. Notwithstanding any provision of Section 11.20 to the contrary, the commitment of the Swing Line Lender to fund Swing Line Advances and the Swing Line Lender's interest in outstanding Swing Line Advances may not be assigned to any Person other than a Person who concurrently becomes both a successor Administrative Agent pursuant to this Section 10.9 and the Swing Line Lender.

        10.10. Consent and Approvals.

               (a) In addition to any other term or provision of this Agreement which requires the consent or approval of, or other action by, the Requisite Lenders, each consent, approval, amendment, modification or waiver specifically enumerated in this Section 10.10(a) shall require the consent of the Requisite
Lenders:

                 (i) Approval of any material amendment of organizational documents (Section 7.2);

                 (ii) Approval of certain changes in the senior management (Section 7.4);

                 (iii) Acceleration following an Event of Default (Section 9.2(a)) or rescission of such acceleration (Section 9.3);

                 (iv) Approval of the exercise of rights and remedies under the Loan Documents following an Event of Default (Section 9.2(a));

                 (v) Approval of a change in the method of calculation of any financial covenants, standards or terms as a result of a change in GAAP (Section 11.3); and

                 (vi) Except as referred to in subsection (b) below, approval of any amendment, modification or termination of this Agreement, or waiver of any provision herein.

               (b) Each consent, approval, amendment, modification or waiver specifically enumerated in Section 11.4 shall require the consent of all the Lenders.

               (c) In addition to the required consents or approvals referred to in subsection (a) above, Administrative Agent may at any time request instructions from Requisite Lenders with respect to any actions or approvals which, by the terms of this Agreement or of any of the Loan Documents, Administrative Agent is permitted or required to take or to grant without instructions from Lenders and if such instructions are promptly requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement, or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders or, where applicable, all the Lenders.

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Administrative Agent shall promptly notify each Lender at any time that the
Requisite Lenders have instructed Administrative Agent to act or refrain from acting pursuant hereto.

             (d) Each Lender agrees that any action taken by Administrative Agent at the direction or with the consent of the Requisite Lenders in accordance with the provisions of this Agreement or any Loan Document, and the exercise by Administrative Agent at the direction or with the consent of the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all the Lenders, except for actions specifically requiring the approval of all the Lenders. All communications from Administrative Agent to the Lenders requesting Lenders' determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or thing may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Administrative Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include Administrative Agent's recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) Business Days or such other applicable response period as expressly set forth in this Agreement (the "Lender Reply Period"). Unless a Lender shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination and Borrower and each other Lender may rely on such approval as if given. With respect to decisions requiring the approval of the Requisite Lenders or all the Lenders, Administrative Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all the Lenders and upon receiving the required approval or consent shall follow the course of action or determination recommended to the Lenders by Administrative Agent or such other course of action recommended by the Requisite Lenders, and each non-responding Lender shall be deemed to have concurred with such recommended course of action.

        10.11. Certain Agency Provisions Relating to Enforcement. Should Administrative Agent (i) employ counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any of the Loan Documents, or (ii) commence any proceeding or in any way seek to enforce its rights or remedies under the Loan Documents, each Lender, upon demand therefor from time to time, shall contribute its share (based on its Pro Rata Share) of the reasonable costs and/or expenses of any such advice or other representation or enforcement, including, but not limited to, court costs, title company charges, filing and recording fees, appraisers' fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrower, provided that Administrative Agent shall not be entitled to reimbursement of its attorneys' fees and expenses incurred in connection with the resolution of disputes between Administrative Agent and other Lenders unless Administrative Agent shall be the prevailing party in any such dispute. Any loss of principal and/or interest resulting from any Event of Default shall be shared by the Lenders in accordance with their respective Pro Rata Shares. It is understood and agreed that in the event Administrative Agent determines it is necessary to

                                    Page 90
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engage counsel for the Lenders from and after the occurrence of an Event of
Default, said counsel shall be selected by Administrative Agent.

        10.12. Ratable Sharing. Subject to Sections 10.3 and 10.4 the Lenders agree among themselves that (i) with respect to all amounts received by them which are applied to the payment of the Obligations, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by counterclaim or cross action or by the enforcement of any or all of the Obligations, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it which is greater than its Pro Rata Share of the payments on account of the Obligations, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 10.12 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. No Lender shall exercise any setoff, banker's lien or other similar right in respect to any Obligations without the prior written approval by Administrative Agent.

        10.13. Delivery of Documents. Administrative Agent shall, as soon as reasonably practicable, distribute to each Lender at its primary address set forth on the appropriate counterpart signature page hereof, or at such other address as a Lender may request in writing, (i) copies of all documents to which such Lender is a party or of which such Lender is a beneficiary, (ii) all documents of which Administrative Agent receives copies from Borrower pursuant to Sections 5.1 and 11.6, (iii) all other documents or information which Administrative Agent is required to send to the Lenders pursuant to the terms of this Agreement, (iv) all other information or documents received by Administrative Agent at the request of any Lender, and (v) all notices received by Administrative Agent pursuant to Section 5.2. In addition, within fifteen
(15) Business Days after receipt of a request in writing from a Lender for written information or documents provided by or prepared by Borrower, the REIT or any Consolidated Entity, Administrative Agent shall deliver such written information or documents to such requesting Lender if Administrative Agent has possession of such written information or documents in its capacity as Administrative Agent or as a Lender.

        10.14. Notice of Events of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default (other than nonpayment of principal of or interest on the Advances) unless Administrative Agent has received notice in writing from a Lender or Borrower describing such event or condition and expressly stating that such notice is a notice of an Unmatured Event of Default or Event of Default. Should Administrative Agent receive such notice of the occurrence of an Unmatured


                                    Page 91
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Event of Default or Event of Default, or should Administrative Agent send
Borrower a notice of Unmatured Event of Default or Event of Default, Administrative Agent shall promptly give notice thereof to each Lender. If any individual employed by any Lender who is responsible for managing, or otherwise involved in, the relationship between such Lender and Borrower in connection with this Agreement or such Lender and Administrative Agent in connection with this Agreement, has or acquires actual knowledge of an Unmatured Event of Default or Event of Default, such Lender shall promptly give written notice thereof to Administrative Agent.

        10.15. Documentation Agents. Notwithstanding anything contained herein which may be construed to the contrary, the Documentation Agents shall not exercise any of the rights or have any of the responsibilities of the Administrative Agent hereunder, or any other rights or responsibilities other than their respective rights and responsibilities as Lenders hereunder.

                                   ARTICLE 11
                                  MISCELLANEOUS

        11.1. Expenses.

              (a) Generally. Borrower agrees to pay, or reimburse Administrative Agent for, within seven (7) days after receipt of written demand, all of Administrative Agent's external audit, legal, appraisal, valuation and investigation expenses and for all other reasonable costs and expenses of every type and nature (including, without limitation, the reasonable fees and charges of outside appraisers and reasonable fees, expenses and disbursements of Administrative Agent's internal appraisers, environmental advisors or legal counsel) incurred by Administrative Agent at any time (whether prior to, on or after the date of this Agreement) in connection with (i) its own audit and investigation of Borrower and the REIT; (ii) the negotiation, preparation and execution of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article 3), and the other Loan Documents and the making of the Advances; (iii) review and investigation of Real Property which is proposed for inclusion within the Unencumbered Pool and Unencumbered Assets within the Unencumbered Pool; (iv) administration of this Agreement, the other Loan Documents and the Advances, including, without limitation, consultation with attorneys in connection therewith; (v) syndication of, assignments of and participations in this Agreement and the other Loan Documents; and (vi) the protection, collection or enforcement of any of the Obligations.

              (b) After Event of Default. Borrower further agrees to pay, or reimburse Administrative Agent and the Lenders, for all reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable attorneys' fees and disbursements of one law firm incurred by Administrative Agent or the Lenders after the occurrence and during the continuance of an Event of Default
(i) in enforcing any Obligation or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to Borrower or the REIT and related to or arising out of the transactions contemplated hereby; or (iv) in taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise).


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

        11.2. Indemnity. Borrower further agrees to defend, protect, indemnify and hold harmless Administrative Agent, each and all of the Lenders, each of their respective Affiliates and each of the respective officers, directors, employees, agents, attorneys and consultants (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article 3) of each of the foregoing (collectively called the "Indemnitees") from and against any and all Liabilities and Costs imposed on, incurred by, or asserted against such Indemnitees (whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or in equity, and based upon contract or otherwise, including any liability and costs arising as a result of a "prohibited transaction" under ERISA to the extent arising from or in connection with the past, present or future operations of the REIT or Borrower or their respective predecessors in interest) in any manner relating to or arising out of this Agreement or the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of and participation in the Advances and the management of the Advances, or the use or intended use of the proceeds of the Advances (collectively, the "Indemnified Matters"); provided, however, that Borrower shall have no obligation to an Indemnitee hereunder with respect to (a) matters for which such Indemnitee has been compensated pursuant to or for which an exemption is provided in Section 2.4(g) or any other provision of this Agreement, and (b) Indemnified Matters to the extent caused by or resulting from the willful misconduct or gross negligence of that Indemnitee, as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

        11.3. Change in Accounting Principles and "Funds from Operations" Definition. Except as otherwise provided herein, if any changes in accounting principles from those used in the preparation of the most recent financial statements delivered to Administrative Agent pursuant to the terms hereof are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the REIT or Borrower with the agreement of its Accountants and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms found herein, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of the REIT and the Consolidated Entities shall be the same after such changes as if such changes had not been made; provided, however, that no change in GAAP that would affect the method of calculation of any of the financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Requisite Lenders, to so reflect such change in accounting principles. The definition of "Funds from Operations" set forth in Article 1 is based upon the definition of "Funds From Operations" promulgated by the National Association of Real Estate Investment Trusts and effective as of April 5, 2002 (the "NAREIT Definition"). If the NAREIT Definition is modified after the date of this Agreement, the parties hereto agree to enter into negotiations if any party so requests in order to amend the definition of "Funds from Operations" set forth in this Agreement to make it consistent with the modified NAREIT Definition; provided, however, that no change in such definition of "Funds from Operations" shall be given

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effect until such definition is amended, in a manner satisfactory to Requisite
Lenders, to so reflect such modification in the NAREIT Definition of "Funds From Operations"; and provided further, however, that if the effect of such change in the definition of "Funds from Operations" is to restrict the amount of distributions permitted under this Agreement to amounts less than what are required to maintain the REIT's status as a real estate investment trust under the Code, then Borrower shall be permitted to make the minimum distribution necessary to maintain the REIT's status as a real estate investment trust under the Code so long as such distribution would have been permitted under the "Funds from Operations" definition in effect as of the Closing Date.

        11.4. Amendments and Waivers. (a) No amendment or modification of any provision of this Agreement shall be effective without the written agreement of Requisite Lenders (after notice to all the Lenders) and Borrower (except for amendments to Section 10.4(a) which do not require the consent of Borrower), and
(b) no termination or waiver of any provision of this Agreement, or consent to any departure by Borrower therefrom (except as expressly provided in Section 2.4(g) with respect to waivers of late fees), shall in any event be effective without the written concurrence of the Requisite Lenders (after notice to all the Lenders), which the Requisite Lenders shall have the right to grant or withhold at their sole discretion, except that

        (A) the following amendments, modifications or waivers shall require the consent of Requisite Lenders (which Requisite Lenders must include Wells Fargo):

                 (i) changing any provision contained in Section 8.2, Section
        8.5 or in Section 8.9; or

                 (ii) changing the definitions of "Total Liabilities," "Gross Asset Value," "Unencumbered Asset Value," "Unencumbered Pool," or "Debt", or the definition of any defined term used in any of the foregoing definitions; or

                 (iii) subject to clause (B)(ix) below, amending or otherwise modifying the Guaranty; and

                 (B) the following amendments, modifications or waivers shall require the consent of all the Lenders:

                 (i) increasing or reducing the Commitment and/or any Lender's Pro Rata Share of the Commitment, except as otherwise provided in, and subject to the terms and conditions of Section 2.8, Section 2.9 or
        Section 11.20;

                 (ii) changing the principal amount or final maturity of the Advances or otherwise changing the Maturity Date, except as otherwise provided in, and subject to the terms and conditions of Section 2.1(d) or Section 2.8;

                 (iii) reducing the interest rates applicable to the Advances;

                 (iv) reducing the rates on which fees payable pursuant hereto are determined;

                 (v) forgiving or delaying any amount payable or receivable under Article 2 (other than late fees in accordance with Section 2.4(e));

                 (vi) changing the definition of "Requisite Lenders" or "Pro Rata Shares";

                 (vii) changing any provision contained in this Section 11.4;

                 (viii) releasing any obligor under any Loan Document, unless such release is otherwise required or permitted by the terms of this Agreement;

                 (ix) materially amending or otherwise materially modifying the Guaranty; or

                 (x) consenting to assignment by Borrower of all of its duties and Obligations hereunder pursuant to Section 11.14.

No amendment, modification, termination or waiver of any provision of Article 10 or any other provision referring to Administrative Agent shall be effective without the written concurrence of Administrative Agent, but only if such amendment, modification, termination or waiver alters the obligations or rights of Administrative Agent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.4 shall be binding on each assignee, transferee or recipient of Administrative Agent's or any Lender's Pro Rata Share of the Commitment under this Agreement or the Advances at the time outstanding. Borrower shall be entitled to rely on any amendment or waiver executed by the Administrative Agent on behalf of the Lenders provided that Administrative Agent certifies to Borrower that Administrative Agent obtained the approvals or consents required under this Agreement of the Requisite Lender or all the Lenders, as the case may be.

        11.5. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Unmatured Event of Default if such action is taken or condition exists, and if a particular action or condition is expressly permitted under any covenant, unless expressly limited to such covenant, the fact that it would not be permitted under the general provisions of another covenant shall not constitute an Event of Default or Unmatured Event of Default if such action is taken or condition exists.

        11.6. Notices and Delivery. Unless otherwise specifically provided herein, any consent, notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied or sent by courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy (or on the next Business Day if such telecopy is received on a non-Business Day or after 5:00 P.M. on a Business Day) or four (4) Business Days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed). Notices to

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Administrative Agent pursuant to Article 2 shall not be effective until received by Administrative Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 11.6) shall be as set forth below each party's name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. All deliveries to be made to Administrative Agent for distribution to the Lenders shall be made to Administrative Agent at the address specified for notice on the signature page hereto and in addition, a sufficient number of copies of each such delivery shall be delivered to Administrative Agent for delivery to each Lender at the address specified for deliveries on the signature page hereto or such other address as may be designated by Administrative Agent in a written notice.

        11.7. Survival of Warranties, Indemnities and Agreements. All agreements, representations, warranties and indemnities made or given herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Advances hereunder and such indemnities shall survive termination hereof.

        11.8. Failure or Indulgence Not Waiver: Remedies Cumulative. No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

        11.9. Payments Set Aside. To the extent that Borrower makes a payment or payments to Administrative Agent or the Lenders, or Administrative Agent or the Lenders exercise their rights of setoff, and such payment or payments or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

        11.10. Severability. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby, provided, however, that if the rates of interest or any other amount payable hereunder, or the collectability thereof, are declared to be or become invalid, illegal or unenforceable, the Lenders' obligations to make Advances shall not be enforceable.

        11.11. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.


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        11.12. Governing Law; Waiver. THIS AGREEMENT SHALL BE GOVERNED BY, AND
SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.

        11.13. Limitation of Liability. To the extent permitted by applicable law and other than with respect to gross negligence or willful misconduct, no claim may be made by Borrower, any Lender or any other Person against Administrative Agent or any Lender, or the affiliates, directors, officers, employees, attorneys or agents of any of them, for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and Borrower and each Lender hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

        11.14. Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Administrative Agent and the Lenders. The terms and provisions of this Agreement shall inure to the benefit of any permitted assignee or transferee of the Advances and the Pro Rata Shares of the Commitment of the Lenders under this Agreement, and in the event of such transfer or assignment, the rights and privileges herein conferred upon Administrative Agent and the Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Borrower's and the REIT's rights and interests hereunder and under the other Loan Documents, and Borrower's and the REIT's duties and Obligations hereunder and under the other Loan Documents, shall not be assigned or otherwise transferred without the consent of all the Lenders.

        11.15. Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE, AND ALL JUDICIAL PROCEEDINGS BROUGHT BY BORROWER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE, BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION HAVING SITUS WITHIN THE BOUNDARIES OF THE FEDERAL COURT DISTRICT OF THE SOUTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE. BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS NOTICE ADDRESS SPECIFIED ON THE SIGNATURE PAGES HEREOF. BORROWER, ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVE (A) TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND (B) ANY

OBJECTION (INCLUDING WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

        11.16. Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all of which, taken together, shall constitute but one and the same instrument. This Agreement shall become effective when (i) Borrower, the initial Lenders and Administrative Agent have duly executed and delivered signature pages of this Agreement to each other (delivery by Borrower to the Lenders and by any Lender to Borrower and any other Lender being deemed to have been made by delivery to Administrative Agent) and (ii) Administrative Agent has received all fees due under its separate agreement with Borrower. Administrative Agent shall send written confirmation of the Closing Date to Borrower and each other Lender promptly following the occurrence thereof. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually and directly inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

        11.17. Performance of Obligations. Borrower agrees that Administrative Agent may, but shall have no obligation to, make any payment or perform any act required of Borrower under any Loan Document which Borrower has failed to make or do.

        11.18. Construction. The parties to this Agreement acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

        11.19. Entire Agreement. This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Administrative Agent, embodies the entire agreement and supersede all prior agreements, written and oral, relating to the subject matter hereof.

        11.20. Assignments and Participations.

               (a) After first obtaining the approval of Administrative Agent and Borrower (provided that the approval of Borrower shall not be required upon the occurrence and during the continuance of any Event of Default), which approval shall not be unreasonably withheld or delayed, each Lender may assign to one or more banks or financial institutions, all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Pro Rata Share of the Commitment and the Advances owing to it) and the other Loan Documents; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement and the other Loan Documents, and such percentage of the assigning Lender's rights and obligations shall be the same percentage with respect to both such Lender's Pro Rata Share of the Commitment and Advances, (ii) the aggregate amount of the Pro Rata Share of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than Ten Million Dollars ($10,000,000), (iii) the parties to each such assignment shall execute and deliver to Administrative Agent, for its approval and acceptance, an Assignment and Assumption, (iv) Administrative Agent shall receive from the assignor a processing fee of Three Thousand Dollars ($3,000) and (v) if such assignment is less than all of the Pro Rata Share of the Commitment of the assigning Lender, after giving effect to such assignment, the aggregate amount of the Pro Rata Share of the Commitment of the assigning Lender shall in no event be less than Fifteen Million Dollars ($15,000,000). Without restricting the right of Borrower or Administrative Agent to reasonably object to any bank or financial institution becoming an assignee of an interest of a Lender hereunder, each proposed assignee must be an existing Lender or a bank or financial institution which (A) has (or, in the case of a bank which is a subsidiary, such bank's parent has) a rating of its senior unsecured debt obligations of not less than Baa-2 by Moody's Investors Service, Inc. or a comparable rating by a rating agency acceptable to Administrative Agent and (B) has total assets in excess of Ten Billion Dollars ($10,000,000,000). Unless Administrative Agent or Borrower gives written notice to the assigning Lender that it objects to the proposed assignment (together with a written explanation of the reasons behind such objection) within ten (10) Business Days following receipt of the assigning Lender's written request for approval of the proposed assignment, Administrative Agent or Borrower, as the case may be, shall be deemed to have approved such assignment. Upon such execution, delivery, approval and acceptance, and upon the effective date specified in the applicable Assignment and Assumption, (X) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder, and (Y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement.

               (b) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto;
(ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the REIT or Borrower or the performance or observance by the REIT or Borrower of any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Article 4 or delivered pursuant to Article 5 to the date of such assignment and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

             (c) Administrative Agent shall maintain, at its address referred to on the counterpart signature pages hereof, a copy of each Assignment and Assumption delivered to and accepted by it and shall record in the Loan Account the names and addresses of each Lender and the Pro Rata Share of the Commitment of, and principal amount of the Advances owing to, such Lender from time to time. Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Loan Account as a Lender hereunder for all purposes of this Agreement.

             (d) Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee approved by Administrative Agent and Borrower as provided in Section 11.20(a), Administrative Agent shall, if such Assignment and Assumption has been properly completed and is in substantially the form of Exhibit A, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Loan Account, and (iii) give prompt notice thereof to Borrower. Upon request, Borrower will execute and deliver to Administrative Agent an appropriate replacement promissory note or replacement promissory notes in favor of each assignee (and assignor, if such assignor is retaining a portion of its Pro Rata Share of the Commitment and Advances) reflecting such assignee's (and assignor's) Pro Rata Share of the Commitment. Upon execution and delivery of such replacement promissory note(s) the original promissory note or notes evidencing all or a portion of the Pro Rata Share of the Commitment and Advances being assigned shall be canceled and returned to Borrower.

             (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement without the consent of any other party to this Agreement (including, without limitation, all or a portion of its Pro Rata Share of the Commitment and the Advances owing to it) and the other Loan Documents; provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its obligation to fund its Pro Rata Share of the Commitment to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose, (iv) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Lender's Pro Rata Share of the Commitment as it then exists and shall not restrict an increase in the Commitment, or in the granting Lender's Pro Rata Share of the Commitment, so long as the amount of the participation interest is not affected thereby and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents and the holder of any such participation shall not be entitled to voting rights under their participation agreement except for voting rights with respect to (A) extensions of the Maturity Date beyond the extension option term; and (B) decreases in the interest rates or fees described in this Agreement.

             (f) Borrower will use reasonable efforts to cooperate with Administrative Agent and the Lenders in connection with the assignment of interests under this Agreement or the sale of participations herein.

             (g) Notwithstanding anything in this Agreement to the contrary, and without the need to comply with any of the formal or procedural requirements of this Agreement, including Section 11.20, any Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations thereunder.

             (h) Notwithstanding anything in this Agreement to the contrary, any Lender may assign all or any portion of its rights and obligations under this Agreement to another branch or Affiliate of such Lender without first obtaining the approval of Administrative Agent and Borrower, provided that (i) at the time of such assignment such Lender is not a Defaulting Lender, (ii) such Lender gives Administrative Agent and Borrower at least fifteen (15) days' prior written notice of any such assignment, (iii) the parties to each such assignment execute and deliver to Administrative Agent an Assignment and Assumption, and
(iv) Administrative Agent receives from assignor a processing fee of Three Thousand Dollars ($3,000).

             (i) No Lender shall be permitted to assign or sell all or any portion of its rights and obligations under this Agreement to Borrower or any Affiliate of Borrower.

             (j) The dissemination or disclosure by any Lender to any prospective assignee or participant of any confidential information obtained by Administrative Agent or the Lenders pursuant to this Agreement or in connection with the Advances is subject to the terms of Section 5.3.

             (k) Wells Fargo agrees that, so long as Well Fargo is the Administrative Agent under this Agreement, it will not assign all or any portion of its rights and obligations under this Agreement if, after giving effect to such assignment or sale, Wells Fargo's Pro Rata Share of the Commitment would be less than that of the Lender with the next largest Pro Rata Share of the Commitment, provided, however, that in no event shall Wells Fargo be required to increase its Pro Rata Share above that which exists on the Closing Date.

        IN WITNESS WHEREOF, this Agreement has been duly executed as of the date set forth above.


BORROWER:                       ARDEN REALTY LIMITED PARTNERSHIP,
                                a Maryland limited partnership

                                By: ARDEN REALTY, INC., a Maryland corporation,
                                    Its sole general partner

                                    By:   /S/ Victor J. Coleman
                                          -------------------------------------
                                    Name: Victor J. Coleman
                                          -------------------------------------
                                    Its:  President and COO
                                          -------------------------------------

                                ADDRESS FOR NOTICE AND DELIVERY:
                                Arden Realty Limited Partnership
                                11601 Wilshire Boulevard, 4th Floor
                                Los Angeles, CA  90025-1740
                                Attention:  Richard S. Davis


                                Tel: (310) 966-2600
                                Fax: (310) 966-2699

ADMINISTRATIVE AGENT:           WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                as Administrative Agent


                                By:   /S/ Michael F. Marino
                                      -----------------------------------------
                                Name: Michael F. Marino
                                Its:  Senior Vice President


                                ADDRESS FOR NOTICE AND DELIVERY:


                                Wells Fargo Bank, N.A.
                                Real Estate Group
                                MAC 2064-129
                                333 South Grand Avenue, 12th Floor
                                Los Angeles, California  90071
                                Attention:  Office Manager


                                Tel: (213) 253-7300
                                Fax: (213) 620-1460

LENDERS:                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                as Administrative Agent


                                By:   /S/ Michael F. Marino
                                      -----------------------------------------
                                Name: Michael F. Marino
                                Its:  Senior Vice President


                                ADDRESS FOR NOTICE AND DELIVERY:


                                Wells Fargo Bank, N.A.
                                Real Estate Group
                                MAC 2064-129
                                333 South Grand Avenue, 12th Floor
                                Los Angeles, California  90071
                                Attention:  Office Manager


                                Tel:  (213) 253-7300
                                Fax:  (213) 620-1460


                                LIBOR OFFICE:


                                Real Estate Group
                                Disbursement Center
                                2120 East Park Place, Suite 100
                                El Segundo, California  90245
                                Attention:  Nanette Douglas


                                Tel:  (310) 335-9529
                                Fax:  (310) 615-1014

                                AMSOUTH BANK,
                                as a Lender


                                By    /s/ Arthur Sharbel, III
                                      -----------------------------------------
                                      Its Vice President


                                ADDRESS FOR NOTICE AND DELIVERY:


                                AmSouth Bank
                                1900 5th Avenue, North, AST 9
                                Birmingham, Alabama  35203
                                Attention:  Buddy Sharbel


                                Tel:  (205) 581-7647
                                Fax:  (205) 326-4075



                                LIBOR OFFICE:

                                AmSouth Bank
                                1900 5th Avenue, North, AST 9
                                Birmingham, Alabama  35203
                                Attention:  Brandy Arnold


                                Tel:  (205) 801-0239
                                Fax:  (205) 326-4075

                                BANK ONE, N.A.,
                                as a Lender and as Documentation Agent


                                By    /s/ Dell McCoy
                                      -----------------------------------------
                                      Its Director, Capital Markets
                                          -------------------------------------


                                ADDRESS FOR NOTICE AND DELIVERY:

                                Bank One, N.A.
                                1 Bank One Plaza, IL 1-0315
                                14th Floor
                                Chicago, IL  60670
                                Attention:  Mr. Dell McCoy


                                Tel:  (312) 732-4128
                                Fax:  (312) 732-5939


                                LIBOR OFFICE:

                                Bank One, N.A.
                                1 Bank One Plaza, IL1-0318
                                Chicago, IL  60670
                                Attention:  Elizabeth Graves


                                Tel:  (312) 732-3568
                                Fax:  (312) 732-1158

                                DEUTSCHE BANK TRUST COMPANY AMERICAS,
                                as a Lender


                                By    /s/ Steven P. Laphan
                                      -----------------------------------------
                                      Its Director
                                          -------------------------------------


                                ADDRESS FOR NOTICE AND DELIVERY:

                                Real Estate Asset Management
                                200 Crescent Court, Suite 550
                                Dallas, Texas  75201
                                Attention:  Ann Ramsey


                                Tel:  (214) 740-7905
                                Fax:  (214) 740-7910


                                LIBOR OFFICE:


                                90 Hudson Street
                                Jersey City, NJ  07302
                                Attn:  Mary Rodwell


                                Tel:  (201) 593-2165
                                Fax:  (201) 593-2310

                                LEHMAN COMMERCIAL PAPER INC.,
                                as a Lender


                                By    /s/ Francis X. Gillhool
                                      -----------------------------------------
                                      Its  Authorized Signatory
                                           ------------------------------------


                                ADDRESS FOR NOTICE AND DELIVERY:


                                Lehman Commercial Paper Inc.
                                399 Park Avenue, 8th Floor
                                New York, New York  10022
                                Attn: Thomas Buffa


                                Tel:  (212) 526-5153
                                Fax:  (646) 758-4672


                                With a copy to:


                                Hatfield Philips
                                Suite 2300, Marquis Two Tower
                                285 Peachtree Center Avenue
                                Atlanta, GA  30303
                                Attention:  Jennifer Farthing Bean


                                Tel:  (404) 420-5600
                                Fax:  (404) 420-5610


                                LIBOR OFFICE:


                                Lehman Commercial Paper Inc.
                                745 7th Avenue, 16th Floor
                                New York, NY  10019
                                Attn:  Nancy Wong

                                Tel:  (212) 526-6560
                                Fax:  (212) 526-6653

                                PNC BANK, NATIONAL ASSOCIATION

                                By    /s/ Unintelligible
                                      -----------------------------------------
                                      Its Vice President
                                          -------------------------------------



                                ADDRESS FOR NOTICE AND DELIVERY:

                                PNC Bank, National Association
                                Real Estate Banking, 19th Floor
                                PI-POPP-19-2
                                One PNC Plaza
                                249 Fifth Avenue
                                Pittsburgh, PA  15222-2707
                                Attention:  Mr. Louis Stempkowski


                                Tel:  (412) 762-5619
                                Fax:  (412) 762-6500



                                LIBOR OFFICE:

                                249 Fifth Avenue, PI-POPP-19-2
                                Pittsburgh, PA  15222
                                Attention:  Ms. Jan Larkin


                                Tel:  (412) 762-3986
                                Fax:  (412) 762-6500

                                U.S. BANK NATIONAL ASSOCIATION
                                as a Lender


                                By    /s/ Unintelligible
                                      -----------------------------------------
                                      Its  Vice President
                                           ------------------------------------



                                ADDRESS FOR NOTICE AND DELIVERY:

                                2450 Colorado Boulevard, Ste. 4000
                                Santa Monica, California  90404
                                Attention:  Wayne Choi

                                Tel:  (310) 315-3357
                                Fax:  (310) 315-4280


                                LIBOR OFFICE:

                                4100 Newport Place, Ste. 950
                                Newport Beach, California  92660
                                Attn: Lisa Rossin

                                Tel:  (949) 863-2478
                                Fax:  (949) 252-1759

                                WACHOVIA BANK, N.A.,
                                as a Lender and as Documentation Agent


                                By    /s/ Cynthia Bean
                                      -----------------------------------------
                                      Its Vice President
                                          -------------------------------------


                                ADDRESS FOR NOTICE AND DELIVERY:

                                Wachovia Bank, N.A.
                                301 S. College Street, NC-0172
                                Charlotte, NC  28288-0172
                                Attention:  Cindy Bean


                                Tel:  (704) 383-7534
                                Fax:  (704) 383-6205


                                LIBOR OFFICE:


                                Wachovia Bank, N.A.
                                201 S. College Street, NC5708
                                Charlotte, NC  28288
                                Attention:  Greg Ponder


                                Tel:  (704) 715-1055
                                Fax:  (704) 383-7989

                                    EXHIBIT A

                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

        THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is dated as of _________________, 200__, between ___________________ ("Assignor") and
______________________ ("Assignee").

                                    RECITALS:

           A. Assignor is a Lender under that certain Third Amended and Restated Revolving Credit Agreement dated as of August 9, 2002 (as amended, supplemented or modified from time to time, the "Credit Agreement") entered into among Arden Realty Limited Partnership, a Maryland limited partnership ("Borrower"), the Lenders named therein, Wells Fargo Bank, National Association, as Administrative Agent and Sole Lead Arranger, and Bank One, N.A. and Wachovia Bank, N.A., as Documentation Agents. Capitalized terms used in this Agreement without definition have the same meanings as in the Credit Agreement.

           B. Assignor desires to assign to Assignee, and Assignee desires to accept and assume, [a portion of] the rights and obligations of Assignor under the Credit Agreement.

           NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

        1. Assignment.

           (a)      Effective on the Assignment Effective Date (as defined in
Section 3 below), Assignor hereby assigns to Assignee the Assigned Share (as defined below) of all of Assignor's rights, title, interest and obligations under the Credit Agreement and other Loan Documents, including without limitation those relating to Assignor's Pro Rata Share of the Commitment and Advances. The Assigned Share of all such rights, title, interest and obligations is referred to collectively as the "Assigned Rights and Obligations".

           (b) The "Assigned Share" means (a) a $_____________ portion of the Commitment on the Assignment Effective Date, and (b) the aggregate amount of all Advances outstanding under the Credit Agreement on the Assignment Effective Date that is attributable to the percentage of the Commitment represented by the Assigned Share. The Pro Rata Share represented by the Assigned Share, and the Pro Rata Share, if any, retained by Assignor, shall be as specified on the signature pages of this Agreement.

        2. Assumption. Effective on the Assignment Effective Date, Assignee hereby accepts the foregoing assignment of, and hereby assumes from Assignor, the Assigned Rights and Obligations.

        3. Effectiveness. This Agreement shall become effective on a date (the "Assignment Effective Date") selected by Assignor, which shall be on or as soon as practicable after the execution and delivery of counterparts of this Agreement by Assignor, Assignee, Administrative Agent and (unless otherwise provided in Section 11.20 of the Credit Agreement) Borrower.

Assignor shall promptly notify Assignee, Administrative Agent and Borrower in writing of the Assignment Effective Date.

        4. Payments on Assignment Effective Date. In consideration of the assignment by Assignor to and the assumption by Assignee of the Assigned Rights and Obligations, on the Assignment Effective Date (a) Assignee shall pay to Assignor such amounts as are specified in any written agreement or exchange of letters between them, and (b) Assignee shall pay to Administrative Agent an assignment processing fee of $3,000.

        5. Allocation and Payment of Interest and Fees.

           (a) Administrative Agent shall pay to Assignee all interest, Facility Fees and other amounts not constituting principal that are paid by or on behalf of Borrower pursuant to the Loan Documents and are attributable to the Assigned Rights and Obligations ("Borrower Amounts"), that accrue on and after the Assignment Effective Date. If Assignor receives or collects any such Borrower Amounts, Assignor shall promptly pay them to Assignee.

           (b) Administrative Agent shall pay to Assignor all Borrower Amounts that accrue before the Assignment Effective Date when and as the same are paid by Administrative Agent to the other Lenders. If Assignee receives or collects any such Borrower Amounts, Assignee shall promptly pay such amounts to Assignor.

           (c) Unless specifically assumed by Assignee, Assignor shall be responsible and liable for all reimbursable Liabilities and Costs and indemnification obligations which accrue under Section 10.7 of the Credit Agreement prior to the Assignment Effective Date and such liability shall survive the Assignment Effective Date.

           (d) Administrative Agent shall not be liable for any allocation or payment to either Assignor or Assignee subsequently determined to be erroneous, unless resulting from Administrative Agent's willful misconduct or gross negligence.

        6. Representations and Warranties.

           (a) Each of Assignor and Assignee represents and warrants to the other and to Administrative Agent as follows:

               (i) It has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement;

               (ii) The making and performance of this Agreement and all documents required to be executed and delivered by it hereunder do not and will not violate any law or regulation applicable to it;

               (iii) This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms; and

               (iv) All approvals, authorizations or other actions by, or filings with, any governmental authority necessary for the validity or enforceability of its obligations under this Agreement have been made or obtained.

           (b) Assignor represents and warrants to Assignee that Assignor owns the Assigned Rights and Obligations free and clear of any lien or other encumbrance.

           (c)      Assignee represents and warrants to Assignor as follows:

               (i) Assignee has made and shall continue to make its own independent investigation of the financial condition, affairs and creditworthiness of Borrower and any other person or entity obligated under the Loan Documents (collectively, "Credit Parties"); and

               (ii) Assignee has received copies of the Loan Documents and such other documents, financial statements and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement.

        7. No Assignor Responsibility. Assignor makes no representation or warranty regarding, and assumes no responsibility to Assignee for:

           (a) the execution (by any party other than Assignor), effectiveness, genuineness, validity, enforceability, collectability or sufficiency of the Loan Documents or any representations, warranties, recitals or statements made in the Loan Documents or in any financial or other written or oral statement, instrument, report, certificate or any other document made or furnished or made available by Assignor to Assignee or by or on behalf of any Credit Party to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby;

                  (b) the performance or observance of any of the terms, covenants or agreements contained in any of the Loan Documents or as to the existence or possible existence of any Unmatured Event of Default or Event of Default under the Loan Documents; or

                  (c) the accuracy or completeness of any information provided to Assignee, whether by Assignor or by or on behalf of any Credit Party.

Assignor shall have no initial or continuing duty or responsibility to make any investigation of the financial condition, affairs or creditworthiness of any of the Credit Parties in connection with the assignment of the Assigned Rights and Obligations or to provide Assignee with any credit or other information with respect thereto, whether coming into its possession before the date hereof or at any time or times thereafter.

        8. Assignee Bound By Credit Agreement. Effective on the Assignment Effective Date, Assignee (a) shall be deemed to be a party to the Credit Agreement, (b) agrees to be bound by the Credit Agreement to the same extent as it would have been if it had been an original Lender thereunder, and (c) agrees to perform in accordance with their respective terms all of the obligations which are required under the Loan Documents to be performed by it as a Lender. Assignee appoints and authorizes Administrative Agent to take such actions as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

        9. Assignor Released From Credit Agreement. Effective on the Assignment Effective Date, Assignor shall be released from the Assigned Rights and Obligations; provided, however, that Assignor shall retain all of its rights to indemnification under the Credit Agreement and the other Loan Documents for any events, acts or omissions occurring before the Assignment Effective Date, and, to the extent not assumed by Assignee, Assignor shall continue to be responsible for the liabilities and obligations described in Section 5(c) of this Agreement and bound by the provisions of Section 5.3 of the Credit Agreement.

        10. New Notes. On or promptly after the Assignment Effective Date, Borrower, Administrative Agent, Assignor and Assignee shall make appropriate arrangements so that new Notes executed by Borrower, dated the Assignment Effective Date and in the amount of the [respective] Commitment[s] of [Assignor and] Assignee, after giving effect to this Agreement, are issued to [Assignor and] Assignee, in exchange for the surrender by Assignor [and Assignee] to Borrower of any applicable outstanding Notes, marked "Exchanged".

        11. General.

            (a) No term or provision of this Agreement may be amended, waived or terminated orally, but only by an instrument signed by the parties hereto.

            (b) This Agreement may be executed in one or more counterparts. Each set of executed counterparts shall be an original. Executed counterparts may be delivered by facsimile transmission.

            (c) If Assignor has not assigned its entire remaining Pro Rata Share of the Commitment and Advances to Assignee, Assignor may at any time and from time to time grant to others, subject to applicable provisions in the Credit Agreement, assignments of or participation in all of Assignor's remaining Advances or Pro Rata Share of the Commitment.

            (d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Assignor nor Assignee may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other and Agent and (unless otherwise provided in Section 11.20 of the Credit Agreement) Borrower. The preceding sentence shall not limit the right of Assignee to grant to others a participation in all or part of the Assigned Rights and Obligations subject to the terms of the Credit Agreement.

            (e) All payments to Assignor or Assignee hereunder shall, unless otherwise specified by the party entitled thereto, be made in Dollars, in immediately available funds, and to the address or account specified on the signature pages of this Agreement. The address of Assignee for notice purposes under the Credit Agreement shall be as specified on the signature pages of this Agreement.

            (f) If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions hereof will not be affected or impaired in any way.

            (g) Each party shall bear its own expenses in connection with the preparation and execution of this Agreement.

            (h) This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        12. [Foreign Withholding. On or before the Assignment Effective Date, Assignee shall comply with the provisions of Section 2.4(k) of the Credit Agreement.](1)


----------

(1) Include only if Assignee is a foreign institution.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



ASSIGNOR:


                                -----------------------------------------------

                                By
                                  ---------------------------------------------
                                Printed Name
                                            -----------------------------------
                                Title
                                     ------------------------------------------


                                Pro Rata Share:      %
                                               -----
                                Loan Commitment:  $
                                                   ----------------------------


                                Assignor's Payment Instruction:

                                -----------------------------------------------
                                -----------------------------------------------
                                -----------------------------------------------
                                ABA No.
                                       ----------------------------------------
                                Account No.
                                           ------------------------------------
                                Reference:
                                          -------------------------------------
                                Telephone:  (   )
                                             --- ------------------------------
                                Telecopy:   (   )
                                             --- ------------------------------



ASSIGNEE:
                                -----------------------------------------------


                                By:
                                   --------------------------------------------
                                Printed Name
                                             ----------------------------------
                                Title
                                      -----------------------------------------


                                ADDRESS FOR NOTICE AND DELIVERY:


                                Address:
                                        ---------------------------------------
                                -----------------------------------------------
                                Attn:
                                      -----------------------------------------
                                -----------------------------------------------
                                Telephone:  (   )
                                             --- ------------------------------
                                Telecopy:  (   )
                                            --- -------------------------------


                                Pro Rata Share:      %
                                               -----
                                Loan Commitment: $
                                                  -----------------------------

                                LIBOR OFFICE:


                                Address:
                                        ---------------------------------------
                                -----------------------------------------------
                                Attn:
                                     ------------------------------------------
                                -----------------------------------------------

                                Telephone: (   )
                                            --- -------------------------------
                                Telecopy: (   )
                                           --- --------------------------------

                                Assignee's Payment Instruction:
                                -----------------------------------------------
                                -----------------------------------------------
                                -----------------------------------------------
                                ABA No.
                                       ----------------------------------------
                                Account No.
                                           ------------------------------------
                                Reference:
                                          -------------------------------------
                                Telephone: (   )
                                            --- -------------------------------
                                Telecopy:  (   )
                                            --- -------------------------------

ACKNOWLEDGED AND AGREED:

(2) BORROWER:                   ARDEN REALTY LIMITED PARTNERSHIP,
                                a Maryland limited partnership


                                By: ARDEN REALTY, INC.,
                                    a Maryland corporation,
                                    its sole general partner


                                    By
                                      -----------------------------------------

                                    Its
                                       ----------------------------------------


ADMINISTRATIVE AGENT:           WELLS FARGO BANK, NATIONAL ASSOCIATION


                                By
                                  ---------------------------------------------

                                Its
                                   --------------------------------------------



----------

        (2) As required per Section 11.20 of the Credit Agreement.

                                   EXHIBIT B-l

                            FORM OF BID ADVANCE NOTE



$
 ------------                                                 -----------------


        FOR VALUE RECEIVED, ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Borrower"), HEREBY PROMISES TO PAY to the order of ______________ ("Lender") the principal sum of ____________________________ DOLLARS
($_________) or if less, the aggregate unpaid principal amount of all "Bid Advances" disbursed by Lender under that certain Third Amended and Restated Revolving Credit Agreement dated as of August 9, 2002 (as amended, supplemented or modified from time to time, the "Credit Agreement") entered into among Borrower, the Lenders named therein, Wells Fargo Bank, National Association, as Administrative Agent and Sole Lead Arranger, and Bank One, N.A. and Wachovia Bank, N.A., as Documentation Agents, together with interest on the unpaid principal balance hereof at the rate (or rates) determined in accordance with
Section 2.4 of the Credit Agreement from the date such principal is advanced until it is paid in full. It is contemplated that there will be advances and payments under this Bid Advance Note from time to time, but no advances or payments under this Bid Advance Note (including payment in full of the unpaid balance of principal hereof prior to maturity) shall affect or impair the validity or enforceability of this Bid Advance Note as to future advances hereunder.

        This Bid Advance Note is one of the Notes referred to in and governed by the Credit Agreement, which Credit Agreement, among other things, contains provisions for the acceleration of the maturity hereof and for the payment of certain additional sums to Lender upon the happening of certain stated events. Capitalized terms used in this Bid Advance Note without definition have the same meanings as in the Credit Agreement.

        The principal amount of this Bid Advance Note, if not sooner paid as required pursuant to the Credit Agreement, will be due and payable, together with all accrued and unpaid interest and other amounts due and unpaid under the Credit Agreement, on the Maturity Date. Borrower may make voluntary prepayments of all or a portion of this Bid Advance Note, upon prior written notice, in accordance with the provisions of Section 2.6 of the Credit Agreement.

        Interest on the Advances is payable in arrears on the first Business Day of each month during the respective Fixed Rate Periods relating to the Bid Advances evidenced hereby, commencing with the first Business Day of the first calendar month to begin after the date of this Bid Advance Note. Interest will be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of three hundred sixty (360) days. The Credit Agreement provides for the payment by Borrower of various other charges and fees, in addition to the interest charges described in the Credit Agreement, as set forth more fully in the Credit Agreement.

        All payments of any amount becoming due under this Bid Advance Note shall be made in the manner provided in the Credit Agreement, in Dollars.

        Upon and after the occurrence of an Event of Default, unless such Event of Default is waived as provided in the Credit Agreement, this Bid Advance Note may, at the option of Requisite Lenders and without demand, notice or legal process of any kind, be declared by Administrative Agent, and in such case immediately shall become, due and payable. Upon and after the occurrence of certain Events of Default, this Bid Advance Note shall, as provided in the Credit Agreement, without any action by Lenders and without demand, notice or legal process of any kind, automatically and immediately become due and payable.

        Demand, presentment, protest and notice of nonpayment and protest, notice of intention to accelerate maturity, notice of acceleration of maturity and notice of dishonor are hereby waived by Borrower. Subject to the terms of the Credit Agreement, including but not limited to, Section 11.4 of the Credit Agreement, Lender may extend the time of payment of this Bid Advance Note, postpone the enforcement hereof, grant any indulgences, release any party primarily or secondarily liable hereon or agree to any subordination of Borrower's obligations hereunder without affecting or diminishing such Lender's right of recourse against Borrower, which right is hereby expressly reserved.

        This Bid Advance Note has been delivered and accepted at Los Angeles, California. This Bid Advance Note shall be interpreted in accordance with, and the rights and liabilities of the parties hereto shall be determined and governed by, the laws of the State of California.

        In no contingency or event whatsoever shall interest charged in respect of the Advances evidenced hereby, however such interest may be characterized or computed, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If such a court determines that Lender has received interest hereunder in excess of the highest rate applicable hereto, Lender shall, at Lender's election, either (a) promptly refund such excess interest to Borrower or (b) credit such excess to the principal balance of the outstanding Advances held by that Lender. This provision shall control over every other provision of all agreements between Borrower and Lender.

        Whenever possible each provision of this Bid Advance Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Bid Advance Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Bid Advance Note.


                                ARDEN REALTY LIMITED PARTNERSHIP,
                                a Maryland limited partnership


                                By: ARDEN REALTY, INC.
                                    a Maryland corporation,
                                    its sole general partner

                                    By
                                      -----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Its:
                                        ---------------------------------------

                                   EXHIBIT B-2

                                     FORM OF
                             COMPETITIVE BID REQUEST


TO:  WELLS FARGO BANK, NATIONAL ASSOCIATION,
     as Administrative Agent and Sole Lead Arranger
     2120 East Park Place, Suite 100
     El Segundo, California 90245
     Attention:  Disbursement Administration


        Reference is hereby made to the Third Amended and Restated Revolving Credit Agreement, dated as of August 9, 2002 (as amended, supplemented or modified from time to time, the "Credit Agreement") entered into among Arden Realty Limited Partnership, a Maryland limited partnership ("Borrower"), the Lenders named therein, Wells Fargo Bank, National Association, as Administrative Agent and Sole Lead Arranger, and Bank One, N.A. and Wachovia Bank, N.A., as Documentation Agents. Terms with initial capital letters used but not defined herein have the meanings assigned to them in the Credit Agreement.

        Pursuant to Section 2.1(a)(ii)(C) of the Credit Agreement and the attached Schedule I, this Competitive Bid Request represents the Borrower's request that one or more Bid Advances (in the amount(s) and for the Fixed Rate Period(s) specified on Schedule I) be made to the Borrower on the date specified in Schedule I (the "Funding Date"). Proceeds of such Borrowing shall be deposited in the Borrower's account provided in Section 2.1(b) of the Credit Agreement in same day funds on the Funding Date:

        The Borrower hereby certifies that:

        1. As of the Funding Date, all conditions set forth in Section 3.2 of the Credit Agreement to the disbursement of the Bid Advance(s) hereby requested will be satisfied;

        2. The Borrower represents and warrants to the Lenders that all representations and warranties contained in the Credit Agreement will be true and correct in all material respects on and as of the Funding Date as though made on and as of the Funding Date (except to the extent that such representations and warranties expressly were made only as of a specific date).

        3. The Bid Advance(s) requested hereby have been authorized by all necessary corporate or partnership action on the part of each of the REIT and the Borrower;

        4. As of the requested Funding Date of the Bid Advance(s) requested hereby (before giving effect to the disbursement thereof but excluding the principal of any currently outstanding Bid Advances that mature on or before such requested Funding Date), the aggregate balance of all Bid Advances then outstanding will be $______________

        5. After giving effect to the disbursement of the Bid Advance(s) hereby requested: (i) the aggregate principal amount of all outstanding Advances will not exceed the applicable dollar limitations of Sections 2.1(a)(i)(x) and (y) of the Credit Agreement; and (ii) the aggregate principal amount of all Bid Advances then outstanding will not exceed the Bid Advance Limit; and

        6. The proceeds of such Bid Advance(s) will be used for the purposes identified on Schedule I.

        Date: ______________________, 200_



                                By: ARDEN REALTY LIMITED PARTNERSHIP,
                                    a Maryland limited partnership

                                    By:  Arden Realty, Inc.,
                                         a Maryland corporation

                                    Its: Sole General Partner

                                         By
                                           ------------------------------------
                                         Name:
                                              ---------------------------------
                                         Its:
                                             ----------------------------------


cc:      Wells.  Fargo Bank, N.A.
         Real Estate Group
         MAC 2064-129
         333 South Grand Avenue, 12th Floor
         Los Angeles, California 90071
         Attention: Mr. Daniel Cacho, Jr.

                                   SCHEDULE I
                           TO COMPETITIVE BID REQUEST


        This is a Competitive Bid Request for one or more Bid Advances, as follows:

            1. The Funding Date of the proposed Borrowing(s) is
________________________.(1)

           2. The aggregate principal amount of the Bid Advance(s) requested is $____________.(2)

           3. The Bid Advance(s) requested shall be comprised of [Fixed Rate]/[Absolute Rate] Bid Advances.(3)

           4. The requested principal amounts and Fixed Rate Periods(4) for the requested Bid Advance(s) shall be:


           Principal Amount                     Fixed Rate Period
           ----------------                     -----------------
           (a)________________________          ________________________
           (b)________________________          ________________________
           (c)________________________          ________________________

        5. The purpose of the requested Bid Advance(s) is as follows:(5)


________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________



----------

        (1) Must be a Business Day.

        (2) Insert the sum of the dollar amounts listed in paragraph 4.

        (3) The requested Bid Advances must all be either Fixed Rate Bid Advances or Absolute Bid Advances; Borrower may not request both a Fixed Rate Auction and an Absolute Rate Auction with respect to the same Funding Date.

        (4) No more than three Fixed Rate Periods may be requested in a single Competitive Bid Request.

        (5) Must be a purpose permitted under Section 6.1(i) of the Credit Agreement.

                                   EXHIBIT B-3

                                     FORM OF
                                 COMPETITIVE BID


TO:      WELLS FARGO BANK, NATIONAL ASSOCIATION,
         as Administrative Agent and Sole Lead Arranger
         2120 East Park Place, Suite 100
         El Segundo, California 90245
         Attention:  Disbursement Administration

           Reference is hereby made to the Third Amended and Restated Revolving Credit Agreement, dated as of August 9, 2002 (as amended, supplemented or modified from time to time, the "Credit Agreement") entered into among Arden Realty Limited Partnership, a Maryland limited partnership ("Borrower"), the Lenders named therein, Wells Fargo Bank, National Association, as Administrative Agent and Sole Lead Arranger, and Bank One, N.A. and Wachovia Bank, N.A., as Documentation Agents. Terms with initial capital letters used but not defined herein have the meanings assigned to them in the Credit Agreement.

           Pursuant to Section 2.l(a)(ii)(C)(3) of the Credit Agreement, the undersigned, in response to the Borrower's Competitive Bid Request dated _________________, ____, offers (subject to the terms and conditions of the Credit Agreement) to make (a) Bid Advance(s) in the principal amount(s), at the interest rate(s) and for the Fixed Rate Period(s) set forth below:(1)


Funding Date:                         _______________________________________(2)

Aggregate Maximum Principal
Amount of all Bid Advances            $_________________________________________
offered hereby that may be accepted:


Bid Loan Interest Period(s)           _______________________________________(3)

        Offer 1:(4)





----------

        (1) Unless, pursuant to the Credit Agreement, this Competitive Bid is to be disregarded, Administrative Agent is to communicate the contents of this Competitive Bid to the Borrower as follows: Arden Realty Limited Partnership, 9100 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212, Attn:
_______________.

        (2) From Borrower's Competitive Bid Request.

        (3) From Borrower's Competitive Bid Request. If the Competitive Bid Request requests offers with respect to more than one Fixed Rate Period and the submitting Lender wishes to make offers with respect to more than one request, such offers should be set out separately for each Fixed Rate Period.

        Principal Amount        $____________________________________________(5)

        Interest Rate:          [Absolute Rate of ___________%](6)
                                [LIBOR Bid Margin of +/- ______%]

        Offer 2:

        Principal Amount        $_______________________________________________

        Interest Rate:          [Absolute Rate of ___________%]/
                                [LIBOR Bid Margin of +/-______%]

        Offer 3:

        Principal Amount        $_______________________________________________

        Interest Rate:          [Absolute Rate of___________%]/
                                [LIBOR Bid Margin of +/- ______%]


[If more than one offer submitted:

Maximum aggregate principal amount of offers that may be accepted with respect to this Fixed Rate Period: $___________________.]

Bid Loan Interest Period(s)     ________________________________________________

        Offer 1:

        Principal Amount        $_______________________________________________

        Interest Rate:          [Absolute Rate of ___________%]
                                [LIBOR Bid Margin of +/- ______%]

        Offer 2:



----------

        (4) Up to three offers may be submitted for each Fixed Rate Period specified in Borrower's Competitive Bid Request. If more than one offer is submitted with respect to a particular Fixed Rate Period, the submitting Lender should specify the maximum principal amount of such offers that may be accepted.

        (5) Cannot exceed the aggregate amount requested by the Borrower. Must be in an amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

        (6) Select one or the other, as specified in Borrower's Competitive Bid Request. In the case of a LIBOR Bid Margin, indicate whether the offered margin is above (+) or below (-) the LIBOR Rate. Interest rates should be quoted to the nearest one-hundredth of a percent.

        Principal Amount        $______________________________________________

        Interest Rate:          [Absolute Rate of ___________%]/
                                [LIBOR Bid Margin of +/- ______%]

        Offer 3:
        Principal Amount        $______________________________________________
        Interest Rate:          [Absolute Rate of ___________%]/
                                [LIBOR Bid Margin of +/- ______%]

[If more than one offer submitted:

Maximum aggregate principal amount of offers that may be accepted with respect to this Fixed Rate Period: $___________________.]

Bid Loan Interest Period(s)

        Offer 1:
        Principal Amount        $______________________________________________
        Interest Rate:          [Absolute Rate of ___________%]
                                [LIBOR Bid Margin of +/- ______%]

        Offer 2:
        Principal Amount        $______________________________________________
        Interest Rate:          [Absolute Rate of ___________%]/
                                [LIBOR Bid Margin of +/- ______%]

        Offer 3:
        Principal Amount        $______________________________________________
        Interest Rate:          [Absolute Rate of ___________%]/
                                [LIBOR Bid Margin of +/- ______%]

[If more than one offer submitted:

Maximum aggregate principal amount of offers that may be accepted with respect to this Fixed Rate Period: $___________________.]

Submitting Lender:              _______________________________________________

Person to Contact at
Submitting Lender:              _______________________________________________

                                phone:_________________________________________


                                fax:___________________________________________

        The undersigned Lender understands and agrees that the submission of this Competitive Bid irrevocably obligates the undersigned to make the Bid Advance(s) described herein for which any offer(s) are accepted, in whole or in part, subject only to the satisfaction of the applicable conditions precedent set forth in the Credit Agreement.


                                Very truly yours,

                                [NAME OF SUBMITTING LENDER](7)


                                By:____________________________________________
                                Its:___________________________________________



----------

        (7) Unless, pursuant to the Credit Agreement, this Competitive Bid is to be disregarded, this Competitive Bid must be executed on behalf of the submitting Lender.

                                    EXHIBIT C

                         FORM OF COMPLIANCE CERTIFICATE


        To: Wells Fargo Bank, National Association, as Administrative Agent and
            Sole Lead Arranger

        This Compliance Certificate is made with reference to that certain Third Amended and Restated Revolving Credit Agreement dated as of August 9, 2002 (as amended, supplemented or modified from time to time, the "Credit Agreement") entered into among Arden Realty Limited Partnership, a Maryland limited partnership ("Borrower"), the Lenders named therein, Wells Fargo Bank, National Association, as Administrative Agent and Sole Lead Arranger, and Bank One, N.A. and Wachovia Bank, N.A., as Documentation Agents. All capitalized terms used in this Compliance Certificate and not otherwise defined in this Compliance Certificate shall have the meanings set forth for such terms in the Credit Agreement.

        Borrower hereby certifies as follows:

        1. At no time during the immediately preceding twelve consecutive month period prior to the date of this Compliance Certificate have any of the individuals who were directors of the REIT at the beginning of such period ceased to constitute a majority of the board of directors of the REIT unless the individuals replacing such original directors were nominated by the board of directors of the REIT.

        2. As of the date of this Compliance Certificate, no Unmatured Event of Default or Event of Default has occurred and is continuing under Article 9 of the Credit Agreement.

        3. As of ___________, 200_, the Tangible Net Worth of the REIT and the Consolidated Entities is $______________.

        4. As of _____________, 200_, the ratio of Total Liabilities to Gross Asset Value is _________________.

        5. As of ______________, 200_, the Interest Coverage Ratio is ________ to 1.00.

        6. As of ______________, 200__, the Fixed Charge Coverage Ratio is ____ to 1.00.

        7. As of the date of this Compliance Certificate, (a) the unsecured Total Liabilities of the REIT and Consolidated Entities are $___________, (b) the Unencumbered Asset Value of the Unencumbered Pool is $__________, and (c) the Unencumbered Asset Value of the Unencumbered Pool is _________% of the unsecured Total Liabilities of the REIT and Consolidated Entities.

        8. As of _______________, 200_, the Unsecured Interest Expense Coverage Ratio of the REIT and the Consolidated Entities is ______ to 1.00.

        9. (a) The aggregate distributions to shareholders of the REIT and all partners of the Borrower for the four (4) consecutive Fiscal Quarters immediately preceding the date of this Certificate was $___________, (b) the Funds from Operations for that same period were $___________, and (c) the aggregate distributions for the period described above equal ______% of the Funds from Operations for that same period.

        10. As of the date of this Compliance Certificate, (a) the aggregate amount of all Debt of the REIT and the Consolidated Entities secured by Real Property is $_______, (b) Gross Asset Value is $ _______, and (c) the aggregate amount of all such Debt divided by such Gross Asset Value is equal to __________%.

        11. Enclosed herewith is a report showing, for the preceding fiscal quarter, average rents for the Unencumbered Assets.

        12. All financial covenant calculations have been performed in accordance with the Credit Agreement.

        Executed as of the date set forth below.


Dated:  _____________, 200_

                                ARDEN REALTY LIMITED PARTNERSHIP,
                                a Maryland limited partnership

                                By: ARDEN REALTY, INC., a Maryland corporation,
                                    Its sole general partner

                                    By_________________________________________
                                    Name:______________________________________
                                    Its:_______________________________________

                                    EXHIBIT D

                            FORM OF FIXED RATE NOTICE

Arden Realty Limited Partnership
11601 Wilshire Boulevard, 4th Floor
Los Angeles, CA 90025-1740
Attn:  Chief Financial Officer


        Re: Third Amended and Restated Revolving Credit Agreement dated as of August 9, 2002

        Pursuant to the terms and provisions of Section 2.1(a)(i)(B) of that certain Third Amended and Restated Revolving Credit Agreement dated as of August 9, 2002 (as amended, supplemented or modified from time to time, the "Credit Agreement") entered into among Arden Realty Limited Partnership, a Maryland limited partnership ("Borrower"), the Lenders named therein, Wells Fargo Bank, National Association, as Administrative Agent and Sole Lead Arranger, and Bank One, N.A. and Wachovia Bank, N.A., as Documentation Agents, Borrower has delivered to Administrative Agent a Notice of Borrowing, dated ____________, ____, under which the LIBOR Rate has been selected as the basis upon which interest shall accrue on the LIBOR Advance identified in such Notice of Borrowing. All capitalized terms used in this Fixed Rate Notice and not otherwise defined shall have the meanings set forth for such terms in the Credit Agreement. In response to such Notice of Borrowing, and in accordance with
Section 2.l(a)(i)(B)(3) of the Credit Agreement, Administrative Agent hereby confirms the following as applicable to such LIBOR Advance:

        1. The Interest Period shall begin on (and include) _________, 200__, and shall end on (but exclude) _____________, 200__;

        2. The aggregate principal amount of the subject LIBOR Advance is $__________; and

        3. The LIBOR Rate applicable to such LIBOR Advance is ______% per annum.

        Please review the foregoing for accuracy and completeness. Unless Administrative Agent receives written notice to the contrary within five (5) days of your receipt hereof this certificate shall serve as your acceptance that: (a) you have selected and accepted the LIBOR Rate as set forth above as a basis for calculating the effective rate for the LIBOR Advance and Interest Period set forth above; (b) the selection and acceptance of the LIBOR Rate is subject to the terms and conditions of the Notes and the Credit Agreement; and
(c) you represent and warrant that no breach, failure of condition, Event of Default or Unmatured Event of Default exists under the Loan Documents.

        Disbursement (or conversion) of the aforesaid LIBOR Advance is subject to the terms and conditions of the Credit Agreement. Please acknowledge the foregoing by executing and returning to Administrative Agent a copy of this Fixed Rate Notice. However, any failure to return such acknowledgment shall not impair or alter Borrower's obligations under the subject LIBOR Advance.

Dated:  ____________, 200__     WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                as Administrative Agent and Sole Lead Arranger

                                By:____________________________________________
                                Name:__________________________________________
                                Its:___________________________________________



ACKNOWLEDGED

ARDEN REALTY LIMITED PARTNERSHIP,
a Maryland limited partnership

By:     ARDEN REALTY, INC.,
        a Maryland corporation,
        its sole general partner

        By:____________________________________________
        Name:__________________________________________
        Its:___________________________________________

                                    EXHIBIT E
                           FORM OF REPAYMENT GUARANTY

           THIS REPAYMENT GUARANTY ("Guaranty") is made as of August 9, 2002, by ARDEN REALTY, INC., a Maryland corporation ("Guarantor"), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Administrative Agent"), as administrative agent for itself and the other "Lenders" referred to in the Credit Agreement (defined in Recital A below). Capitalized terms used herein and not otherwise defined shall have the meanings set forth for such terms in the Credit Agreement.

                                    RECITALS

           Pursuant to the terms of that certain Third Amended and Restated Revolving Credit Agreement dated as of August 9, 2002 (as amended, supplemented or modified from time to time, the "Credit Agreement") entered into among Arden Realty Limited Partnership, a Maryland limited partnership ("Borrower"), the Lenders named therein, Wells Fargo Bank, National Association, as Administrative Agent and Sole Lead Arranger, and Bank One, N.A. and Wachovia Bank, N.A., as Documentation Agents, Lenders have agreed to loan to Borrower the principal sum of up to THREE HUNDRED TEN MILLION AND NO/100THS DOLLARS ($310,000,000.00) (the "Loan") for the purposes specified in the Credit Agreement.

           The Credit Agreement provides that the Loan shall be evidenced by those certain Notes executed by Borrower payable to the order of Lenders. The term "Loan Documents" for purposes hereof shall mean the Credit Agreement, the Notes and those other documents described in the Credit Agreement as Loan Documents.

           This Guaranty supersedes in its entirety the Repayment Guaranty dated as of May 2, 2000 executed by Guarantor in favor of Administrative Agent pursuant to the Prior Credit Agreement.

           THEREFORE, to induce Lenders to enter into the Credit Agreement and to make the Loan, and in consideration thereof, Guarantor unconditionally guarantees and agrees as follows:

        1. GUARANTY. Guarantor hereby guarantees and promises to pay to Lenders or order, on demand, in lawful money of the United States, in immediately available funds, the principal sum of THREE HUNDRED TEN MILLION AND NO/100THS DOLLARS ($310,000,000.00) or so much thereof as may be due and owing under the Notes or any of the other Loan Documents together with interest and any other sums payable under the Notes or any of the other Loan Documents.

        2. REMEDIES. If Guarantor fails to promptly perform its obligations under this Guaranty, Lenders may from time to time, and without first requiring performance by Borrower or exhausting any or all security for the Loan, bring any action at law or in equity or both to compel Guarantor to perform its obligations hereunder, and to collect in any such action compensation for all loss, cost, damage, injury and expense sustained or incurred by Lenders as a direct or indirect consequence of the failure of Guarantor to perform its obligations together with interest thereon at the rate of interest applicable to the principal balance of the Notes.

        3. RIGHTS OF LENDERS. Guarantor authorizes Lenders, without giving notice to Guarantor or obtaining Guarantor's consent and without affecting the liability of Guarantor, from time to time to: (a) renew or extend all or any portion of Borrower's obligations under the Notes or any of the other Loan Documents; (b) declare all sums owing to Lenders under the Notes and the other Loan Documents due and payable upon the occurrence of an Event of Default (as defined in the Credit Agreement) under the Loan Documents; (c) make non-material changes in the dates specified for payments of any sums payable in periodic installments under the Notes or any of the other Loan Documents; (d) otherwise modify the terms of any of the Loan Documents, except for (i) increases in the principal amount of the Notes or changes in the manner by which interest rates, fees or charges are calculated under the Notes and the other Loan Documents (Guarantor acknowledges that if the Notes or other Loan Documents so provide, said interest rates, fees and charges may vary from time to time) or (ii) advancement of the Maturity Date of the Notes where no default has occurred under the Loan Documents; (e) take and hold security for the performance of Borrower's obligations under the Notes or the other Loan Documents and exchange, enforce, waive and release any such security; (f) apply such security and direct the order or manner of sale thereof as Lenders in their discretion may determine; (g) release, substitute or add any one or more endorsers of the Notes or guarantors of Borrower's obligations under the Notes or the other Loan Documents; (h) apply payments received by Lenders from Borrower to any obligations of Borrower to Lenders, in such order as Lenders shall determine in their sole discretion, whether or not any such obligations are covered by this Guaranty; and (i) assign this Guaranty in whole or in part to any assignee of the Notes, subject to Section 11.20 of the Credit Agreement.

        4. GUARANTOR'S WAIVERS. Guarantor waives: (a) any defense based upon any legal disability or other defense of Borrower, any other guarantor or other person, or by reason of the cessation or limitation of the liability of Borrower from any cause other than full payment of all sums payable under the Notes or any of the other Loan Documents; (b) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of Borrower or any principal of Borrower or any defect in the formation of Borrower or any principal of Borrower; (c) any defense based upon the application by Borrower of the proceeds of the Loan for purposes other than the purposes represented by Borrower to Lenders or intended or understood by Lenders or Guarantor; (d) any and all rights and defenses arising out of an election of remedies by Lenders, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantor's rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise; (e) any defense based upon Lenders' failure to disclose to Guarantor any information concerning Borrower's financial condition or any other circumstances bearing on Borrower's ability to pay all sums payable under the Notes or any of the other Loan Documents; (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; (g) any defense based upon Lenders' election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute; (h) any defense based upon any borrowing or any grant of a security interest under
Section 364 of
the Federal Bankruptcy Code; (i) any right of subrogation, any right to enforce any remedy which Lenders may have against Borrower and any right to participate in, or benefit from, any security for the Notes or the other Loan Documents now or hereafter held by Lenders; and (j) presentment, demand, protest and notice of any kind, except if and to the extent expressly required under any Loan Document. Guarantor agrees that the payment of all sums payable under the Notes or any of the other Loan Documents or any part thereof or other act which tolls any statute of limitations applicable to the Notes or the other Loan Documents shall similarly operate to toll the statute of limitations applicable to Guarantor's liability hereunder. Without limiting the generality of the foregoing or any other provision hereof, Guarantor expressly waives to the extent permitted by law any and all rights and defenses which might otherwise be available to Guarantor under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433 and under California Code of Civil Procedure Sections 580a, 580b, 580d and 726, or any of such sections.

        5. GUARANTOR'S WARRANTIES. Guarantor warrants and acknowledges that: (a) Lenders would not make the Loan but for this Guaranty; (b) there are no conditions precedent to the effectiveness of this Guaranty; (c) Guarantor has established adequate means of obtaining from sources other than Lenders, on a continuing basis, financial and other information pertaining to Borrower's financial condition and Borrower's activities relating thereto and the status of Borrower's performance of obligations under the Loan Documents, and Guarantor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Guarantor's risks hereunder and Lenders have made no representation to Guarantor as to any such matters; (d) the most recent financial statements of Guarantor previously delivered to Lenders are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied (or other principles acceptable to Lenders) and fairly present the financial condition of Guarantor as of the respective dates thereof (subject to year-end adjustments), and no material adverse change has occurred in the financial condition of Guarantor since the respective dates thereof, and (e) Guarantor has not and will not, without the prior written consent of Lenders, sell, lease, assign, encumber, hypothecate, transfer or otherwise dispose of all or substantially all of Guarantor's assets, or any substantial interest therein, other than in the ordinary course of Guarantor's business or as expressly permitted by the Loan Documents.

        6. SUBORDINATION. Guarantor subordinates all present and future indebtedness owing by Borrower to Guarantor to the obligations at any time owing by Borrower to Lenders under the Notes and the other Loan Documents. Guarantor assigns all such indebtedness to Lenders as security for this Guaranty, the Notes and the other Loan Documents. Guarantor agrees to make no claim for such indebtedness until all obligations of Borrower under the Notes and the other Loan Documents have been fully discharged. Guarantor further agrees not to assign all or any part of such indebtedness unless Lenders are given prior notice and such assignment is expressly made subject to the terms of this Guaranty. If Lenders so request, (a) all instruments evidencing such indebtedness shall be duly endorsed and delivered to Lenders, (b) all security for such indebtedness shall be duly assigned and delivered to Lenders, (c) such indebtedness shall be enforced, collected and held by Guarantor as trustee for Lenders and shall be paid over to Lenders on account of the Loan but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty, and (d) Guarantor shall execute, file and record such documents and instruments and take such other action as Lenders deem reasonably necessary or appropriate to perfect, preserve and enforce Lenders' rights in and to such indebtedness and any security therefor. If Guarantor fails to take any such action, Administrative Agent, as attorney-in-fact for Guarantor, is hereby authorized to do so in the name of Guarantor. The foregoing power of attorney is coupled with an interest and cannot be revoked. This Section 6 shall not affect Guarantor's rights to receive distributions from Borrower to the extent expressly permitted under Section 8.7 of the Credit Agreement.

        7. BANKRUPTCY OF BORROWER. In any bankruptcy or other proceeding in which the filing of claims is required by law, Guarantor shall file all claims which Guarantor may have against Borrower relating to any indebtedness of Borrower to Guarantor and shall assign to Lenders all rights of Guarantor thereunder. If Guarantor does not file any such claim, Administrative Agent, as attorney-in-fact for Guarantor, hereby authorized to do so in the name of Guarantor or, in Lenders' discretion, to assign the claim to a nominee and to cause proof of claim to be filed in the name of Lenders' nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. Lenders or their nominee shall have the right, in its reasonable discretion, to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to do. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Lenders the amount payable on such claim and, to the full extent necessary for that purpose, Guarantor hereby assigns to Lenders all of Guarantor's rights to any such payments or distributions; provided, however, Guarantor's obligations hereunder shall not be satisfied except to the extent that Lenders receive cash by reason of any such payment or distribution. If Lenders receive anything hereunder other than cash, the same shall be held as collateral for amounts due under this Guaranty. If all or any portion of the obligations guaranteed hereunder are paid or performed, the obligations of Guarantor hereunder shall continue and shall remain in full force and effect in the event that all or any part of such payment or performance is avoided or recovered directly or indirectly from Lenders as a preference, fraudulent transfer or otherwise under the Bankruptcy Code or other similar laws, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) full payment and performance of all of the indebtedness and obligations evidenced and secured by the Loan Documents.

        8. LOAN SALES AND PARTICIPATIONS: DISCLOSURE OF INFORMATION. Guarantor agrees that each of the Lenders may elect, at any time, to sell, assign, or grant participations in all or any portion of its rights and obligations under the Loan Documents and this Guaranty, subject to the provisions of Section 11.20 of the Credit Agreement. Guarantor further agrees that Lenders may disseminate to any such actual or potential purchaser(s), assignee(s) or participant(s) all documents and information (including, without limitation, all financial information) which has been or is hereafter provided to or known to Lenders with respect to: (a) any Real Property; (b) any party connected with the Loan (including, without limitation, the Guarantor, the Borrower, any partner of Borrower, any constituent partner of Borrower, any other guarantor and any non-borrower trustor); and/or (c) any lending relationship other than the Loan which Lenders may have with any party connected with the Loan, provided that such purchaser(s), assignee(s) or participant(s) agree in writing to be bound by
Section 5.3 of the Credit Agreement. In the event of any such sale, assignment or participation, Lenders and the parties to such transaction shall share in the rights and obligations of Lenders as set forth in the Loan Documents only as and to the extent they agree among themselves. In connection with any such sale, assignment or participation, Guarantor further agrees that the Guaranty shall be sufficient evidence of the obligations of Guarantor to each purchaser, assignee, or participant, and upon written request by Lenders, Guarantor shall consent to any amendments or modifications to the Loan Documents (other than this Guaranty) which do not materially increase the obligations guaranteed hereunder and which may be reasonably required in order to evidence any such sale, assignment, or participation.

        9. ADDITIONAL, INDEPENDENT AND UNSECURED OBLIGATIONS. This is a Guaranty of payment and not of collection and the obligations of Guarantor hereunder shall be in addition to and shall not limit or in any way affect the obligations of Guarantor under any other existing or future guaranties unless said other guaranties are expressly modified or revoked in writing. This Guaranty is independent of the obligations of Borrower under the Notes and the other Loan Documents. Lenders may bring a separate action to enforce the provisions hereof against Guarantor without taking action against Borrower or any other party or joining Borrower or any other party as a party to such action. Except as otherwise provided in this Guaranty, this Guaranty is not secured and shall not be deemed to be secured by any security instrument unless such security instrument expressly recites that it secures this Guaranty.

        10. ATTORNEYS' FEES, ENFORCEMENT. Subject to Section 11.1 of the Credit Agreement, if any attorney is engaged by Lenders to enforce or defend any provision of this Guaranty, or any of the other Loan Documents, or as a consequence of any default under the Loan Documents, with or without the filing of any legal action or proceeding, Guarantor shall pay to Lenders, within seven
(7) days after written demand, all reasonable attorneys' fees and costs incurred by Lenders in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Notes as specified therein.

        11. RULES OF CONSTRUCTION. The word "Borrower" as used herein shall include both the named Borrower and any other person at any time assuming or otherwise becoming primarily liable for all or any part of the obligations of the named Borrower under the Notes and the other Loan Documents. The term "person" as used herein shall include any individual, company, trust or other legal entity of any kind whatsoever. If this Guaranty is executed by more than one person, the term "Guarantor" shall include all such persons. When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and vice versa. All headings appearing in this Guaranty are for convenience only and shall be disregarded in construing this Guaranty.

        12. CREDIT REPORTS. Each legal entity and individual obligated on this Guaranty hereby authorizes Lenders to order and obtain, from a credit reporting agency of Lenders' choice, a third party credit report on such legal entity and individual.

        13. GOVERNING LAW. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of California, except to the extent preempted by Federal laws. Guarantor and all persons and entities in any manner obligated to Lenders under this Guaranty consent to the jurisdiction of any Federal or State Court within the State of California having proper venue and also consent to service of process by any means authorized by California or Federal law.

        14. MISCELLANEOUS. The provisions of this Guaranty will bind and benefit the heirs, executors, administrators, legal representatives, nominees, successors and assigns of Guarantor and Lenders. The liability of all persons and entities who are in any manner obligated hereunder shall be joint and several. If any provision of this Guaranty shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed from this Guaranty and the remaining parts shall remain in full force as though the invalid, illegal or unenforceable portion had never been part of this Guaranty.

        15. ENFORCEABILITY. Guarantor hereby acknowledges that: (a) the obligations undertaken by Guarantor in this Guaranty are complex in nature, and
(b) numerous possible defenses to the enforceability of these obligations may presently exist and/or may arise hereafter, and (c) as part of Lenders' consideration for entering into this transaction, Lenders have specifically bargained for the waivers and relinquishments by Guarantor set forth herein with respect to such defenses, and (d) Guarantor has had the opportunity to seek and receive legal advice from skilled legal counsel in the area of financial transactions of the type contemplated herein. Given all of the above, Guarantor does hereby represent and confirm to Lenders that Guarantor is fully informed regarding, and that Guarantor does thoroughly understand: (i) the nature of all such possible defenses, and (ii) the circumstances under which such defenses may arise, and (iii) the benefits which such defenses might confer upon Guarantor, and (iv) the legal consequences to Guarantor of waiving such defenses. Guarantor acknowledges that Guarantor makes this Guaranty with the intent that this Guaranty and all of the informed waivers herein shall each and all be fully enforceable by Lenders, and that Lenders are induced to enter into this transaction in material reliance upon the presumed full enforceability thereof

        16. CREDIT AGREEMENT MATTERS.

            (a) Guarantor hereby confirms and affirms each of the representations and warranties of the REIT in Section 4.2 of the Credit Agreement, it being understood that references to the "REIT" in Section 4.2 shall be deemed to be references to Guarantor.

            (b) Guarantor covenants and agrees that it shall comply with each of the covenants in Articles 6, 7 and 8 of the Credit Agreement, it being understood that references to the "REIT" in such Articles shall be deemed to be references to Guarantor.

        17. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS GUARANTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL

WITHOUT A JURY, AND THAT ANY PARTY TO THIS GUARANTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date appearing on the first page of this Guaranty.


                                      "GUARANTOR"

                                      ARDEN REALTY, INC. a Maryland corporation

                                      By
                                        ----------------------------------------
                                      Name:
                                           -------------------------------------
                                      Its:
                                          --------------------------------------

                                    EXHIBIT F

                                  FORM OF NOTE

                                 PROMISSORY NOTE


$[__________]                                                     August 9, 2002


        FOR VALUE RECEIVED, ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Borrower"), HEREBY PROMISES TO PAY to the order of ______________ ("Lender") the principal sum of ______________ MILLION DOLLARS ($ ______________ ) or if less, the aggregate unpaid principal amount of all "Advances" disbursed by Lender pursuant to Lender's "Pro Rata Share" of the "Commitment," as such terms are defined in that certain Third Amended and Restated Revolving Credit Agreement dated as of August 9, 2002 (as amended, supplemented or modified from time to time, the "Credit Agreement"), entered into among Borrower, the Lenders named therein, Wells Fargo Bank, National Association, as Administrative Agent and Sole Lead Arranger, and Bank One, N.A. and Wachovia Bank, N.A., as Documentation Agents, together with interest on the unpaid principal balance hereof at the rate (or rates) determined in accordance with Section 2.4 of the Credit Agreement from the date such principal is advanced until it is paid in full. It is contemplated that there will be advances and payments under this Promissory Note from time to time, but no advances or payments under this Promissory Note (including payment in full of the unpaid balance of principal hereof prior to maturity) shall affect or impair the validity or enforceability of this Promissory Note as to future advances hereunder.

        This Promissory Note is one of the Notes referred to in and governed by the Credit Agreement, which Credit Agreement, among other things, contains provisions for the acceleration of the maturity hereof and for the payment of certain additional sums to Lender upon the happening of certain stated events. Capitalized terms used in this Promissory Note without definition have the same meanings as in the Credit Agreement.

        The principal amount of this Promissory Note, if not sooner paid as required pursuant to the Credit Agreement, will be due and payable, together with all accrued and unpaid interest and other amounts due and unpaid under the Credit Agreement, on the Maturity Date. Borrower may make voluntary prepayments of all or a portion of this Promissory Note, upon prior written notice, in accordance with the provisions of Section 2.6 of the Credit Agreement.

        Interest on the Advances is payable in arrears on the first Business Day of each month during the term of the Credit Agreement, commencing with the first Business Day of the first calendar month to begin after the date of this Promissory Note. Interest will be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of three hundred sixty (360) days. The Credit Agreement provides for the payment by Borrower of various other charges and fees, in addition to the interest charges described in the Credit Agreement, as set forth more fully in the Credit Agreement.

        All payments of any amount becoming due under this Promissory Note shall be made in the manner provided in the Credit Agreement, in Dollars.

        Upon and after the occurrence of an Event of Default, unless such Event of Default is waived as provided in the Credit Agreement, this Promissory Note may, at the option of Requisite Lenders and without demand, notice or legal process of any kind, be declared by Administrative Agent, and in such case immediately shall become, due and payable. Upon and after the occurrence of certain Events of Default, this Promissory Note shall, as provided in the Credit Agreement, without any action by Lenders and without demand, notice or legal process of any kind, automatically and immediately become due and payable.

        Demand, presentment, protest and notice of nonpayment and protest, notice of intention to accelerate maturity, notice of acceleration of maturity and notice of dishonor are hereby waived by Borrower. Subject to the terms of the Credit Agreement, including but not limited to, Section 11.4 of the Credit Agreement, Lender may extend the time of payment of this Promissory Note, postpone the enforcement hereof, grant any indulgences, release any party primarily or secondarily liable hereon or agree to any subordination of Borrower's obligations hereunder without affecting or diminishing such Lender's right of recourse against Borrower, which right is hereby expressly reserved.

        This Promissory Note has been delivered and accepted at Los Angeles, California. This Promissory Note shall be interpreted in accordance with, and the rights and liabilities of the parties hereto shall be determined and governed by, the laws of the State of California.

        In no contingency or event whatsoever shall interest charged in respect of the Advances evidenced hereby, however such interest may be characterized or computed, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If such a court determines that Lender has received interest hereunder in excess of the highest rate applicable hereto, Lender shall, at Lender's election, either (a) promptly refund such excess interest to Borrower or (b) credit such excess to the principal balance of the outstanding Advances held by that Lender. This provision shall control over every other provision of all agreements between Borrower and Lender.

        Whenever possible each provision of this Promissory Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Promissory Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Promissory Note.

        This Promissory Note replaces, amends and restates that certain Promissory Note, dated May 2, 2000, in the principal amount of $___________, and delivered by the undersigned to Lender pursuant to the Prior Credit Agreement.


                                      ARDEN REALTY LIMITED PARTNERSHIP,
                                      a Maryland limited partnership

                                      By: ARDEN REALTY, INC.
                                          a Maryland corporation,
                                          its sole general partner


                                          By
                                            -----------------------------------
                                          Name:
                                               --------------------------------
                                          Its:
                                              ---------------------------------

                                    EXHIBIT G
                           FORM OF NOTICE OF BORROWING


Wells Fargo Bank, N.A.
Wells Fargo Real Estate Group
Disbursement Center
2120 East Park Place, Suite 100
El Segundo, California 90245

        Re: Third Amended and Restated Revolving Credit Agreement Dated as of August 9, 2002 by and among Arden Realty
             Limited Partnership, et al


        This Notice of Borrowing is executed and delivered by Arden Realty Limited Partnership, a Maryland limited partnership ("Borrower"), to Wells Fargo Bank, National Association, as Administrative Agent and Sole-Lead Arranger, pursuant to that certain Third Amended and Restated Revolving Credit Agreement dated as of August 9, 2002 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), entered into among Borrower, the Lenders therein named, Wells Fargo Bank, National Association, as Administrative Agent and Sole-Lead Arranger, and Bank One, N.A. and Wachovia Bank, N.A., as Documentation Agents. Capitalized terms used in this Notice without definition have the same meanings as in the Credit Agreement.

        Pursuant to Section 2.1(a)(i)(B) of the Credit Agreement, this Notice represents Borrower's request that an Advance be made to Borrower as follows(1)

                1.      Amount of Advance: $_______________

                2.      Type of Advance Requested (check one box only):

                        [ ] Base Rate Advance

                        [ ] LIBOR Advance

                        [ ] Swing Line Advance

                3.      Funding Date: _______________, 200__

                4. Interest Period of Advance (LIBOR Advances only): ______ month(s)



----------

        (1) In the case where the Notice of Borrowing is in respect of a conversion of a previously made Advance, as referred to in Section 2.1(a)(i)(B)(2) of the Credit Agreement, paragraphs 1 and 3 shall be modified to refer to the date of conversation (in lieu of the Funding Date) and the amount of the conversion or continuation (in lieu of principal amount of a new Advance). In addition, the case of such Notice of Borrowing, item (b), below, must be appropriately modified.

                5.      Proposed Use of Advance: ________________________

Proceeds of such Advance shall be deposited in Borrower's account number 001-223275 at the Beverly Hills Office of City National Bank or disbursed directly to third parties pursuant to Borrower's written instructions delivered to Administrative Agent.

        Borrower hereby certifies that:

        (a) As of the Funding Date, all conditions set forth in Section [3.1] [and] [3.2] of the Credit Agreement to the disbursement of the Advance hereby requested will be satisfied, and

        (b) After giving effect to [the disbursement of the Advance] [the conversion] hereby requested [and the addition of any Unencumbered Asset], (1) the aggregate principal amount of all outstanding Advances shall not exceed Three Hundred Ten Million Dollars ($310,000,000) and (2) the aggregate principal amount of all outstanding Advances will not exceed the lesser of (x) the Commitment or (y) the amount which, when combined with all components of the unsecured Total Liabilities of the REIT and the Consolidated Entities other than outstanding Advances of such date, is equal to 57.1429% of the aggregate Unencumbered Asset Value of the Unencumbered Pool as of such date.

        Dated: _______, 20__          ARDEN REALTY LIMITED PARTNERSHIP,
                                      a Maryland limited partnership


                                      By: ARDEN REALTY, INC.,
                                          a Maryland corporation,
                                          its sole general partner



                                          By __________________________________
                                          Its__________________________________

        Cc:   Wells Fargo Bank, N.A.
              Real Estate Finance Group
              MAC 2064-129
              333 South Grand Avenue, 12th Floor
              Los Angeles, California  90071
              Attention:  Mr. Daniel Cacho, Jr.

                                   EXHIBIT H-1

                        FORM OF REIT SOLVENCY CERTIFICATE

        This Solvency Certificate ("Certificate") is delivered in connection with that certain Third Amended and Restated Revolving Credit Agreement dated as of August 9, 2002 (as amended, supplemented or modified from time to time, the "Credit Agreement") entered into among Arden Realty Limited Partnership, a Maryland limited partnership ("Borrower"), the Lenders named therein, Wells Fargo Bank, National Association, as Administrative Agent and Sole Lead Arranger, and Bank One, N.A. and Wachovia Bank, N.A., as Documentation Agents. Capitalized terms used in this Certificate without definition have the same meanings as in the Credit Agreement.

        I, ___________, the ___________ of Arden Realty, Inc., a Maryland corporation (the "REIT"), in my capacity as Chief Financial Officer of the REIT, hereby certify, on behalf of the REIT, that:

        1. I am the duly elected, qualified and acting Chief Financial Officer of the REIT and am familiar with the business and financial and other matters hereinafter described.

        2. Attached hereto as Exhibit A is a Pro Forma Balance Sheet of the REIT (the "Pro Forma Balance Sheet"), showing the estimated financial condition of the REIT immediately after (a) its execution and delivery of the Loan Documents to which it is a party, and (b) the completion of all other transactions contemplated to occur on the Closing Date with respect to Borrower (the "Closing"). The total net worth of the REIT shown on the Pro Forma Balance Sheet does not overstate the amount by which the aggregate assets of the REIT, at a fair valuation, exceed the aggregate liabilities of the REIT, whether direct or contingent as of the date hereof. As to contingent liabilities, the Pro Forma Balance Sheet reflects the probable liability of the REIT thereon.

        3. The Pro Forma Balance Sheet (a) presents the liabilities of the REIT (whether contingent or not) fairly and accurately, (b) has been prepared in accordance with generally accepted accounting principles, and (c) reflects on its face all of the relevant financial data of the REIT currently available with respect to its liabilities. With respect to the presentation of contingent liabilities, I have consulted with counsel for the REIT regarding contingent liabilities (including without limitation, liabilities for taxes, environmental liabilities, intercompany indebtedness, liability under any sureties and guaranties and pending or threatened litigation or other proceedings and contingent liabilities) and have included as a liability our best judgment as to the probable exposure of the REIT to contingent liabilities that would not be included in reserves otherwise reflected in the balance sheet.

        4. In preparing the Pro Forma Balance Sheet, I have assumed that a "fair valuation" of the REIT assets means the aggregate price available upon the sale of such assets by a willing seller to a willing buyer, where material information as to the assets and the market for such assets is known to both, and where the sale is executed with commercially reasonable promptness. The assumptions that underlie the values contained in the Pro Forma Balance Sheet are based on appraisals of real property obtained by the Administrative Agent or on the purchase price of assets and, in the REIT's opinion, do not result in the overstatement of such values. The values contained in the Pro Forma Balance Sheet that are based on data not dated the date hereof have not materially changed since the date of such data.

        5. The REIT has prepared cash flow and balance sheet projections (the "Projections") for the REIT for the term of the Credit Agreement. The Projections were prepared by me, in conjunction with other financial personnel of the REIT, on the basis of the assumptions set forth therein (which assumptions are, in the opinion of the REIT, reasonable in light of the financial condition and prospects of the REIT), and represent our good faith opinion as to the most probable course of its business. The practices followed in preparing the Projections do not materially differ from practices usually followed in the preparation of accounting projections in the regular course of an ongoing business.

        6. Based on the foregoing, I have concluded that, immediately after the Closing Date:

           (a) the REIT will be able to pay its debts as they mature;

           (b) the REIT will have capital sufficient to carry on its business and transactions and all businesses and transactions in which it presently intends to engage;

           (c) the REIT will have assets with a present fair saleable value and a fair valuation greater than the amount of its liabilities, whether direct or contingent; and

           (d) the present fair saleable value of the assets of the REIT will not be less than the amount that will be required to pay the probable liability of the REIT on its existing indebtedness as such indebtedness becomes absolute and matured.

        7. The REIT does not intend to incur debts beyond its ability to pay them as they mature.

        8. The REIT does not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Federal Bankruptcy Code, nor are there any threatened bankruptcy or insolvency proceedings against the REIT.

        9. This Certificate is made and delivered to the Administrative Agent for the purpose of inducing the Lenders, now and from time to time hereafter, to advance monies and other financial assistance to Borrower pursuant to the Credit Agreement. I have carefully reviewed the contents of this Certificate, and I have conferred with counsel for the REIT concerning the meaning of its contents.

                                      ARDEN REALTY, INC., a Maryland corporation

                                      By
                                        ----------------------------------------
                                      Name:
                                           -------------------------------------
                                      Its:
                                          --------------------------------------


Date: __________, 200_

                                   EXHIBIT H-2

                      FORM OF BORROWER SOLVENCY CERTIFICATE

        This Solvency Certificate ("Certificate") is delivered in connection with that certain Third Amended and Restated Revolving Credit Agreement dated as of August 9, 2002 (as amended, supplemented or modified from time to time, the "Credit Agreement") entered into among Arden Realty Limited Partnership, a Maryland limited partnership ("Borrower"), the Lenders named therein, Wells Fargo Bank, National Association, as Administrative Agent and Sole Lead Arranger, and Bank One, N.A. and Wachovia Bank, N.A., as Documentation Agents. Capitalized terms used in this Certificate without definition have the same meanings as in the Credit Agreement. Capitalized terms used in this Certificate without definition have the same meanings as in the Credit Agreement.

        I, ___________, the ___________ of Arden Realty, Inc., a Maryland corporation (the "REIT"), which REIT is the sole general partner of Borrower, in my capacity as Chief Financial Officer of the REIT, hereby certify, on behalf of Borrower, that:

        1. I am the duly elected, qualified and acting Chief Financial Officer of the REIT and am familiar with the business and financial and other matters of Borrower hereinafter described.

        2. Attached hereto as Exhibit A is a Pro Forma Balance Sheet of Borrower (the "Pro Forma Balance Sheet"), showing the estimated financial condition of Borrower immediately after (a) its execution and delivery of the Loan Documents to which it is a party, and (b) the completion of all other transactions contemplated to occur on the Closing Date with respect to Borrower (the "Closing"). The total net worth of Borrower shown on the Pro Forma Balance Sheet does not overstate the amount by which the aggregate assets of Borrower, at a fair valuation, exceed the aggregate liabilities of Borrower, whether direct or contingent, as of the date hereof As to contingent liabilities, the Pro Forma Balance Sheet of Borrower reflects the probable liability of Borrower thereon.

        3. The Pro Forma Balance Sheet (a) presents the liabilities of Borrower (whether contingent or not) fairly and accurately, (b) has been prepared in accordance with generally accepted accounting principles, and (c) reflects on its face all of the relevant financial data of Borrower currently available with respect to its liabilities. With respect to the presentation of contingent liabilities, I have consulted with counsel for Borrower regarding contingent liabilities (including without limitation, liabilities for taxes, environmental liabilities, intercompany indebtedness, liability under any sureties and guaranties and pending or threatened litigation or other proceedings and contingent liabilities) and have included as a liability our best judgment as to the probable exposure of Borrower to contingent liabilities that would not be included in reserves otherwise reflected in the balance sheet.

        4. In preparing the Pro Forma Balance Sheet, I have assumed that a "fair valuation" of Borrower's assets means the aggregate price available upon the sale of such assets by a willing seller to a willing buyer, where material information as to the assets and the market for such assets is known to both, and where the sale is executed with commercially reasonable promptness. The assumptions that underlie the values contained in the Pro Forma Balance Sheet are based on appraisals of real property obtained by the Administrative Agent or on the purchase price of assets and, in Borrower's opinion, do not result in the overstatement of such values. The values contained in the Pro Forma Balance Sheet that are based on data not dated the date hereof have not materially changed since the date of such data.

        5. The Borrower has prepared cash flow and balance sheet projections (the "Projections") for Borrower for the term of the Credit Agreement. The Projections were prepared by me, in conjunction with other financial personnel of Borrower, on the basis of the assumptions set forth therein (which assumptions are, in the opinion of Borrower, reasonable in light of the financial condition and prospects of Borrower), and represent our good faith opinion as to the most probable course of its business. The practices followed in preparing the Projections do not materially differ from practices usually followed in the preparation of accounting projections in the regular course of an ongoing business.

        6. Based on the foregoing, I have concluded that, immediately after the Closing Date:

           (a) Borrower will be able to pay its debts as they mature;

           (b) Borrower will have capital sufficient to carry on its business and transactions and all businesses and transactions in which it presently intends to engage;

           (c) Borrower will have assets with a present fair saleable value and a fair valuation greater than the amount of its liabilities, whether direct or contingent; and

           (d) the present fair saleable value of the assets of Borrower will not be less than the amount that will be required to pay the probable liability of Borrower on its existing indebtedness as such indebtedness becomes absolute and matured.

        7. Borrower does not intend to incur debts beyond its ability to pay them as they mature.

        8. Borrower does not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Federal Bankruptcy Code, nor are there any threatened bankruptcy or insolvency proceedings against Borrower.

        9. This Certificate is made and delivered to the Administrative Agent for the purpose of inducing the Lenders, now and from time to time hereafter, to advance monies and other financial assistance to Borrower pursuant to the Credit Agreement. I have carefully reviewed the contents of this Certificate, and I have conferred with counsel for Borrower concerning the meaning of its contents.

"General Partner"


                                      ARDEN REALTY, INC., a Maryland corporation

                                      By
                                        ----------------------------------------
                                      Name:
                                           -------------------------------------
                                      Its:
                                          --------------------------------------


Date: ______ __, 200_

                                  SCHEDULE 1.1
                                 PRO RATA SHARES


LENDER                                                        PRO RATA SHARE        AMOUNT
------                                                        --------------        ------
Wells Fargo Bank, National Association                         24.19354839%      $ 75,000,000
AmSouth Bank                                                    8.06451613%      $ 25,000,000
Bank One, N.A                                                  16.12903226%      $ 50,000,000
Deutsche Bank Trust Company Americas                            8.87096774%      $ 27,500,000
Lehman Commercial Paper, Inc.                                   9.67741935%      $ 30,000,000
PNC Bank, National Association                                 11.29032258%      $ 35,000,000
U.S. Bank National Association                                  8.87096774%      $ 27,500,000
Wachovia Bank, N.A                                             12.90322581%      $ 40,000,000
ALL LENDERS                                                            100%      $310,000,000

                                                                Loan No. 9188ZL



                                 SCHEDULE 2.1(e)
                           ADJUSTING PURCHASE PAYMENTS


                                                                  TOTAL OUTSTANDINGS                         TOTAL OUTSTANDINGS
INSTITUTION                 $ TO BANKS          $ FROM BANKS       BEFORE ASSIGNMENT     TOTAL ADJUSTMENTS    AFTER ASSIGNMENT
-----------              ----------------      ---------------    ------------------     -----------------   ------------------
Wells Fargo Bank                               $  3,885,790.89      $ 35,691,709.17       $  3,885,790.89      $ 39,577,500.06
Bank One, NA                                   $  8,539,145.46      $ 17,845,854.58       $  8,539,145.46      $ 26,385,000.04
Lehman Commercial        $ (2,014,854.56)                           $ 17,845,854.58       $ (2,014,854.56)     $ 15,831,000.03
Fleet National Bank      $(14,871,545.47)                           $ 14,871,545.47       $(14,871,545.47)     $            --
PNC Bank National                              $  3,597,954.56      $ 14,871,545.47       $  3,597,954.56      $ 18,469,500.03
CommerzBank AG           $(14,871,545.47)                           $ 14,871,545.47       $(14,871,545.47)     $            --
Dresdner Bank AG         $(14,871,545.47)                           $ 14,871,545.47       $(14,871,545.47)     $            --
Wachovia Bank, NA                              $  6,236,454.56      $ 14,871,545.47       $  6,236,454.56      $ 21,108,000.03
JP Morgan Chase          $ (8,922,927.29)                           $  8,922,927.29       $ (8,922,927.29)     $            --
Deutsche Bank Trust                            $  5,588,822.74      $  8,922,927.29       $  5,588,822.74      $ 14,511,750.02
US Bank                                        $ 14,511,750.02      $            --       $ 14,511,750.02      $ 14,511,750.02
AmSouth  Bank                                  $ 13,192,500.02      $            --       $ 13,192,500.02      $ 13,192,500.02
                         $(55,552,418.25)      $ 55,552,418.25      $163,587,000.26       $            --      $163,587,000.26

                                                                Loan No. 9188ZL


                                  SCHEDULE 2.2
                EMPLOYEES AUTHORIZED TO SIGN NOTICES OF BORROWING



Name                   Title
----                   -----
Richard S. Ziman       Chairman and Chief Executive Officer
Victor J. Coleman      President and Chief Operating Officer
Richard S. Davis       Senior Vice President and Chief Financial Officer
Amy Ko                 First Vice President - Finance
Andrew J. Sobel        Executive Vice President - Strategic Planning and Operations
Andres R. Gavinet      First Vice President and Treasurer

                                                                Loan No. 9188ZL


                                 SCHEDULE 4.1(C)
                              OWNERSHIP OF BORROWER


                                                                    TOTAL NUMBER OF UNITS
ACCOUNT NAME                                                            AS OF 6/30/02
------------                                                        ---------------------
Hugh A. Coleman                                                             2,262
Victor J. Coleman ACF Alex S. Coleman U/CA/UTMA                             2,262
Jonathan M. Glaser                                                          4,876
Highridge-Apollo Grand Plaza, L.P.                                         10,412
Jensen Trust                                                               17,598
Anaheim Properties LLC                                                     24,000
Steve Layton                                                                6,796
Phil Belling                                                                6,000
Intercity Building Assoc                                                   39,801
Allan Ziman TTEE FBO Todd Support Trust                                    44,481
Allan Ziman TTEE FBO Jenna Support Trust                                   44,481
The Michele Byer Trust                                                     51,032
Hapsmith-Praxis Partners                                                   55,805
Metropolitan Falls Partners                                                68,918
91 Freeway Partners                                                        86,423
First Rexford Associates (Richard Ziman)                                   88,000
Coleman Enterprises                                                        99,458
David and Susan Wilstein Family Trust-1989                                131,210
Leonard & Joyce Wilstein Revocable Trust of 1986                          131,210
Ziman Realty Partners                                                     136,674
Richard Ziman                                                             126,342
Montour Realty Associates                                                 244,493
Victor J. Coleman                                                         281,388
Andrew Sobel                                                                2,000
A.S. Glikberg                                                               5,199
Christine Olen                                                                121
Ed N. Harrison                                                              8,365
Mary Lynn Josephson                                                           192
Kathleen Killelea                                                             192
Elisa Wiley Harrison                                                        6,470
Johnny Rush Harrison                                                        2,981
Thomas S. Harrison                                                            383
TOTAL                                                                   1,729,825
                                                                        =========

                                                                Loan No. 9188ZL


                                 SCHEDULE 4.1(j)
                              LITIGATION DISCLOSURE

        Borrower hereby represents as follows:

        We are presently subject to various lawsuits, claims and proceedings of a nature considered normal to our ordinary course of business. We expect most of these legal proceedings to be covered by our liability insurance. The most significant of these contingencies not covered by insurance is described below.

        In December 2001, the owner of the entertainment center at our Howard Hughes Center project asserted a claim against us for indemnification arising out of a Los Angeles Superior Court judgment against them, which invalidated a transfer of in-lieu credits that we made in August of 1999 as part of our sale of the land for the entertainment center. The value of these in-lieu credits was approximately $6.0 million and were transferred to satisfy certain Transportation Impact Assessment fees related to the entertainment center. The owner of the entertainment center is currently appealing the judgment.

        Based on our review of the current facts and circumstances and advice of our outside counsel, we are not able to express an opinion as to the ultimate outcome of this matter. However, we do not believe that the resolution of this matter or any of our ongoing legal proceedings will have a material adverse effect on our consolidated results of operations, cash flow or financial position.

                                                                Loan No. 9188ZL



                                 SCHEDULE 4.1(s)
                            ENVIRONMENTAL DISCLOSURE

                                      None

                                                                Loan No. 9188ZL


                                 SCHEDULE 4.1(v)
                       MANAGEMENT AGREEMENTS/GROUND LEASES


1. Ground Lease Agreement between Borrower and World Savings and Loan Association regarding the World Savings Center.

2. Ground Lease Agreement between Borrower and City of Long Beach regarding Long Beach Buildings D, F and G and 5000 East Spring Street.

3. Ground Lease Agreement between Borrower and Metropolitan Garages, Inc., regarding the Imperial Bank Tower.

4. Ground Lease Agreement between Borrower and Anaheim Redevelopment Agency regarding Anaheim City Centre.

                                                                Loan No. 9188ZL


                                 SCHEDULE 4.2(l)
                               ERISA BENEFIT PLANS

1. Arden Realty 401(k) Plan and Trust, pursuant to Agreement dated December 30, 1996, by and between Arden Realty Limited Partnership and Victor J. Coleman, as Trustee.

2.      Arden Realty Limited Partnership Deferred Compensation Plan.

                                                                Loan No. 9188ZL



                                  SCHEDULE 8.5
                               UNENCUMBERED ASSETS



                                         NET RENTABLE
PROPERTY                                  SQUARE FEET
--------                                 ------------
Century Park Center                        243,404
5000 Spring                                163,358
Westwood Terrace                           135,943
9665 Wilshire                              158,684
Imperial Bank Tower                        540,413
Center Promenade                           174,837
5200 West Century                          310,910
Sumitomo Bank Building                     110,641
535 Brand                                  109,187
10780 Santa Monica                          92,486
California Twin Center                     155,189
Whittier Financial Center                  135,415
8383 Wilshire                              417,463
299 Euclid                                  73,522
1000 Town Center                           107,656
1821 Dyer                                  115,061
Crown Cabot                                172,900
South Bay Technology Center                104,815
Foremost Professional Plaza                 60,534
Northpoint                                 104,235
Pennsfield Plaza                            21,202
Bernardo Regency                            47,916
City Centre                                302,519
Wilshire Pacific Plaza                     100,122
Glendale Corporate Center                  108,209
World Savings Center                       469,115
9201 Sunset                                139,711
Westlake Gardens                            49,639
9100 Wilshire                              326,227
Westwood Center                            313,000
1501 Hughes Way                             77,060
3901 Via Oro                                53,195
Lambert Office Plaza                        32,807
Skypark Office Plaza                       202,164
Sorrento Valley Science Park               181,207
Waples Street                               28,119
Chicago Avenue Business Park                47,482
Havengate Center                            80,557
HDS Plaza                                  104,178
11075 Santa Monica                          35,696
Calabasas Tech Center                      273,526

                                                                Loan No. 9188ZL


                                         NET RENTABLE
PROPERTY                                  SQUARE FEET
--------                                 ------------
Oceangate Tower                            210,907
Lyons Plaza                                 61,203
Solar Drive Business Park                  125,132
91 Freeway Center                           93,277
Hillside Corporate Center                   59,876
Westlake Gardens II                         48,874
6701 Center Drive                          313,833
2001 Wilshire Blvd                         101,125
4811 Airport Plaza                         121,610
4900/10 Airport Plaza                      150,403
6060 Center Drive                          241,928
Univision                                  159,000
Centrelake Plaza                           110,763
Tourney Pointe                             219,991